Registration No. 333-____

As Filed with the Securities and Exchange Commission on January 29, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

___________________

SILVER DRAGON RESOURCES, INC.
(Name of small business issuer in its charter)

Delaware	1040	33-0727323
(State of incorporation)	(Primary Standard Industrial	(IRS Employer Identification
	Classification Code Number	Number)

1121 Steeles Avenue West, Suite 803
Toronto, Ontario, M2R 3W7
(416) 661-4989
(Address and telephone number of principal executive office and principal place of business)

Marc Hazout
1121 Steeles Avenue West, Suite 803
Toronto, Ontario, M2R 3W7
(416) 661-4989
(Name, address, and telephone number of agent for service)

Copy to:

Gil I. Cornblum
Dorsey & Whitney LLP
161 Bay Street, Suite 4310
Toronto, Ontario
(416) 367-7370
___________________

Approximate Date of Proposed Sale to the Public: From time to time after this Registration Statement has become effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  □

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. □

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. □

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of each class of	Dollar amount to be	maximum offering	aggregate offering	Amount of
securities to be registered	registered(1)	price per unit(2)	price	registration fee

Common Shares	750,000	2.07	1,552,500	166.12
$.0001 par value to be
offered for resale(3)

Common Shares $.0001 par	392,500	2.07	812,475	86.93
value issuable upon
exercise of class A
warrants(4)

Common Shares $.0001 par	392,500	2.07	812,475	86.93
value issuable upon
exercise of class B
warrants(5)

Common Shares $.0001 par	1,000,000	2.07	2,070,000	221.49
value issuable upon
exercise of class C
warrants(6)

TOTAL	2,535,000			561.47

(1)

Plus such additional shares as may be issued pursuant to anti-dilution provisions of the currently outstanding warrants and the shares resulting from the exercise of which are included in this prospectus.

(2)

The registration fee has been calculated in accordance with Rule 457(c). On January 24, 2007, the average of the high and low prices for the Registrant's common stock on the Over-The-Counter Bulletin Board was $2.07.

(3)	Consisting of 250,000 and 500,000 shares of common stock held by Heller Capital Investments LLC and Alpha Capital Anstalt, respectively.

(4)

Consisting of (a) 125,000 shares of common stock issuable upon exercise of class A common stock purchase warrants dated as of May 30, 2006, held by Heller Capital Investments LLC, (b) 250,000 shares of common stock issuable upon exercise of class A common stock purchase warrants dated as of November 9, 2006, held by Alpha Capital Anstalt, and (c) 17,500 shares of common stock issuable upon exercise of class A common stock purchase warrants dated as of November 9, 2006, held by Dragonfly Capital Partners LLC.

(5)

Consisting of (a) 125,000 shares of common stock issuable upon exercise of class B common stock purchase warrants dated as of May 30, 2006, held by Heller Capital Investments LLC, (b) 250,000 shares of common stock issuable upon exercise of class B common stock purchase warrants dated as of November 9, 2006, held by Alpha Capital Anstalt, and (c) 17,500 shares of common stock issuable upon exercise of class B common stock purchase warrants dated as of November 9, 2006, held by Dragonfly Capital Partners LLC.

(6)	Consisting of 1,000,000 shares of common stock issuable upon exercise of class C common stock purchase warrants dated as of November 9, 2006.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares, and the selling shareholders are not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 29, 2007

SILVER DRAGON RESOURCES, INC.

2,535,000 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 2,535,000 shares of our common stock, par value $.0001 per share, by the selling shareholders named in this prospectus. The shares of common stock registered for sale are as follows.

750,000 shares of common stock held by selling shareholders;

392,500 shares of common stock issuable upon exercise of class A common stock purchase warrants at $2.00 per share held by selling shareholders;

392,500 shares of common stock issuable upon exercise of class B common stock purchase warrants at $5.00 per share held by selling shareholders; and

1,000,000 shares of common stock issuable upon exercise of class C common stock purchase warrants at $1.00 per share held by a selling shareholder.

The price at which the selling shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We will not receive any proceeds from the sale or distribution of the common stock by the selling shareholders.

Our common stock is quoted on the National Association of Securities Dealers ("NASD") Over-the-Counter Bulletin Board ("OTCBB") under the symbol "SDRG". On January 24, 2007, the closing sale price for our common stock was $2.12 on the OTCBB.

The securities offered in this prospectus involve a high degree of risk. You should carefully read and consider the "Risk Factors" commencing on page 6 when determining whether to purchase any of the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 29, 2007.

TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
PROSPECTUS SUMMARY	2
RISK FACTORS	6
THE COMPANY AND ITS BUSINESS	13
MANAGEMENT'S PLAN OF OPERATION	20
DESCRIPTION OF PROPERTY	24
MARKET FOR COMMON STOCK	45
DIVIDEND POLICY	45
MANAGEMENT	46
EXECUTIVE COMPENSATION	47
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	48
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	49
SELLING SHAREHOLDERS	50
USE OF PROCEEDS	52
PLAN OF DISTRIBUTION	52
LEGAL PROCEEDINGS	53
DESCRIPTION OF SECURITIES	54
SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	55
LEGAL MATTERS	55
EXPERTS	55
CHANGES IN ACCOUNTANTS	55
WHERE YOU CAN FIND MORE INFORMATION	56
INDEX TO FINANCIAL STATEMENTS	57

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

In this prospectus, unless otherwise noted, the terms "we", "our", "us", "Silver Dragon" and "the Company" refer to Silver Dragon Resources, Inc. and its subsidiaries. Unless the context otherwise requires, references to our company and its operations include the operations of our consolidated subsidiaries. All references to "dollars" of "$" are to United States dollars.

i

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus include "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the actual results, performance and achievements, whether expressed or implied by forward-looking statements, not to occur or be realized. Forward-looking statements generally are based upon our best estimates of future results, performance or achievement, based upon current conditions and the most recent results of operations. Forward-looking statements may be identified by the use of forward-looking terminology such as "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of these terms or the negative of these terms, or that an event or a condition "may", "might", "should", "could" or "will" occur or exist, or the negative thereof. Potential risks and uncertainties include, among other things, such factors as:

  the timing and outcome of our feasibility study;

  the estimation of mineral resources and the realization of mineral resources, if any, based on mineral resource estimates;

  the timing of exploration, development and production activities and estimated future production, if any;

  estimates related to costs of production, capital, operating and exploration expenditures;

  requirements for additional capital and our ability to raise additional capital;

  governmental regulation of mining operations, environmental risks;

  title disputes or claims;

  the acquisition of interest in Hubei Silver Mine Co., Ltd.;

  the timing and outcome of referrals, if any, of prospective mining properties identified by Tianjin North China Exploration Bureau;

  the development of cooperative relationship with North China Geological Exploration Bureau;

  our ability to procure the required permits;

  our ability to attract and retain qualified personnel; and

  the other factors and information disclosed and discussed under "Risk Factors" above and elsewhere in this prospectus.

Investors should carefully consider these risks, uncertainties and other information, disclosures and discussions which contain cautionary statements identifying important factors that could cause actual results to differ materially from those provided in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

The following is a summary about us and our business and should be read together with the more detailed information and financial data and statements contained in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus carefully, especially the "Risk Factors" section beginning on page 6 that discusses the risks involved when investing in our securities before making an investment decision.

Summary of Our Business

Silver Dragon Resources, Inc. (formerly American Entertainment and Animation Corporation), a Delaware corporation, was incorporated on May 9, 1996. We operate in Mexico through our wholly-owned subsidiary, Silver Dragon Mining De Mexico, S.A. de C.V. ("Silver Dragon Mexico").

We are an exploration stage company engaged in the acquisition, development and exploitation of mines and mining rights in silver districts of China and Mexico. We seek to acquire silver mining assets containing promising exploration targets, having highly-leveraged, out-of-the-money silver deposits, and/or possessing significant untapped exploration potential. To date, we have generated no revenues and have devoted our efforts primarily to developing and implementing our business strategy, raising working capital though equity financing and acquiring mining and exploration rights in properties in China and Mexico.

Exploration in China

On March 21, 2006, we entered into an agreement to purchase a 60% interest in Sanhe Sino-Top Resources and Technologies, Ltd. ("Sino-Top") from Sino Silver Corp. ("Sino Silver") to carry out, through Sino-Top, exploration, mining and silver recovery activities in nine properties located in the Erbaohuo Silver District of China. The final payments and deliveries for the transaction were made on November 9, 2006. We expect some of these nine properties to begin production in 2007. Development work is underway at one of the nine properties known as Erbaohuo Silver Mine. A test operation has commenced to provide basic data on design, ore dressing and business profits for use in planning large-scale production in the future. Geologic mapping, trenching and drilling work is underway for three of the properties known as Saihanaobao, Zhuanxinhu and Laopandao Beihou.

On July 26, 2006, we signed a Strategic Cooperation Agreement with the Tianjin North China Exploration Bureau in China ("TNCEB"), which provides that prospective mining properties identified by TNCEB will be exclusively referred to us first. We have 90 days to review geological information and other information we reasonably may request. If we do not wish to develop such properties, TNCEB may show the properties to other prospective purchasers. If we choose to acquire, develop or exploit any mining opportunities referred by TNCEB, we will work together with TNCEB to develop the mining property. In the event that TNCEB does not wish to participate in the joint development of the property, we are required to pay TNCEB the amount equal to 1% of the purchase price of such property in cash or 2% of the purchase price in non-cash consideration including our common stock. If the seller of the property is an affiliate of TNCEB, we have no payment obligation.

On August 16, 2006, we signed a Letter of Intent with Hubei Silver Mine Co., Ltd. ("Hubei Silver") and Cistex Global Investment Inc. ("Cistex"), relating to the acquisition by Silver Dragon of a 60% equity interest in Hubei Silver, which holds the exploration and mining rights to the Hubei Silver Mine located in Zhushan County, Shiyan City, Hubei Province, China. The acquisition is subject to a number of conditions including, but not limited to, the delivery by Hubei Silver of all geological and technical data related to the mine, an audit of Hubei Silver and an evaluation of its assets based on U.S. GAAP valuation methods and the execution of a definitive agreement. A due diligence study and a feasibility study are being conducted and, subject to satisfactory findings, we intend to enter into a formal equity transfer agreement. The purchase price, subject to confirmation of the value of Hubei Silver's assets, is approximately $2.4 million in cash along with shares of restricted common stock of Silver Dragon valued at $1.6 million on closing.

Exploration in Mexico

Our mining and exploitation activities in Mexico are in the exploration stage and relate to Cerro las Minitas. Cerro las Minitas is located in Durango, Guadalupe, Mexico, 68 kms Northeast of the City of Durango.

In the first quarter of 2006, Silver Dragon Mexico entered into agreements with various individuals and companies, including Jaime Mugurio Pena, Ramon Tomas Davila Flores, Minera Real Victoria and Silvia Villasenor Haro, in order to, among other things, acquire mining and exploitation rights in 16 mining concessions located in Cerro las Minitas. We are in the process of exploring the concessions through drilling, trenching and drifting with the objectives of finding new ore bodies and additional resources from previously identified ore bodies.

Closing of Private Placements of Shares to be Registered

On May 30, 2006, we closed a private placement totaling 250,000 Units at $1.00 per Unit for gross proceeds of $250,000. On November 9, 2006, we entered into a private placement totaling 500,000 Units at $1.00 per Unit for gross proceeds of $500,000. We expect our current cash, including the proceeds of the private placements, to fund our operations for only the next two months as currently planned. We will need additional funding either through equity or debt financing or partnership arrangements to continue our operations.

For the private placement closed on May 30, 2006, each Unit consisted of one share of our common stock, one class A common stock purchase warrant and one class B common stock purchase warrant. Class A and class B common stock purchase warrants will each entitle the holder to purchase 125,000 common shares at any time over a period of two years from May 30, 2006 at exercise prices of $2.00 and $5.00 per share, respectively.

For the private placement entered into on November 9, 2006, each Unit consisted of one share of our common stock, one class A common stock purchase warrant, one class B common stock purchase warrant and one class C common stock purchase warrant. Class A and class B common stock purchase warrants will each entitle the holder to purchase 250,000 common shares at any time over a period of five years from November 9, 2006 at exercise prices of $2.00 and $5.00 per share, respectively. Class C common stock purchase warrants in aggregate will entitle the holders to purchase 1,000,000 common shares at any time over a period of one year after November 9, 2006 at an exercise price of $1.00 per share. With respect to class C warrants, if certain conditions are met we may force the holder to exercise the warrants in full or in part at the exercise price of $1.00 per Share within one year of the closing date. If the holder fails to timely pay the exercise price, we may cancel a corresponding amount of class C warrants held by such holder.

In connection with the private placement closed on November 9, 2006, we paid our broker, Dragonfly Capital Partners LLC, a cash fee in the amount of $35,000 and issued class A and B common stock purchase warrants. The class A and class B common stock purchase warrants will each entitle the holder to purchase 17,500 common shares at any time for a period of five years from the date of the closing at an exercise price of $2.00 and $5.00 per share, respectively.

Class A, B and C warrants issued on November 9, 2006 provide that if we fail to deliver the Certificates representing shares of common stock on exercise in a timely manner, we will be liable for buy-ins imposed on the holder. Class A, B and C warrants issued on November 9, 2006 give cashless exercise options to the holders where the registration statement is not available during the time that such registration statement is required to be effective, commencing one year after the issue date of the warrants.

In connection with the private placements described above, we agreed to register common shares issued, and common shares issuable upon exercise of warrants, to the selling shareholders named in this prospectus.

We are headquartered in Ontario, Canada and operate primarily in Mexico and China. Our principal executive office is located at 1121 Steeles Avenue West, Suite 803, Toronto, Ontario, M2R 3W7. Our telephone number is (647) 286-8587 and our fax number is (416) 661-4989.

Our internet address is www.silverdragonresources.com. The information contained on our website is not incorporated by reference in this prospectus and should not be considered a part of this prospectus.

Summary of the Offering

Shares Outstanding

As at January 26, 2007, we had outstanding (i) 58,473,533 shares of common stock, (ii) class A common stock purchase warrants to purchase 4,895,000 shares of common stock, (iii) class B common stock purchase warrants to purchase 4,895,000 shares of common stock, (iv) class C common stock purchase warrants to purchase 1,000,000 shares of common stock and (v) common stock purchase warrants to purchase 200,000 shares of common stock. If all of our outstanding warrants were exercised, we would have 69,428,533 shares of common stock outstanding.

Shares Offered By Selling Shareholders

Up to 2,535,000 shares of common stock, $0.0001 par value per share, are to be offered by the selling shareholders as follows:

  750,000 of which are currently issued and outstanding;

  392,500 of which are issuable upon exercise of our outstanding class A common stock purchase warrants at $2.00 per share;

  392,500 of which are issuable upon exercise of our outstanding class B common stock purchase warrants at $5.00 per share; and

  1,000,000 of which are issuable upon exercise of our outstanding class C common stock purchase warrants at $1.00 per share.

Use of Proceeds	We will not receive any of the proceeds from the sale of shares of common stock offered in this prospectus, other than the exercise price to be received upon exercise, if any, of the warrants.

Offering Price	Determined at the time of sale by the selling shareholders.

Dividend Policy	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.

OTC Bulletin Board Symbol	SDRG

Summary Historical Financial Data

The summary historical financial information presented below has been derived from our financial statements for each of the years ended December 31, 2005 and December 31, 2004, and through the nine months ended September 30, 2006 and 2005.

	Year ended December 31		Nine months ended September 30		From June 15, 1996 (inception)
Statement of Operations
Data	2005	2004	2006	2005
		Audited		Unaudited	Unaudited
Revenues	Nil	Nil	Nil	Nil	$64,888
Total expenses	$542,909	$399,027	$8,242,981	$397,243	$11,460,929
Net loss	$542,909	$399,027	$8,242,981	$397,243	$11,396,041
Net loss per share	$0.02	$0.02	$0.17	$0.01
Weighted average number of
shares – basic and diluted	31,091,548	23,164,940	47,123,830	32,090,271

	As at December 31		As at September 30
Balance Sheet Data	2005	2004	2006	2005
		Audited		Unaudited
Cash and cash equivalents	$303	$(9)	$300,626	$5,533
Working capital (deficiency)	$(195,655)	$(890,155)	$(743,514)	$32,105
Total assets	$589,429	Nil	$11,279,812	$154,833
Shareholders' equity
(deficit)	$393,471	$(890,155)	$8,717,628	$32,105

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected, and you may lose some or all of your investment. We are an exploration stage company because we have yet to achieve significant revenues. Our business faces many risks arising from direct and indirect influences and factors. The risks and uncertainties described below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business's financial condition or results of operations.

Risk Relating To Our Operations

None of the properties in which we have an interest or the right to earn an interest has any known reserves.

None of the properties in which we have an interest or the right to earn an interest has any reserves. To date, we have engaged in only limited preliminary exploration activities on the properties. Accordingly, in which we do not have sufficient information upon which to assess the ultimate success of our exploration efforts. If we do not establish reserves, we may be required to curtail or suspend our operations, in which case the market value of our common stock may decline, and you may lose all or a portion of your investment.

Our current cash (including the proceeds from our November 2006 private placement) will only fund our business as currently planned for the next 2 months. We will need additional funding, either through equity or debt financings or partnering arrangements, that could negatively affect us and our stock price.

We will need significant additional funds to continue operations, which we may not be able to obtain. We estimate that we must raise approximately $12 million to fund our anticipated capital requirements and our obligations under the agreements for the concessions in Cerro las Minitas, Mexico, the agreement with Sino-Top, and the agreement with Hubei Silver. Our agreement with Jaime Muguiro Pena required us to make a $100,000 payment on closing, with further payments totaling $350,000 made during 2006, along with 450,000 restricted common shares. Our agreement with Ramon Tomas Davila Flores required us to make a payment of closing at $245,000 along with 2,110,000 restricted common shares. Our agreement with Minera Real Victoria, S.A. de C.V. required us to make a $100,000 payment on closing; a further payment of $100,000 was paid on September 11, 2006, and we must make payments totaling $200,000 over the next 2 years. We estimate that we will need to raise approximately $5,300,000 to meet our obligations under the Cerro las Minitas agreements, as well as to continue with the exploration and mining of the properties throughout 2007. Our agreement with Silvia Villasenor Haro, the owner of Puro Corazon, required us to make payments of $50,000 at closing. In addition, we will require an additional $2,000,000 should we choose to exercise the option to purchase the mining concession from Silvia Villasenor Haro within 3 years or $5,000,000 within 5 years. We currently do not have arrangements in place to raise the capital to fund these obligations. All payments in Mexico were and are subject to Value Added Tax (V.A.T.).

Our agreement with Sino Silver and Sino-Top required us to make a $150,000 payment on closing, and of $100,000 on May 20, 2006, which left a balance of $400,000, due upon receiving approval to the transaction by authorities in China that was paid on November 9, 2006. In addition, we have committed to advance approximately $1,300,000 to Sino-Top in 2006 for further exploration of the mining properties. To date, we have advanced $786,180 to Sino-Top. We estimate that we will require approximately $514,600 to meet our commitments to Sino-Top over the next 2 months. In addition, we estimate that we will require a minimum of $4,000,000 for exploration and mining through the end of 2007. We currently do not have arrangements in place to raise the capital to fund these obligations.

We have entered into a letter of intent to acquire a 60% equity interest in Hubei Silver in Hubei Province, China. The agreement will require us to pay approximately $2,400,000 in cash and issue restricted shares of our common stock valued at $1,600,000 for acquiring this interest on closing. We currently do not have arrangements in place to raise the capital to fund these obligations.

We have historically satisfied our working capital requirements through the private issuances of equity securities and from our chief executive officer. We will continue to seek additional funds through such channels and from collaboration and other arrangements with corporate partners. In particular, we will need $12 million in additional funding to continue our operations for the next twelve months. However, we may not be able to obtain adequate funds when needed or funding that is on terms acceptable to us. If we fail to obtain sufficient funds, we may need to delay, scale back or terminate some or all of our mining exploration programs.

We are an exploration stage company, and based on our negative cash flows from operating activities there is uncertainty as to our ability to continue as a going concern.

From inception, we have generated limited revenues and have experienced negative cash flows from operating losses. We anticipate continuing to incur such operating losses and negative cash flows for the foreseeable future, and to accumulate increasing deficits as we increase our expenditures for exploration and mining of minerals, infrastructure, research and development and general corporate purposes. Any increases in our operating expenses will require us to achieve significant revenue before we can attain profitability. Our history of operating losses and negative cash flows from operating activities will result in our continued dependence on external financing arrangements. In the event that we are unable to achieve or sustain profitability or are otherwise unable to secure additional external financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our security holders losing their entire investment. There is no guaranty that we will generate revenues or secure additional external financing. Our financial statements, which have been prepared in accordance with the United States GAAP, contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, lower than anticipated revenues, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern. See "Management's Plan of Operations".

The reports of independent auditors of our consolidated financial statements included in this prospectus contain explanatory paragraphs which note our recurring operating losses since inception, our lack of capital and lack of long term contracts related to our business plans, and that these conditions give rise to substantial doubt about our ability to continue as a going concern. In the event that we are unable to successfully achieve future profitable operations and obtain additional sources of financing to sustain our operations, we may be unable to continue as a going concern. See "Management's Plan of Operation" and our consolidated financial statements and notes thereto included in this prospectus.

We have a history of operating losses and we anticipate future losses.

Since we changed our business focus to silver exploration, we have generated no revenues. We incurred losses of approximately $542,909 and $399,027, respectively, for the fiscal years end December 31, 2005 and 2004. We incurred losses of approximately $8,242,981 for the nine months ended September 30, 2006 and have accumulated losses since inception of approximately $11,396,041. In addition, we have a working capital deficiency of approximately $195,655 at December 31, 2005. We anticipate that losses will continue until such time when revenue from operations is sufficient to offset our operating costs, if ever. If we are unable to increase our revenues or to increase them significantly enough to cover our costs, our financial condition will worsen and you could lose some or all of your investment.

Because our management does not have technical training or experience in exploring for, starting and operating an exploration program, we will have to hire personnel to conduct these efforts. If we can not effectively supervise or retain such personnel, we may have to suspend or cease operations, which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting and operating an exploration program, we hired new employees and contractors to perform surveying, exploration and excavation of mineral claims that we may acquire. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management must rely on the personnel it has hired or retained to assist them in making critical engineering and business decisions. Consequently, our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry if our management is unable to supervise and retain qualified personnel to carry out these tasks. As a result we may have to suspend or cease operations, which will result in the loss of your investment.

Our success also depends on our ability to hire and retain skilled operating, marketing, technical, financial and management personnel. In the mining sector, competition in connection with hiring and retaining skilled, dependable personnel is intense. We may not offer salaries or benefits that are competitive with those offered by our competitors, who may have significantly more resources when compared to us. As such, even if we were to succeed in hiring skilled personnel, we may not succeed in retaining them.

Because we do not have much capital, we may have to limit our exploration activity, which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such, we may not be able to complete an exploration program that is as thorough as the one that we currently anticipate on conducting. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues, in which case, you will lose your investment.

If our sole officer who also serves as our sole director resigns or dies without having found replacements, our operations will be suspended or cease altogether. If that should occur, you could lose your investment.

We have one individual who serves as our sole officer and sole director. We are entirely dependent upon him to conduct our operations. If he should resign or die, there will be no immediately available replacements. If that should occur our operations may be suspended or cease entirely until we find other persons, and our business and the results of operations would suffer.

Because we have only one individual serving as our sole officer and director who is responsible for our managerial and organizational structure, in the future, there may not be effective disclosure and accounting controls to comply with applicable laws and regulations, which could result in fines, penalties and assessments against us.

One individual serves as both our sole officer and director. He is responsible for our managerial and organizational structure, which will include preparation of disclosure and accounting controls under the Sarbanes-Oxley Act of 2002. When theses controls are implemented, our officer and director will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls, which may subject us to sanctions and fines by the Securities and Exchange Commission, which ultimately could cause us to lose money and possibly to go out of business.

Pursuant to Section 404 Of The Sarbanes-Oxley Act Of 2002 ("Section 404"), we will be required, beginning with our annual report on Form 10-KSB for the fiscal year ending December 31, 2007, to include in our annual reports on Form 10-KSB, our management's report on internal control over financial reporting and the registered public accounting firm's attestation report on our management's assessment of our internal control over financial reporting.

We have not prepared an internal plan of action for compliance with the requirements of Section 404. As a result, we cannot guarantee that we will not have any "significant deficiencies" or "material weaknesses" reported by our independent registered public accounting firm. Compliance with the requirements of Section 404 is expected to be expensive and time-consuming. If we fail to complete this evaluation in a timely manner, or if our independent registered public accounting firm cannot timely attest to our evaluation, we could be subject to regulatory scrutiny and a loss of public confidence in our internal control over financial reporting. In addition, any failure to establish an effective system of disclosure controls and procedures could cause our current and potential shareholders and customers to lose confidence in our financial reporting and disclosure required under the Securities and Exchange Act of 1934, which could adversely affect our business.

Because our interests are in Mexico and China, our business is subject to additional risks associated with doing business outside the United States.

We expect that a portion of our revenues, if any, may be derived from sales of our products in foreign markets. Accordingly, we will be subject to all risks associated with foreign trade. These risks include:

  shipping delays,

  increased credit risks,

  trade restrictions,

  export duties and tariffs,

  fluctuations in foreign currency, and

  uncertainties in international, political, regulatory and economic developments.

In addition, we anticipate that our foreign operations will require us to devote significant resources to system installation, training and service, areas in which we have limited experience.

It is possible that third parties will challenge our title for the properties in which we have an interest.

We have not obtained title insurance for our properties. It is possible that the title to the properties in which we have our interest will be challenged or impugned. If such claims are successful, we may lose our interest in such properties.

Because all of our assets, our officer and our director are located outside the United States of America, it may be difficult for an investor to enforce within the United States any judgments obtained against us, our officer or our director.

All of our assets are located outside of the United States, the individual serving as both our sole officer and sole director is a national and/or resident of a country or countries other than the United States, and all or a substantial portion of such person's assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process or enforce within the United States any judgments obtained against us or our officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts of Canada and other jurisdictions would recognize or enforce such judgments rendered by the courts of the United States. There is also uncertainty as to whether the courts of Canada or other jurisdictions would be competent to hear original actions brought in Canada or other jurisdictions against us or our officer and director predicated upon the securities laws of the United States or any state thereof.

Our President - Chief Executive Officer controls a significant percentage of our common stock.

As of January 26, 2007, Marc Hazout, our President and Chief Executive Officer, owned beneficially approximately 30.29% of our outstanding common stock. Mr. Hazout is able to influence all matters requiring stockholder approval, including election of directors and approval of significant corporate transactions. This concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for our common stock. In addition, Mr. Hazout is in a position to impede transactions that may be desirable for other shareholders. He could, for example, make it more difficult for anyone to take control of us.

Risks Relating To The Industry In General

Planned exploration, and if warranted, development and mining activities involve a high degree of risk.

We cannot assure you of the success of our planned operations. Exploration costs are not fixed, and resources cannot be reliably identified until substantial development has taken place, which entails high exploration and development costs. The costs of mining, processing, development and exploitation activities are subject to numerous variables which could result in substantial cost overruns. Mining for silver and other base or precious metals may involve unprofitable efforts, not only from dry properties, but from properties that are productive but do not produce sufficient net revenues to return a profit after accounting for mining, operating and other costs.

Our mining operations may be curtailed, delayed or cancelled as a result of numerous factors, many of which are beyond our control, including economic conditions, mechanical problems, title problems, weather conditions, compliance with governmental requirements and shortages or delays of equipment and services. If our drilling activities are not successful, we will experience a material adverse effect on our future results of operations and financial condition.

In addition to the substantial risk that the mines that we drill will not be productive or may decline in productivity after commencement of production, there are hazards inherent in geothermal exploration and production. Such hazards include unusual or unexpected geologic formations, pressures, downhole fires, mechanical failures, blowouts, cratering, explosions, uncontrollable flows of well fluids, pollution and other physical and environmental risks. These hazards could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. As protection against operating hazards, we maintain insurance coverage against some, but not all, of the potential losses. We do not fully insure against all risks associated with our business because insurance is either unavailable or its cost of coverage is prohibitive. The occurrence of an event that is not fully covered or covered at all by insurance could have a material adverse effect on our financial condition and results of operations.

The impact of governmental regulation could adversely affect our business.

Our business is subject to applicable domestic and foreign laws and regulations, including laws and regulations on taxation, the exploration for and development, production and distribution of electricity, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of mines, rates of production, prevention of waste and other matters. These laws and regulations may increase the costs and timing of planning, designing, drilling, installing, operating and abandoning our silver mines and other facilities. In addition, our operations are subject to complex environmental laws and regulations adopted by domestic and foreign jurisdictions where we operate. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs.

In addition, the submission and approval of environmental impact assessments may be required. Environmental legislation is evolving in a manner which means stricter standards; enforcement, fines and penalties for noncompliance are more stringent. Environmental assessments of proposed projects carry a heightened degree of responsibility for companies and directors, officers and employees. The cost of compliance with changes in governmental regulations has a potential to reduce the profitability of operations.

Because the requirements imposed by these laws and regulations frequently change, we cannot assure you that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by former operators. In Mexico, changes in government leadership and/or the unionization of workers could adversely affect our operations. In China, political instability and unexpected state intervention could adversely affect our assets.

Decline in sliver prices may make it commercially infeasible for us to develop our property and may cause our stock price to decline.

The value and price of our common shares and warrants, our financial results, and our exploration, development and mining activities may be significantly adversely affected by declines in the price of silver and other precious metals. Silver prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of silver-producing countries throughout the world. The price of silver fluctuates in response to many factors, which are beyond anyone's prediction abilities. The prices used in making the estimates in our plans differ from daily prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated mineralized material quantities, which are affected by a number of additional factors. Because mining occurs over a number of years, it may be prudent to continue mining for some periods during which cash flows are temporarily negative for a variety of reasons. Such reasons include a belief that the low price is temporary, and/or the expense incurred is greater when permanently closing a mine.

Declines in the price of silver may cause our stock price to decline, which could cause you to lose money while making it difficult for us to raise capital on terms acceptable to us.

Weather interruptions in China may affect and delay our proposed exploration operations.

Our proposed exploration work in China can only be performed approximately six to seven months out of the year. The cold, rain and snow make the roads leading to our claims impassible every year during certain times from November to March. When the roads are impassible, we are unable to conduct exploration operations on the mineral claim.

We may not have access to all of the supplies and materials we need to begin exploration, which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies such as dynamite as well as certain equipment like bulldozers and excavators that we might need to conduct exploration. If we cannot obtain the necessary supplies, we will have to suspend our exploration plans until we do obtain such supplies.

Risks Relating To The Market For Our Securities

Because the public market for shares of our common stock is limited, investors may be unable to resell their shares of common stock.

Currently there is only a limited public market for our common stock on the Over-The-Counter Bulletin Board in the United States. Thus investors may be unable to resell their shares of our common stock. The development of an active public trading market depends upon the existence of willing buyers and sellers who are able to sell their shares as well as market makers willing to create a market in such shares. Under these circumstances, the market bid and ask prices for the shares may be significantly influenced by the decisions of the market makers to buy or sell the shares for their own account. Such decisions of the market makers may be critical for the establishment and maintenance of a liquid public market in our common stock. Market makers are not required to maintain a continuous two-sided market and are free to withdraw firm quotations at any time. We cannot give you any assurance that an active public trading market for the shares will develop or be sustained.

A significant number of shares of our common stock are eligible for sale in the United States, which could have an adverse effect on the market price for our common stock and could adversely affect our ability to raise needed capital.

As of January 26, 2007, the number of shares in the public float on the Over-The-Counter Bulletin Board in the U.S. is approximately 58,473,533. The market price for our common stock could decrease significantly and our ability to raise capital could be adversely affected by the availability of a large number of shares.

The price of our common stock is volatile, which may cause investment losses for our shareholders.

The market for our common stock is highly volatile, having ranged in the last twelve months from a low of $0.43 to a high of $2.46 on the Over-The-Counter Bulletin Board. The trading price of our common stock on the Over-The-Counter Bulletin Board is subject to wide fluctuations in response to, among other things, quarterly variations in operating and financial results, and general economic and market conditions. In addition, statements or changes in opinions, ratings, or earnings estimates made by brokerage firms or industry analysts relating to our market or relating to us could result in an immediate and adverse effect on the market price of our common stock. The highly volatile nature of our stock price may cause investment losses for our shareholders. In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. If securities class action litigation is brought against us, such litigation could result in substantial costs while diverting management's attention and resources.

Our common stock is considered to be a "penny stock," which may make it more difficult for investors to sell their shares.

Our common stock is considered to be a "penny stock." The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on NASDAQ, provided that current price and volume information with respect to transactions in these securities is provided by the exchange or system). Prior to a transaction in a penny stock, a broker-dealer is required to:

  deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market;

  provide the customer with current bid and offer quotations for the penny stock;

  explain the compensation of the broker-dealer and its salesperson in the transaction;

  provide monthly account statements showing the market value of each penny stock held in the customer's account; and

  make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

These requirements may have the effect of reducing the level of trading activity in the secondary market for our stock, and investors may find it more difficult to sell their shares.

THE COMPANY AND ITS BUSINESS

Corporate History

Silver Dragon Resources, Inc. was initially incorporated in the State of Delaware on May 9, 1996 under the name American Electric Automobile Company Inc. On July16, 2002, we amended our Certificate of Incorporation to change our name to American Entertainment & Animation Corporation. On February 25, 2005, we again amended our Certificate of Incorporation to change our name to "Silver Dragon Resources, Inc." in order to better reflect our current business focus on global silver exploration and development. We operate in Mexico through our wholly-owned subsidiary, Silver Dragon Mexico, a Mexico company incorporated on April 21, 2006.

We own a 60% equity interest in Sino-Top, which was originally formed by Sino Silver and certain other Chinese individuals as a joint venture company. We acquired our 60% interest in Sino-Top in March, 2006.

We are engaged in the acquisition, exploration and development of silver and other mineral properties in China and Mexico. Our primary focus is the exploration of nine properties located in Erbaohuo Silver District in Northern China, as well as the properties in Cerro Las Minitas located in Guadalupe, Durango, Mexico. We are still in our exploration stage and have not generated any revenues from the mining properties in China and Mexico.

Silver Mining Business in China

Erbahuo Projects

On March 21, 2006, we acquired certain mining and exploration rights to the Erbaohuo Silver Project by purchasing a 60% interest in Sino-Top from Sino Silver. Sino-Top was a joint venture company originally created under the Joint Venture Agreement dated January 27, 2005 between Sino Silver and certain other parties. Pursuant to the Asset Purchase Agreement, we acquired a 60% interest in Sino-Top and became a party to the Joint Venture Agreement. Sino-Top holds the exploration and mining rights to nine properties in the Erbaohuo Silver District in Northern China ("Erbaohuo Projects"). The total purchase price was $650,000 plus 4,000,000 shares of our restricted common stock, all of which has been delivered to Sino Silver following receipt of the requisite approvals to the transfer by the local Provincial Department of Commerce in China.

Prior to entering into the Asset Purchase Agreement described above, on April 14, 2005 we entered into a Venture Agreement with Sino Silver to acquire 50% of Sino Silver's interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration, evaluation, and development of the Aobaotugounao property located in the Erbaohuo Silver District. Consideration for the interest included cash payments of $350,000 over a two year period and the issuance of 500,000 shares of our common stock. On closing, we paid $150,000 cash and issued 250,000 restricted common shares. In addition, 4,500,000 restricted common shares were issued to parties who assisted in the transaction. 3,000,000 of these shares were subsequently returned to us and cancelled. The Venture Agreement was superseded by the Asset Purchase Agreement described above.

We are committed to invest approximately $1,300,000 into Sino-Top in 2006 towards exploration and property maintenance on the nine properties in the portfolio, with emphasis on bringing the Erbaohuo silver mine into production in 2007, and conducting advanced stage exploration on two properties (Zuanxinhu and Saihanaobao). Since March 2006, we have paid $786,180 to Sino-Top toward this amount.

Hubei Province Project

On August 16, 2006, we signed of a Letter of Intent with Hubei Silver and Cistex relating to the acquisition by Silver Dragon of a 60% equity interest in Hubei Silver, which holds the exploration and mining rights to the Hubei Silver Mine located in Zhushan County, Shiyan City, Hubei Province, China.

The acquisition is subject to a number of conditions including, but not limited to, the delivery by Hubei Silver of all geological and technical data related to the mine, an audit of Hubei Silver and an evaluation of its assets based on U.S. GAAP valuation methods, and the execution of a definitive agreement. A due diligence study and a feasibility study are being conducted and, subject to satisfactory findings, it is intended that a formal equity transfer agreement will be entered into. The purchase price, subject to confirmation of the value of Hubei Silver's assets, is approximately $2.4 million in cash along with shares of restricted common stock of Silver Dragon valued at $1.6 million on closing.

Hubei Silver is a large, non-ferrous metal enterprise, and was the first among China's 10 largest independent silver mines to engage in both mining and ore dressing operations. Hubei Silver holds the exploration and mining rights to the Hubei Silver Mine, which began production in 1992.

Strategic Cooperation Agreements

Silver Dragon and Sino-Top are party to strategic agreements with various parties, including the North China Geological Exploration Bureau (NCGEB). Such agreements are subject to the consent of the shareholders of Sino Silver and the receipt of the administrative consent of the local Provincial Department of Commerce in China. In the interim, Silver Dragon has committed to funding Sino-Top in order to facilitate the continuation of the comprehensive work program at the Erbaohuo Silver Project.

On July 26, 2006, we signed a Strategic Cooperation Agreement with the Tianjin North China Exploration Bureau (TNCEB) in China. The TNCEB has access to mine assets located in various locations in China. The 5-year Agreement provides that prospective mining properties identified by the TNCEB will be referred exclusively to Silver Dragon first. We have 90 days to review geological information and other information we reasonably may request. If we do not wish to develop such properties, TNCEB may show the properties to other prospective purchasers. In the event that Silver Dragon chooses to acquire, develop or exploit any mining opportunities referred by the TNCEB, Silver Dragon and TNCEB will work towards a mutually acceptable working agreement with respect to the purchase and/or development of the mining property. The TNCEB will provide technical, geological and other documentation as may be requested by Silver Dragon as part of its due diligence investigation of prospective properties. In the event that TNCEB does not wish to participate in the joint development of the property, we are required to pay TNCEB the amount equal to 1% of the purchase price of such property in cash or 2% of the purchase price in non-cash consideration, including our common stock. If the seller of the property is an affiliate of TNCEB, we have no payment obligation.

Silver Mining Business in Mexico

Cerro las Minitas Project

On March 2, 2006, Silver Dragon Mexico acquired 16 mining concessions from four individuals by entering into various assignment agreements. The total consideration paid by us through January 26, 2007 is $945,000 plus 2,560,000 restricted shares. We are obligated to pay a total of $200,000 to these individuals by March 8, 2008 to fulfill our obligations under these agreements.

Cerros las Minitas is comprised of 16 concessions covering 1,423 Hectares. It is located 68 kilometers northeast of the City of Durango, Mexico, and comprises the Cerro las Minitas mining district, part of the prolific silver belt of the Sierra Madre Occidental. An initial NI 43-101 report has been completed and concluded that the exploration done by Silver Dragon Mexico during 2006 indicates that the potential resources inferred there justify the cost of further exploration and development.

Competitive Factors

The silver mining industry is fragmented, with many silver prospectors and producers, small and large. We do not compete with anyone with respect to our Chinese properties or on the Cerro las Minitas properties. There is no competition for the exploration or removal of minerals from these properties. We will either find silver on the properties or not. If we do not, we will cease or suspend further investment.

With respect to selling silver, we compete with both existing silver supplies and other silver producers. If the supply of silver exceeds demand in any given period, prices will fall until supply and demand is brought into balance. Many of these companies have substantially greater technical and financial resources than us. Thus we may be at a disadvantage with respect to some of our competitors.

Governmental Approvals and Regulations

Our mineral exploration programs are subject to the regulations of various Chinese and Mexican authorities.

Regulatory Obligations in Mexico

In Mexico, our mining activities are governed by the General Mining Law and the regulations promulgated thereunder.

We obtained initial authorizations and the relevant permits for the exploration of Cerro Las Minitas from the Ministry of Natural Resources (SEMARNAT). The initial authorization from SERMARNAT authorizing us to initiate the excavation of the soil on Cerro Las Minitas was issued in 2006. The excavation of soil must be carried out using digger machines, which are registered and authorized by SEMARNAT. Our machines are duly registered and authorized by SEMARNAT.

After the exploration stage, mining activities in Mexico are carried out in accordance with the permit issued by the General Direction of Mining Ministry of Economy under the plan of operations for mining activity submitted by an applicant. Since our current activities in Mexico are in the exploration stage, we have not yet submitted a plan of operations. After receiving confirmation of the existence of minerals, we are required to file an application with the General Direction of Mining of the Ministry of Economy to obtain concession titles for the exploitation of the minerals. As of today, we have obtained sixteen (16) Concession Titles for the Exploitation of Minerals in Cerro Las Minitas, which titles were granted according to the applicable provisions of the General Mining Law. We are further required to obtain additional permits commonly referred to as the Sole Environmental License from SEMARNAT and the National Water Commission (NWC). After we successfully obtain concession titles, we are required to submit annual reports in May of each year, detailing the work performed during the designated year on the properties specified by such concession titles.

Once mining activities commence, we must obtain additional permits and authorizations from the Ministry of Labor to operate special machineries used for the exploration of the Mining Field. Such special machineries include but are not limited to pressured containers, boilers and other machineries designated for mining that are regulated by various National Official Norms (NOM). We are also required to file reports on safety, hygiene and minimum wage of our workers to the registry of the Labor Commissions as provided under Mexican Federal Labor Law.

Regulatory Obligations in China

Exploration for and exploitation of mineral resources in China is governed by the Mineral Resources Law of the PRC of 1986, amended effective January 1, 1997, and the Implementation Rules for the Mineral Resources Law of the PRC, effective March 26, 1994. In order to further implement these laws, on February 12, 1998 the State Council issued three sets of regulations: (i) Regulation for Registering to Explore Mineral Resources Using the Block System, (ii) Regulation for Registering to Mine Mineral Resources, and (iii) Regulation for Transferring Exploration and Mining Rights (together with the mineral resources law and implementation rules being referred to herein as "Mineral Resources Law").

Under Mineral Resources Law, the Ministry of Land and Resources and its local authorities (the "MLR") is in charge of the supervision of mineral resource exploration and development. The mineral resources administration authorities of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of the supervision of mineral resource exploration and development in their respective administration areas. The people's governments of provinces, autonomous regions and municipalities, under the jurisdiction of the State, are in charge of coordinating the supervision by the mineral resources administration authorities on the same level.

The Mineral Resources Law, together with the Constitution of the PRC, provides that mineral resources are owned by the State, and the State Council, the highest executive organization of the State, which regulates mineral resources on behalf of the State. The ownership rights of the State include the rights to: (i) occupy, (ii) use, (iii) earn, and (iv) dispose of, mineral resources, regardless of the rights of owners or users of the land under which the mineral resources are located. Therefore, the State is free to authorize third parties to enjoy its rights to legally occupy and use mineral resources and may collect resource taxes and royalties pursuant to its right to earn. In this way, the State can control and direct the development and use of the mineral resources of the PRC.

Mineral Resources Licenses

China has adopted, under the Mineral Resources Law, a licensing system for the exploration and exploitation of mineral resources. The MLR is responsible for approving applications for exploration licenses and mining licenses. The approval of the MLR is also required to transfer exploration licenses and mining licenses.

Applicants must meet certain conditions as required by related rules/regulations. Pursuant to the Regulations for Registering to Mine Mineral Resources, the applicant for mining rights must present the required documents, including a plan for development and use of the mineral resources and an environmental impact evaluation report. The Mineral Resources Law allows individuals to exploit sporadic resources, sand, rocks and clay for use as construction materials and a small quantity of mineral resources for sustenance. However, individuals are prohibited from mining mineral resources that are more appropriately mined at a certain scale by a company, specified minerals that are subject to protective mining by the State and certain other designated mineral resources.

Once granted, all exploration and mining rights under the licenses are protected by the State from encroachment or disruption under the Mineral Resources Law. It is a criminal offence to steal, seize or damage exploration facilities, or disrupt the working order of exploration areas.

Exploration Rights

In order to conduct exploration, a Sino-foreign cooperative joint venture ("CJV") must apply to the MLR for an exploration license. Owners of exploration licenses are "licensees". The period of validity of an exploration license can be no more than three years. An exploration license area is described by a "basic block". An exploration license for metallic and non-metallic minerals has a maximum of 40 basic blocks. When mineral resources that are feasible for economic development have been discovered, a licensee may apply for the right to develop such mineral resources. The period of validity of the exploration license can be extended by application and each extension can be for no more than two years. The annual use fee for an exploration license is RMB 100 per square kilometre for the first three years and increases by RMB 100 per square kilometre for each subsequent year, subject to a maximum fee of RMB 500 per square kilometre.

During the term of the exploration license, the licensee has the privileged priority to obtain mining rights to the mineral resources in the exploration area, provided that the licensee meets the qualifying conditions for mining rights owners. An exploration licensee has the rights, among others, to: (i) explore without interference within the area under license during the license term, (ii) construct the exploration facilities, and (iii) pass through other exploration areas and adjacent ground to access the licensed area.

After the licensee acquires the exploration license, the licensee is obliged to, among other things: (i) begin exploration within the prescribed term, (ii) explore according to a prescribed exploration work scheme, (iii) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (iv) make detailed reports to local and other licensing authorities, (v) close and occlude the wells arising from exploration work, (vi) take other measures to protect against safety concerns after the exploration work is completed, and (vii) complete minimum exploration expenditures as required by the Regulations for Registering to Explore Resources Using the Block.

Mining Rights

In order to conduct mining activities, a CJV must also apply for a mining license from the MLR. Owners of mining rights, or "concessionaires", are granted a mining license to mine for a term of no more than ten to thirty years, depending on the magnitude or size of the mining project. A mining license owner may extend the term of a mining license with an application 30 days prior to expiration of the term. The annual use fee for a mining license is RMB 1,000 per square kilometre per year.

A mining license owner has the rights, among others, to: (i) conduct mining activities during the term and within the mining area prescribed by the mining license, (ii) sell mineral products (except for mineral products that the State Council has identified for unified purchase by designated units), (iii) construct production and living facilities within the mine area, and (iv) use the land necessary for production and construction, in accordance with applicable laws.

A mining license owner is required to, among other things: (i) conduct mine construction or mining activities within a defined time period, (ii) conduct efficient production, rational mining and comprehensive use of the mineral resources, (iii) pay resources tax and mineral resources compensation (royalties) pursuant to applicable laws, (iv) comply with State laws and regulations regarding labour safety, water and soil conservation, land reclamation and environmental protection, (v) be subject to the supervision and management by the departments in charge of geology and mineral resources, and (vi) complete and present mineral reserves forms and mineral resource development and use statistics reports, in accordance with applicable law.

Transfer of Exploration and Mining Rights

A mining company may transfer its exploration or mining licenses to others, subject to the approval of MLR.

An exploration license may only be transferred if the transferor has: (i) held the exploration license for two years after the date that the license was issued, or discovered minerals in the exploration block, which are able to be explored or mined further, (ii) a valid and subsisting exploration license, (iii) completed the stipulated minimum exploration expenditures, (iv) paid the user fees and the price for exploration rights pursuant to the relevant regulations, and (v) obtained the necessary approval from the authorized department in charge of the minerals.

Mining rights may only be transferred if the transferor needs to change the ownership of such mining rights because it is: (i) engaging in a merger or split, (ii) entering into equity or cooperative joint ventures with others, (iii) selling its enterprise assets, or (iv) engaging in a similar transaction that will result in an alteration of the property ownership of the enterprise.

Additionally, when state-owned assets or state funds are involved in a transfer of exploration licenses and mining licenses, the related state-owned assets rules and regulations apply and a proper evaluation report must be completed and filed with the MLR.

Speculation in exploration and mining rights is prohibited. The penalties for speculation are that the rights of the speculator may be revoked, illegal income from speculation confiscated and a fine levied.

Environmental Laws

In the past ten years, Chinese laws and policies regarding environmental protection have moved towards stricter compliance standards and stronger enforcement. In accordance with the Environmental Protection Law of the PRC adopted by the Standing Committee of the PRC National People's Congress on 26 December 1989, the General Administration of Environmental Protection Bureau under the State Council sets national environmental protection standards. The various local environmental protection bureaus may set stricter local standards for environmental protection. CJVs are required to comply with the stricter of the two standards.

The basic laws in China governing environmental protection in the mineral industry sector of the economy are the Environmental Protection Law and the Mineral Resources Law. Applicants for mining licenses must submit environmental impact assessments, and those projects that fail to meet environmental protection standards will not be granted licenses. In addition, after the exploration, a licensee must take further actions for environmental protection, such as performing water and soil maintenance. After the mining licenses have expired or a licensee stops mining during the license period and the mineral resources have not been fully developed, the licensee shall perform other obligations such as water and soil maintenance, land recovery and environmental protection in compliance with the original development scheme, or must pay the costs of land recovery and environmental protection. After closing the mine, the mining enterprise must perform water and soil maintenance, land recovery and environmental protection in compliance with mine closure approval reports, or must pay certain costs, which include the costs of land recovery and environmental protection.

Land and Construction

The holder of an exploration license or mining license should apply for land use right with MLR to conduct exploration or mining activities on the land covered by the exploration license or mining license. The license holder should file an application to MLR for the land use right with its exploration license or mining license. If the application is approved by the competent government authority, the MLR would issue an approval to the land use right applicant. Then, the local MLR would enter into a land use right contract with the license holder. The license holder should pay relevant price and fees in accordance with the contract and then obtain a land use right certificate from MLR. In practice, instead of obtaining a long-term land use right, an exploration license holder may apply for a temporary land use right, which would normally be valid for 2 years and may be renewed upon application.

The company should also apply for other zoning and construction permits to conduct construction on the land. PRC laws require a company to obtain the land zoning permit and construction zoning permit with the local zoning authorities under the Ministry of Construction (MOCON). Then, the company is required to enter into a construction contract with a qualified constructor and file the construction contract to the local construction authorities under the MOCON and obtain a construction permit. After the construction is completed, the company should apply for the construction authorities and related environmental and fire departments for the check and acceptance of the construction. Upon the pass of check and acceptance, the company should apply with local housing authorities to register the constructed buildings in its own name and obtain a housing ownership certificate.

Environmental Law

We are responsible for providing a safe working environment, not disrupting archaeological sites, and conducting our activities to prevent unnecessary damage to the area in which our mineral claim is located. At this time, we do not believe that the cost of compliance at the federal, state and local levels will be significant.

We intend to secure all necessary permits required for exploration. We anticipate no discharge of water into active streams, creeks, rivers, lakes or other bodies of water regulated by environmental law or regulation. We also anticipate that no endangered species will be disturbed. Restoration of the disturbed land will be completed according to law, and all holes, pits and shafts will be sealed upon abandonment of the mineral claims. It is difficult to estimate the cost of compliance with the environmental laws, because the full nature and extent of our proposed activities cannot be determined until we start our operations.

We believe we are in compliance with the environment laws, and that we will continue to be able to comply with such laws in the future.

Employees and Employment Agreements

We currently have three consultants – a mining engineer and two geologists – supervising the exploration program in Mexico. We pay them a total of approximately $25,000 per month for their services during our exploration program. They are responsible for retaining the drilling contractor, having the core samples assayed, designing and engineering the mine and supervising the drill program, among other things. Core drilling costs already completed total approximately $500,000. Analyzing the core samples cost approximately $125,000. Vector Engineering Company has been retained to complete a NI 43-101 report at a cost of approximately $20,000. In addition to the foregoing, there are 20 other employees in Mexico.

In China we have one employee serving as administrative staff member in our Beijing representative office. We pay him $2,000 per month.

Other than the foregoing, our only employee is our sole officer and director.

On November 15, 2005, we entered into an Employment Agreement with Marc Hazout. The Employment Agreement provides that Mr. Hazout shall be employed by us for a term of five years, and is entitled to a base salary of $288,000 per year. He received 1,000,000 restricted common shares as a signing bonus and in consideration of his facilitation of the transactions with Linear Gold Corp. Further, he is entitled to eight weeks paid holiday and fourteen (14) personal days, sick leave, medical and group insurance, participation in our pension or profit sharing plans, and a car allowance of up to $3,000 per month. In the event we terminate the Employment Agreement without cause, he will be entitled to severance equal to 100% of his remaining base salary under the Employment Agreement, plus an amount equal to 100% of the base salary plus full medical coverage for 12 months following the termination date. The Employment Agreement contains provisions prohibiting him from competing with us or soliciting customers or employees from us for a period of one year following the termination of his employment.

Intellectual Property

We have no patents, trademarks, licenses, franchises, concessions, royalty agreements or labor contracts that management believes have any value.

MANAGEMENT'S PLAN OF OPERATION

You should read the following management's plan of operation together with our financial statements and related notes appearing elsewhere in this prospectus. This management's plan of operation contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Plan of Operation

Overview.

Our primary objective is to explore for silver minerals and, if warranted, to develop those existing mineral properties. Our secondary objective is to locate, evaluate, and acquire other mineral properties, and to finance our exploration and development through equity financing, by way of joint venture or option agreements or through a combination of both.

Plans for the Year 2007.

Our property in China has been and is being aggressively drilled. A test operation has commenced to provide basic data on design, ore dressing and business profits to be used in planning for future large-scale production. Geologic mapping, trenching and drilling work is underway for three of the properties known as Saihanaobao, Zhuanxinhu and Laopandao Beihou. We expect an initial NI 43-101 report on the Erbaohuo property to be released in the first quarter of 2007.

We will also focus on acquisition from Hubei Silver and Cistex of a 60% equity interest in Hubei Silver which holds the exploration and mining rights to the Hubei Silver Mine located in Zhushan County, Shiyan City, Hubei Province, China. The acquisition is subject to a number of conditions including, but not limited to, the delivery by Hubei Silver of all geological and technical data related to the mine, an audit of Hubei Silver and an evaluation of its assets based on U.S. GAAP valuation methods and the execution of a definitive agreement. The purchase price, subject to confirmation of the value of Hubei Silver's assets, is approximately $2.4 million in cash along with shares of restricted common stock of Silver Dragon valued at $1.6 million on closing.

Our mining and exploitation activities in Mexico are in the exploration stage. We are in the process of exploring the concessions through drilling, trenching and drifting. Our objective is to find new ore bodies and expand the resource of the existing ore bodies. There are currently four mining shafts, which were used to extract underground ore in the past. We are planning to build a ramp directly to the main ore body in order to extract the ore daily and load it onto trucks for transport to a processing plant. An initial NI 43-101 report has been completed and concluded that the exploration done by Silver Dragon Mexico during 2006 indicates that the potential resources inferred there justify the cost of further exploration and development. The cost of this report will be approximately $22,000.

The NI 43-101 report recommends a program of detailed geologic mapping, surface geochemical sampling and ground magnetic sampling to collect the basic geotechnical information that will be necessary to support an effective exploration and development program at Cerro Las Minitas. The program will include geologic mapping of the entire outcropping portion of the Cerro Las Minitas Dome at a scale of 1:2000, with more detailed mapping in areas of special interest, and definition of project stratigraphy in detail from examination of exposures and drill core. Additionally, the program will include reconnaissance geochemical soil and rock sampling and ground magnetic surveying to cover the entire property. This first phase program will include drilling 30 diamond drill holes from surface (4500 meters) to develop oxide resources identified on the property and an additional six diamond drill holes (1200 meters) drilled from underground in the Puro Corazón mine to further develop discoveries of sulfide mineralization made during the 2006 drilling program. The goals of this program are:

1.    To compile a basic database of geotechnical information to support effective exploration at Cerro Las Minitas. All existing data will be incorporated into the database and recorded on maps, data sheets and reports on the various categories of geotechnical information. This geotechnical data will bear heavily on every phase of the Cerro Las Minitas Project and is strongly recommended.

2.    To define, by analysis of geotechnical data collected, the sites on the property that offer the best potential for near-term discovery of near-surface oxide ore. Those discoveries are anticipated to extend downwards into unoxidized sulfide ores. Definition of the most favorable sites for further exploration expenditure will enhance the effectiveness of the Project and hasten its development and is strongly recommended.

3.    To define and develop the inferred oxide resources that have been identified on the property, including drilling, trenching and preliminary metallurgical tests. Oxide resources already identified on the property offer the best potential for near-term, low-cost production from the project and justify this expenditure.

4.    To define and further develop the carbonate replacement Ag-Pb-Zn mineralization that was discovered west of the Puro Corazón mine in 2006. The exploration model suggests that carbonate replacement deposits at Cerro Las Minitas may offer the greatest long-term production potential on the property and justifies this investigation.

Table 22.1 presents an aggressive first-phase exploration and development program proposed for the Cerro Las Minitas property. Expense items are listed with a description where appropriate and a total cost. The length of this program is 10 months, from inception through completion of a status report. Personnel costs are based on employment of national geotechnical personnel.

Table 22.1

Cerro Las Minitas Project, Durango, Mexico
Proposed Project Budget.

Surface Geology, Geochemisty, Geophysics
Item	Explanation	Cost $ US
Surface Agreements		$5,000
Ground Magnetic Survey		$40,000
Geochemical samples	2500	$50,000
Supplies		$3,000
Project Geologist (2)	10 months	$125,000
Geologist (2)	10 months	$100,000
Draftsman	8 months	$6,800
Surveyor	Topographic control	$5,000
Sampler (9)	3 months	$21,600

TOTAL - Surface Geology, Geochemisty, Geophysics		$356,400

Oxide Resource Development
Permitting		2,000
Drill Site Preparation (Surface)	30 drill sites	$25,000
Surface Drilling (incl Assays)	30 holes X 150 m @ $100/m (incl assays)	$450,000
Project Geologist	5 months	$32,000
Geologist	5 months	$25,000
Sampler (2)	5 months	$8,000
Draftsman	2 months	$1,700
Surveyor		$1,000
Supplies	Bags, core boxes, saw blades, etc.	$2,500
Metallurgical Testing	Includes mining of test samples	$18,000

TOTAL - Oxide Resource Development		$565,200

New Discovery Development
Drill Site Preparation (Underground)		$8,000
Underground Drilling (inc Assays)	6 holes X 200 m @ $90/m (incl assays)	$108,000
Project Geologist	5 months	$32,000
Geologist	5 months	$25,000
Samplers (2)	5 months	$8,000
Draftsman	2 months	$1,700
Surveyor		$1,500
Supplies	Bags, core boxes, saw blades, etc.	$2,500

Total - New Discovery Development		$186,700

Project Administration
Project Administration	Includes Vehicles, Field Office, & Administration	$75,000

Total - Project Administration		$75,000

Total Project Budget		$1,183,300

We will follow the exploration program recommended by the NI 43-101 report and revisit the program on a quarterly basis. Currently, surface geochemical sampling and geologic mapping are underway to define drill targets in the southwest of the Puro Curazon working and to the southeast of the La Pina-La Bocona workings. In La Chiva structure in the Puro Corazon workings, work is underway to define grades and tonnages. De-watering of the lower levels of both the Puro Corazon and La Bocona mines and rehabilitation of old workings are underway.

We expect the cost of exploration activities, mine development and administration costs in Mexico over the next 3 months and 12 months to be approximately $600,000 and $5,300,000, respectively.

Cash Requirements.

We will need significant additional funds to continue operations, which we may not be able to obtain. We estimate that we must raise approximately $12 million to fund our anticipated capital requirements and our obligations under the agreements for the concessions in Cerro las Minitas, Mexico, the agreement with Sino-Top, and the agreement with Hubei Silver, as well as the costs of exploration, mine development and administration.

Our agreement with Jaime Muguiro Pena required us to make a $450,000 payment along with 450,000 common shares in 2006.  Our agreement with Minera Real Victoria, S.A. de C.V. required us to make a $100,000 payment on closing, a further payment of $100,000 on September 11, 2006, as well as payments totaling $200,000 over the next the next 2 years. We estimate that we will need to raise approximately $5,300,000 to meet our obligations under the Cerro las Minitas agreements, as well as to continue with the exploration and mining of the properties throughout 2007. In addition, we will require an additional $2,000,000 should we choose to exercise the option to purchase the mining concession from Silvia Villasenor Haro within 3 years, or $5,000,000 within 5 years. We currently do not have arrangements in place to raise the capital to fund these obligations.

Our agreement with Sino Silver and Sino-Top required us to make a $150,000 payment on closing, with a further payment of $100,000 on May 20, 2006, and a balance of $400,000, which was paid on November 7, 2006 when we received approval to the transaction by authorities in China. In addition, we have committed to advance approximately $1,300,000 to Sino-Top in 2006 for further exploration of the mining properties. We have advanced $786,180 to Sino-Top to date. We estimate that we will require approximately $514,600 to meet our commitments to Sino-Top over the next 2 months. In addition, we estimate that we will require a minimum of $2,000,000 for exploration and mining through the end of 2007.

The agreement with Hubei Silver will require us to pay $2,400,000 in cash and issue restricted shares of our common stock valued at $1,600,000 for this interest on closing.

We have historically satisfied our working capital requirements through the private issuances of equity securities as well as from our chief executive officer. We will continue to seek additional funds through such channels and from collaborative and other arrangements with corporate partners. In particular, we will need $12 million in additional funding to continue our operations for the next twelve months. However, we may not be able to obtain from sources other than those whose shares are being registered under this registration statement, adequate funds when needed or funding that is on terms acceptable to us. If we fail to obtain sufficient funds, we may need to delay, scale back or terminate some or all of our mining exploration programs.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements or contractual obligations that have had or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that have not been disclosed in our financial statements.

Results of Operation for the Year Ended December 31, 2005 and 2004

Revenues and Losses

During the years ended December 31, 2005 and 2004, we did not have any revenues.

During the years ended December 31, 2005 and 2004, we incurred operating expenses of $543,688 and $387,921 respectively. The increase is mainly a result of increased advertising and promotion expenses, which totaled $152,373 in 2005, and overall expenses increased as a result of our increased activities in 2005.

During the years ended December 31, 2005 and 2004, we incurred net other income (expense) of $779 and ($11,106), respectively, which relates to interest income in 2005.

During the years ended December 31, 2005 and 2004, we reported a net loss of $542,909 and $399,027, respectively. The reason for the increase in 2005 is due to factors discussed above.

Liquidity and Capital Resources

As of December 31, 2005, we had $303 in cash, $9,500 in subscriptions receivable, which funds were subsequently received. In addition, we had $56,521 in related party advances, and accounts payable and accrued liabilities totaling of $139,437, for a working capital deficit of ($195,655) compare to a working capital deficit of ($890,155) in 2004. During 2005, we have been dependent on loans from its sole director and officer to pay routine expenses, and the issuance of its common stock to satisfy expenses.

Going Concern

Our financial statements have been presented on the basis that we are a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

As shown in the accompanying financial statements, we incurred a large net operating loss in the year ended December 31, 2005, and had significant unpaid accounts payable and accrued liabilities. These factors create an uncertainty about our ability to continue as a going concern. Our management has provided operating capital to us and has developed a plan to raise additional capital. Our ability to continue as a going concern is dependent on the success of this plan. The financial statements do not include any adjustments that might be necessary if we were unable to continue as a going concern.

Results of Operations for the Nine Months Ended September 30, 2006 and September 30, 2005

Revenues and Losses

Net sales were $0 for both the nine month periods ended September 30, 2006 and September 30, 2005, as there was no production at any of our mining properties.

Our total operating expenses were $7,515,183 for the nine months ended September 30, 2006 (September 2005: $342,022) as a result of increased spending in all areas. Management fees increased, as the president received bonuses for signing a new employment contract and successfully completing the acquisition of mining properties. Advertising and promotion expenses increased as we continue to raise our visibility in the industry. Legal and accounting fees increased reflecting increased activity in property acquisition as well as increased audit costs to meet regulatory requirements. General administrative expenses increased due to international travel to monitor the projects in Mexico and China. Consulting expenses increased as a result of retaining the services of groups to assist in developing and executing a strategic plan of acquisition.

During the period, we realized losses of $492,043 on the sale of marketable securities. In August 2006, we terminated our joint venture with Linear Gold and wrote off $291,755, representing the total amount spent on the project over the past two years.

Net loss for the nine months ended September 30, 2006 was $8,242,981 compared to a net loss of $397,243 for the similar period in 2005. The principal reason for this is the impact of the factors discussed above.

Liquidity and Capital Resources

We will need additional capital in order to finance our obligations to Sino-Top, and the acquired properties in Cerro Las Minitas, Mexico, as well as to continue our attempt to acquire viable businesses and properties and to finance the administrative costs including but not limited to legal and accounting fees. Our management is seeking additional capital. However, there is no assurance that this needed capital can be raised on terms acceptable to us.

Going Concern

As of September 30, 2006, we had an accumulated deficit of $11,396,041. Our continuation as a going concern is uncertain and dependent on successfully achieving future profitable operations and obtaining additional sources of financing to sustain our operations. In the event we cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel the further development of our products and services. We plan to pursue additional financing; however there can be no assurance that we will be able to secure financing when needed or obtain such on terms satisfactory to us, if at all.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from our possible inability to continue as a going concern.

DESCRIPTION OF PROPERTY

Erbaohuo

History: Silver was discovered in Erbaohuo following analysis by the Comprehensive Gross Exploration Department from 1989 to 1992, when exploration was carried out for the purpose of finding the necessary silver reserves projected to be required to satisfy China's growing industrial demands. A geological survey at scales of 1:10,000 and 1:2,000 has been completed. In 1992, the department committed the Nonferrous Metal Metallurgy Institute in Beijing to complete the primary metallurgical trial. In 1997, the department completed detailed geological survey work. From 1998 to 2002, exploration and development was carried out leading to the eventual mining of approximately 30,000 tons of ore with an average grade of 248.02 gpt silver at a cut-off grade of 200 gpt Ag.

Property Location: Erbaohuo is located at the common boundary of Keshiketeng county and Wenniute county in Inner Mongolia, within the Maoshandong village of Wenniute county. The property is about 13.85 km2.

Climate and Local Resources: The climate in the region is classified as plateau continent type, and November through April is the cold season. Annual rainfall occurs mainly in the month of June. Topography on the property ranges in elevation from 1,100m to 1,222m. Vegetation covers the shady slope of the hillsides. Farmers in the area plant various subsistence crops. The labor force in the area is plentiful. A 10kv electricity power net passes through the concession and the electrical power is adequate for mining purposes.

Mineralization: The main metallic minerals include the following: pyrolusite, psilomelane, limonite, pyrite, galena, sphalerite, chalcopyrite, and other silver related minerals.

Cerro las Minitas

The following information is derived from National Instrument 43-101 Technical Report for Silver Dragon Resources Inc. on the Cerro Las Minitas Property, Guadalupe Victoria, Durango, Mexico dated January 23, 2007 prepared by Craig L. Parkinson, P.Geo, Vector Engineering, Inc., 143E Spring Hill Drive Grass Valley, California 95945 USA and Douglas R. Wood II, P. Geo., Professional Mining Consultant, 3135 Holly Lane, Washoe Valley, Nevada 89704.

PROPERTY LOCATION AND DESCRIPTION

The Cerro Las Minitas property is located 70 kilometers northeast of the City of Durango, capital of the state of Durango, and six kilometers northwest of the town of Guadalupe Victoria, in the municipality of Guadalupe Victoria, Durango (Figure 6.1). The claims are located in the Minitas Mining District in the Mining Region of Guadalupe Victoria. The property consists of 16 mining concessions encompassing 1,423 hectares (Figure 6.2).

EXPLANATION
Major Town
Small Town
Cerro Las Minitas
Other Projects
Mines
Highway
Paved
Paved Rural
Cerro Las Minitas
(Ag-Au, Pb-Zn-Cu)
La Preciosa
(Ag-Au)
Avino
San Sebastian
(Ag-Au)
Durango
City
2,720,000
2,700,000
2,680,000
2,660,000
0 5 10 20
Km
Tucson
El Paso
USA
Gulf of
Mexico
Pacific Ocean
Mexico
Guatemala
0 200 400

Figure 6.1 Cerro Las Minitas Location Map

In a news release dated December 13, 2005, Silver Dragon Resources, Inc. (the "Company") announced that it had entered into agreements to purchase a 100% interest in the Cerro Las Minitas Property. In March, 2006, Silver Dragon consolidated landholdings in the district and claims are now held by Silver Dragon Mining de Mexico S.A. De C.V, a wholly owned Mexican subsidiary of Silver Dragon Resources Inc, by virtue of "Agreements to Purchase" 15 of the mining concessions. Silver Dragon Mining de Mexico S.A. De C.V holds a production lease with option to purchase one additional claim.

Figure 6.2 Cerro Las Minitas Concession Map

Agreements with property vendors are summarized in Table 6.1. Agreements for 15 of the 16 concessions are agreements to purchase. The agreement for the Puro Corazón claim is a 25-year Lease with Option to Purchase.

Under the terms of the Purchase Agreement with Sr. Jaime Muguiro Peña, the Company has earned 100% interest in ten mining concessions (listed in Table 6.2) by payment of $US 450,000, plus 450,000 restricted common shares. All payments to Sr. Muguiro have been made.

Under the terms of the Purchase Agreement with Sr. & Sra. Ramon Davila Flores, the Company has earned 100% interest in five mining concessions (listed in Table 6.2) by payment of $US 245,000. All payments to Sr. and Sra. Flores have been made.

The company currently holds interest in a Production Lease with Option to Purchase the Puro Corazón Concession from the Villaseñor Family. That Lease was previously held by Minera Real Victoria. Silver Dragon Mining de Mexico, S.A. de C.V. has made $US 200,000 of the $US 400,000 payments to Minera Real Victoria to acquire full ownership of the Puro Corazón Lease with Option to Purchase. Two additional payments of $100,000 each will be paid to Minera Real Victoria on the first and second anniversaries of the signing of that contract to complete acquisition of the Lease.

Until Silver Dragon Mining de Mexico, S.A. de C.V. exercises its option to purchase the Puro Corazón concession, it is obligated to pay monthly production or non-production royalties to the Villaseñor Family. Currently, the Company is paying a $US 3,500 per month non-production royalty to the Villaseñor Family. At such time as production commences from the Puro Corazón concession, the Company will then pay a $US 1.50 per ton royalty on production from the concession. Silver Dragon Mining de Mexico S.A. de C.V. has the option to purchase a 100% interest in the Puro Corazón concession for $US 2,000,000 if the purchase is made within the first three years of the lease term. After the first three years of the Lease term, the Company has the option to purchase the Puro Corazón concession for $5,000,000 within 5 years.

The surface access to the property is controlled by the Guadalupe Victoria and Ignacio Ramirez Ejidos. Silver Dragon Mining de Mexico, S.A. de C.V. has a surface agreement to cover the common ground of the Guadalupe Victoria Ejido that lies within the Cerro Las Minitas concessions. Agreements with individual Ejido landowners are negotiated as needed to cover deeded lands. Silver Dragon Mining de Mexico, S.A. de C.V. does not yet have a surface agreement with the Ignacio Ramirez Ejido, but negotiations for those rights are expected to be concluded successfully in the near future.

In Mexico, the location of a concession is determined by the location of a single claim monument, with all corners being located based on surveyed distances and bearings from that monument. These distances and bearings must be determined and verified by a licensed surveyor. The monument may be placed outside of the concession boundaries. Although the perimeter lines may have not been partially or entirely surveyed, the method of locating the concession corners constitutes a legal survey. All of the concessions at Cerro Las Minitas have been legally surveyed.

There were substantial changes to the Mexican Mining Law in 2005. Claims filed before 2006 were classified as either "Exploration" or "Exploitation" concessions. Exploration concessions were granted with a term of six years. In special cases, the term of exploration concessions could be extended for an additional three years. After expiration of the exploration designation for a concession, it was converted to an Exploitation concession for a term of 25 years. Another 25 year extension could be applied for on each concession if warranted.

When the Mining Law was changed in 2005, the distinction between Exploration and Exploitation concessions was abandoned. Concessions are now all classified as mining concessions and each is given an initial term of 50 years. Exploration concessions granted prior to 2006 still have a term of six years. Exploitation concessions granted prior to 2006, whose terms were originally 25 years, were extended by the changes to have an additional 25 years added to their terms.

A summary of the claim tenure information and projected concession maintenance costs for 2007 are located in Table 6.2. Title to the Cerro Las Minitas claims has been reviewed and verified by the management of Silver Dragon Resources, Inc..

Prior to the commencement of ground disturbing exploration activities such as drilling or trenching a "Preventative Report" (Informe Preventivo) must be prepared and submitted to the Mexican Government Environmental Agency (SEMARNAT). The report must detail the type of work to be conducted and the amount of disturbance, the location, vegetation encountered and proposed mitigation. One such report has been submitted to SEMARNAT to cover operations to date and another is in preparation to cover planned operations.

Silver Dragon Resources, Inc and its subsidiary Silver Dragon Mining de Mexico, S.A. de C.V. have warranted that the claims:

  are in good standing

  have no outstanding work orders or legal actions pending

  are properly located and recorded

  are not subject to any litigation that the Company is aware of are free and clear of all liens and encumbrances

  have no known environmental liabilities that the Company is aware

Title to the concessions constituting the Cerro Las Minitas property has been reviewed by management of Silver Dragon Resources, Inc. who take responsibility for its accuracy.

The minimum annual work requirement for these mining concessions is approximately $US 19,500. According to the Mining Law and Ruling, there is an obligation to submit the evidence of the work expenditures to the authorities for properties larger than 1,000 hectares. It is therefore recommended that the required information for the previous reporting year be submitted annually each May. The filing for annual work requirements for 2005 was made in 2006.

The mineralized zones currently known are in the area of the Puro Corozon – Santo Nino and Mina Pina – La Bocona mining areas. The Puro Corozon – Santo Nino mining area is located in the south-central portion of the northern concessions. The Mina Pina – La Bocona area is located in the northeast portion of the northern concessions. The mineral resources discussed in this report are located in the Puro Corozon – Santo Nino mining area. The mine workings are situated within the Puro Corozon – Santo Nino and Mina Pina – La Bocona mining areas.

The are no tailings ponds and there are small waste dumps associated with the workings at the El Sol, Santo Nino, Puro Corozon, Mina Pina, and La Bocona mines. The significant natural feature is the hill called Cerro Las Minitas.

Improvements consist of a network of graded dirt roads and various mine buildings in a poor state of repair located in the Puro Corozon – Santo Nino and Mina Pina – La Bocona mining areas.

ACCESSIBILITY, CLIMATE, PHYSIOGRAPHY, LOCAL INFRASTRUCTURE

The Cerro Las Minitas property is located in the Minitas Mining District, approximately seven kilometers north of the town of Guadalupe Victoria, Durango and 70 km northeast of Ciudad Durango, the capital of the state of Durango. The property can be reached from Ciudad Durango via Interstate Highway 40 (Toll Road) and Highway 40 (Free Access), the road from Francisco I. Madera to Cuencame (Figure 6.1). From Guadalupe Victoria, a graded dirt road leads north to the property. About half of the property is located north of Interstate Highway 40 (a limited access freeway) and an overpass over the highway affords access to the northern part of the property.

The Cerro Las Minitas property lies near the western edge of the Mexican Altiplano, an extensive volcanic plateau characterized by narrow, NW trending fault-controlled ranges separated by wide flat-floored basins. In the Durango area the basins have elevations of 1900m to 2100m, and the higher peaks rise to 3000m. The climate is generally dry with sporadic, occasionally violent rainstorms in the hot summer months of June - September. The average precipitation in the property area is about 600 mm mainly between May and October. The winter months are cool and dry, and snow is rare but nighttime temperatures below the freezing mark are common in December and January. Yearly average temperatures are about 25 degrees Celsius. Grasses, small trees and shrubs along with several varieties of cacti make up most of the vegetation on the steep hillsides, and larger trees are found near springs and streams.

The broad valley south of the Cerro Las Minitas property is relatively densely populated and well developed. The town of Guadalupe Victoria is a growing farm community of about 27,000 persons that offers most basic services. Both the quality of infrastructure and population density increase towards the city of Durango, 70 km to the southwest.

The nearby towns of Guadalupe Victoria and Ignacio Ramirez are serviced by the commercial electrical grid and a regional transmission line of the Comisión Federal de Electricidad (CFE) follows Interstate Highway 40. A 33,000 Kva power drop has been extended from the CFE line to the Mina Piña shaft and is serviceable, but in need of minor repair.

There is no access to Interstate Highway 40 at Cerro Las Minitas, although the Highway bisects the property. A small overpass affords access between the north and southern portions of the property.

Figure 7.1 View to the Southeast from above the Puro Corazón Mine at Cerro Las Minitas with the town of Ignacio Ramirez in the distance.

Potable water is readily available in nearby towns and water for drilling and other exploration purposes can be obtained from old workings on the property. Any of the materials, supplies, and labor required to support exploration and mining activities are available in Durango City and the surrounding region. Telephone service, Internet access, and basic necessities are available in Guadalupe Victoria.

No environmental reports were provided for the property. Discussions with officials of SEMARNAT, the Mexican Environmental Agency revealed that there are no outstanding environmental restrictions associated with the property. Standard environmental reports (Informes) will be required in advance of new earth-moving activities on the property, but no unusual problems are foreseen regarding environmental permits for exploration or development.

The property has ample land suitable for the construction of any proposed mine or mill structures and facilities, including tailings storage or waste disposal areas and heap leach pads. Surface rights are owned by the Ejidos of Guadalupe Victoria and Ignacio Ramirez and surface rights for all proposed exploration and mining activities including the installation of tailings storage or waste disposal areas, heap leach pads, and processing plant sites must be negotiated with the Ejidos. Silver Dragon Mining de Mexico, S.A. de C.V. has negotiated rights for use of 150 hectares of the common areas of the Guadalupe Victoria Ejido that fall within the concession boundaries. Surface rights on deeded lands within the Ejidos must be negotiated with individual property owners. Silver Dragon Mining de Mexico, S.A. de C.V. does not currently have an agreement regarding surface rights within the Ignacio Ramirez Ejido, but negotiations are in progress and no problems are anticipated.

PROPERTY HISTORY

There is little documentation regarding the history and production at Cerro Las Minitas, but local legend has it that Spaniards from the city of Victoria de Durango (now Durango City) discovered the silver mineralization at Cerro Las Minitas originally. The historical information presented herein has been gleaned from discussions with local miners and operators and the few previous evaluative reports concerning the property that do exist (Minas de Bacis, 1995; Enriquez, 2005; Proyectos Mineros y Topografia, 2001).

No reliable record of historic production have been found, but local miners and operators report that the mines have been active intermittently since the early 1960's. The properties have passed from hand to hand with no historical documentation. However, concessions covering the properties have been maintained in good standing since the early 60's.

The only two areas with significant exploitation in the district are the Santo Niño-Puro Corazón and La Bocona-Mina Piña areas, with a total estimated production by Enriquez (2005) of 1,200,000 metric tons with an estimated average grade of 350 g/t Ag and 1.5 g/t Au, 6.3% Pb, 5.6% Zn and about 1.0% Cu (Enriquez, 2005). Enriquez' estimate was based on the earlier work of Minas Bacis and additional sampling done by Minera Real Victoria.

Sr. Carlos Villaseñor discovered Ag-Pb-Zn-Cu mineralization in the Santo Niño-Puro Corazón area in 1960. He explored the deposits there and did minor exploitation of them until 1971, when he built a small mill in the Velardeña district. When the mill became operational, mining was stepped up and ores were shipped to the Velardeña mill to be processed. After attention was drawn to the area by the Villaseñor operations, exploration by others discovered the deposits in the La Bocona-Mina Piña area to the east.

The majority of the mining at Cerro Las Minitas is reported to have been done during the period 1970 – 1981, but has continued intermittently until the present. The mines were idle from 1997 - 2002 due to problems with mine water and the drop in metal prices. Intermittent, small-scale exploitation of the deposits in the Puro Corazón - Santo Niño area continued until 2005 and operations in the Mina Piña – La Bocona area continued to late 2006. It has been estimated by Enriquez (2005), based on the size of mine workings and limited sampling, that of the 1.2 million metric tons have been exploited from the two areas, 0.7 million was produced from the Puro Corazón - Santo Niño area and 0.5 million from the Mina Piña – La Bocona area.

The Consejo de Recursos Minerales (CRM) has been giving support to the miners in the area since 1977. In 1979, CRM completed 834.55m of diamond drilling in seven holes on the Mina Piña area, which belonged at that time to Mr. Santiago Valdez. Mr. Valdez exploited the mine until 1997, when he suspended operations due to the drop in metal prices. CRM discovered additional mineralization in their drilling, but no further exploration or development of those discoveries has been done. CRM delivered drill and assay data to the operators in the district without interpretation. Silver Dragon's exploration staff is in the process of compiling and analyzing that data.

In 1981, CRM continued its support of the development of the district, completing 77m of shaft and 80m of crosscut to cut the upper, oxidized portion of the La Bocona deposit. Following that work, Sr. Jaime Muguiro deepened the Mina Piña shaft another 59 meters to reach the 210 level. A 140-meter crosscut was driven, encountering a number of thin mineralized horizons and the Huisache mineralized chimney. Sr. Muguiro then suspended operations due to problems with water inflow.

In 1995, Minas de Bacis (Minas de Bacis, 1995) completed a 30-day evaluation of Cerro Las Minitas which consisted of analysis of previous data, inspection of accessible workings and analysis of surficial geology. Based on that work, Minas de Bacis reported an inferred mineral resource of 1,296,000 metric tons grading 0.12 gr/ton gold, 102 gr/ton silver, 2.86% lead, 10.36% zinc and 0.15% copper. The data upon which that estimate was based have not been found and it can only be reported as an historical estimate. Based on their analysis, Minas de Bacis began negotiations to acquire the Concessions in the district. Those negotiations were unsuccessful and Minas de Bacis withdrew. A summary report of Minas de Bacis findings has been located, but much of the data used as the basis for the conclusions in the report has not.

The authors reviewed the 1995 resource estimates of Minas de Bacis. Some of the actual data upon which the resources were calculated are not available. It is unknown what data or methods were used to make the resource estimates. The historical estimates of resources reported by Minas de Bacis (1995) are considered by the authors to be exploration targets.

From 1999 to 2000, Minerales Noranda, SA de CV (Noranda) optioned the properties and completed an exploration program including 861 soil and rock samples, an aeromagnetic survey covering the entire district, and seven widely-spaced diamond drill holes (3886 meters total) within the Cerro Las Minitas Dome. Results were encouraging but not up to Noranda's expectations and they abandoned the property. Unfortunately, the original Noranda data has not been found and all that has been located is fragmentary data presented in a summary report by Proyectos Minerales y Topografia, S.A. de C.V. (2001). Most of the core from Noranda's drilling has been located and a partial reexamination of that core has been made to confirm data used in estimating the inferred mineral resource reported herein. Continued re-examination of that core is ongoing, as Noranda's drill logs have not been recovered.

Minera Real Victoria (MRV) acquired leases on concessions in the Puro Corazón - Santo Niño area in 2005 and began a program of exploration and development in the area. In May 2005, MRV began driving a 2.5m X 2.5m decline into the old Puro Corazón - Santo Niño workings to develop resources believed to be present there. MRV drove 170 meters of workings to connect with level 2 of the Puro Corazon workings and to make a preliminary exploration of the near surface portion of the La Chive mineralized zone. That work was halted in November, 2005 when MRV entered negotiations with Silver Dragon Resources, Inc to acquire the property. The sampling and resource assessment started by MRV was not completed, but fragmentary data from that work has been recovered.

Silver Dragon Mining de Mexico, S.A. de C.V. signed agreements to acquire a 100% interest in the properties that now constitute the Company's holdings in the district in March, 2006. A combined reverse-circulation and diamond drilling program to test continuity of mineralization at depth commenced in May of 2006. Eleven holes were drilled for 2915 meters. Nine of the eleven holes have been sampled, logged and assayed. Analysis of the two remaining holes will be completed when geotechnical personnel are available.

The exploratory drill program and a concentrated program of geologic mapping and sampling of underground workings in the district is in progress, as well as the re-habilitation and de-watering required to support that work. The work is ongoing and expected to be completed in early 2007.

GEOLOGICAL SETTING

Regional Geology

Cerro Las Minitas is located within the geomorphic province of the Mesa Central (Altiplano) of Mexico, northwest of the Sierra Madre Occidental in the State of Durango. In Durango, the Mesa Central is a broad plain at about 2000 meters elevation traversed by NW trending mountain ranges separated by broad NW-trending valleys. Within this province, Cerro Las Minitas lies within a belt of prolific Au, Ag, Pb, Zn and Cu deposits that stretches from the highly productive vein deposits of Fresnillo in Zacatecas to the south, to the massive manto deposits of Santa Eulalia in Chihuahua to the north. This belt includes the productive replacement deposits of San Martin, Santa Eulalia, Santa Barbara and Naica as well as the rich vein deposits of Fresnillo, El Bote, San Jose and various others.

The basement rocks of Mexico are now known to be composed of an assemblage of tectono-stratigraphic terranes derived from the Paleozoic Appalachian orogen and the Mesozoic of the Atlantic and Gulf of Mexico combined with basement rocks of the North American Cordillera (Campa & Coney, 1983, 1987; Figure 9.1.1) The assemblage includes deformed Pre-Cambrian intrusives and sediments, deformed Lower to Middle Paleozoic sediments and Lower Mesozoic sediments which are all covered with a thick succession of Mesozoic sedimentary and volcanic strata. Those are covered by a thick succession of Tertiary sediments and volcanics and cut by numerous Tertiary intrusives.

Distribution of the tectono-stratigraphic terranes of Campa & Coney (1983, 1987)
North America
Cerro Las Minitas
N
0 km 300
Scale
Chihuahua
Caborca
Coahuila
Parral
Vizcaino
Cortez
Sierra Madre
La Paz
Guerrero
East Pacific Rise
Rivera
Mexico
Toliman
Maya
Mixteca
Zapoteca
Juarez
Xolapa
Pacific
Cocos
Caribbean
Acapulco Trench
Middle America Trench
Cananea
Caridad
Bismark
San Pedro Corralitos
Santa Eulalia
Naica
Sierra Mojada
La Encantada
Santa Barbara
San Francisco del Oro
Velardeña
Concepción del Oro
San Martin
Fresnillo
Zacatecas
Charcas
Guanajuato
Zimapan
Taxco
Tuxtla Gutierrez
Merida
base metal-silver mine/deposit

Figure 9.1.1 Tectono-stratigraphic terranes of Mexico (from Campa and Coney 1983, 1987)

Cerro Las Minitas is located within the Parral tectono-stratigraphic terrane near the regional fault that marks the contact between the Parral terrane and the Sierra Madre Occidental terrane. The Parral terrane is characterized by a thick Late Mesozoic, miogeoclinal marine sequence deposited on a basement of Lower Mesozoic, eugeosynclinal sedimentary and volcanic strata. The Parral terrane is host to some of Mexico's larger Au, Ag, Pb, Zn and Cu replacement deposits, such as Santa Eulalia, Naica, Villardeña, San Martin and Santa Barbara.

The Cerro Las Minitas project is located within the broad Guadalupe Victoria Mining Region, which includes the districts of Avino, San Sebastian and Minitas that constitute a trend of deposits and workings along a 50 kilometer northwest trend. The Cerro Las Minitas property lies within the Minitas Mining District. The project is located in an area of intersection of three principal structural trends (Starling, 2003; Figure 9.1.2)

1.     A major N-NW fault zone marking the boundary between the Parral and Sierra Madre Occidental terranes.

2.     Major W-NW faults representing the Mojave-Sonora Megashear.

3.     Transverse faults bearing NE to E-NE that cross the district and are associated closely with known deposits and prospects.

Yerbanis
Minillas
Palotes
Pedernalillo
Cerro Las Minitas
Cerro Santiago
La Roca
Cerro Blanco
San Sebastian
Miguel Auza

Figure 9.1.2 Regional faults and photo-lineaments in the Guadalupe Victoria Mining Region showing principal mines and prospects.

The broad valley that contains the Cerro Las Minitas property trends W-NW and is covered with a thick succession of Tertiary continental deposits and soil. The valley is flanked on the north and south by Oligocene and Miocene felsic volcanic rocks and to the southwest by Miocene – Pliocene basalt flows. Except for the later basalt flows, the volcanic rocks consist principally of dacites, rhyolites and various volcanic breccias and ash flows with minor andesite units.

Figure 9.1.3. Regional Geologic Map (from Consejo de Recursos Minerales, 1993)

Within the valley, continental clastic deposits of the Upper Cretaceous Proaño Fm and marine sediments of the Upper Cretaceous Caracol and Indidura Formations crop out locally. The Caracol and Indidura Formations consist generally of calcareous siltstones and mudstones, with interstratified, minor siltstones, greywackes and rare limestone beds. The Indidura Formation lies conformably over the Upper Cretaceous Cuesta Del Cura Formation which has been structurally uplifted at Cerro Las Minitas. The uplift appears to have been caused by the injection of a composite intrusive which has lifted the Cuesta Del Cura to outcrop in an elliptical dome structure that rises about 150 meters above the surrounding plain. The intrusive consists of an unknown number of phases that range in composition from diorite to quartz-monzonite, associated with numerous dikes that range in composition from andesite to rhyolite.

An aureole of contact metasomatic and replacement deposits of Au, Ag, Pb, Zn, and Cu was produced during the emplacement of the intrusives and is the subject of past mining activities and exploration currently underway at the Cerro Las Minitas Project.

District Geology

Portions of the geology of the northern portion of the Cerro Las Minitas concessions were mapped by the Consejo de Recursos Minerales (CRM) in 1988 and Noranda in 1999, and modified by Erme Enriquez in 2005 and Silver Dragon's consultants in 2006 (Figure 9.2.1). The geological setting and stratigraphy were originally defined by the Consejo de Recursos Minerales (1993).

2,711500 N
2,711000 N
2,710500 N
587500 E
588000 E
588500 E
Alluvium
Garnet Skarn & Marble
Marble
Qtz-Monzonite Porphyry & Diorite Porphyry
Cuesta del Cura & indidura Formations (Undivided)
Tabular Mineralized Structure Showing Dip
Fault
Strike and Dip of Bed
DDH'S Noranda
DDH'S CRM
DDH'S Silver Dragon
Local Access Road
Trenches and Small Mine Workings
N
S
E
W
LA MURALLA AREA
LA MURALLA SHAFT
EL BAJO AREA
EL BAJO SHAFT
EL POLVORIN AREA
LA LUPITA
LA LUPITA AREA
GRAPHIC SCALE
METERS
Some data From Bacis (1995) and Noranda (1999)
SILVER DRAGON MINING DE MEXICO S.A. DE C.V.
CERRO LAS MINITAS
GEOLOGIC MAP

Figure 9.2.1 Geologic map of the northern portion of the Cerro Las Minitas property, Durango, Mexico.

No outcrops are known in the southern half of the property and the claims there cover fields under cultivation that are part of the Guadalupe Victoria Ejido. No geologic information has been collected from that area.

The northern portion of the property is dominated by a NW-SE elongated domical uplift of Cretaceous marine sediments cored by an intrusive porphyry complex. Contact metasomatic (skarnoid) deposits of Au, Ag, Zn, Pb, Cu and W are known to occur at various locations in the contact zone around the central intrusive complex, as well as at the margins of some dikes that emanate from the main intrusive complex. More distal from the main intrusive contact, manto-style Ag, Pb, Zn deposits have been discovered replacing recrystallized carbonate strata.

The domical uplift of Cretaceous sediments is the principal topographic feature on the property and has been the focus of all previous exploration and production there. Past production has occurred principally from contact deposits in the Puro Corazón – Santo Niño and Mina Piña – La Bocona areas. The stratigraphic units in the region of Cerro Las Minitas are described below (Figure 9.2.2)

Stratigraphy

Stratigraphy in the Cerro Las Minitas property has not been defined in detail. Detailed mapping, as well as detailed study of drill cores available, will be necessary to define the stratigraphic units and their relationships there. Inspection of underground workings indicates that there is a strong stratigraphic control of mineralization on the property, especially as regards the manto-style mineralization.

STRATIGRAPHIC COLUMN - CERRO LAS MINITAS

ERA	PERIOD	EPOC	Map Symbols	LITHO-STRATIGRAPHY	LITHOLOGY	MINERALIZATION
CENOZOIC	QUATERNARY	RECENT	Qal	Alluvial Deposits (gravel, sand, silt, clay)		Au, Sn Placers Silica Sand
		PLEISTOCENE	Qb	Olivine basalt flows. Matales Formation.		
	TERTIARY	PLIOCENE	Tsc	Unconsolidated continental clastic deposits. Santa Ines, Los Llanos and Guadiana Formations (gravel, conglomerate, sand and basalt)		
		MIOCENE OLIGOCENE	Tsv	Rhyolite tuffs, ignimbrite, flows and breccias. (Uppert Volcanic Series)		Veins of Ag, Au, Fe, Mn, Hg, Sb. Irregular Fluorite Bodies Bentonite, Kaolin and Perlite
		OLIGOCENE EOCENE	Tma	Continental clastic deposits. Ahuichila formation		
		EOCENE PALEOCENE	Tiv	Andesite , dacite, tuffs and andesite breccia (Lower Volcanic Series)		Veins and stockworks of Ag, Au, Pb, Zn, Cu
MESOZOIC	CRETACEOUS	UPPER	Ksic	Sandstone and shale with interbedded limestone and siltstone. (Caracol Formation) Thinnly bedded siltstone, limestone and shale. (Indidura Formation) typically cut by Tertiary dikes and sills.	CUERPO INTRUSIVO CERRO LAS MINITAS	Veins, Mantos, Ag, Pb, Zn Bedded Deposits of Travertine and Onyx.
		LOWER	Ksca	Medium to thickly bedded limestone with interbedded dolomite. Aurora and Cuesta del Cura Formations (Comanchean Series) typically cut by Tertiary dikes and sills.		Veins, Mantos, Chimneys, Skarn Ag, Pb, Zn, Cu. Irregular replacement bodies in Marble

Figure 9.2.2 Stratigraphy in the region of Cerro Las Minitas (After Consejo de Recursos Minerales, 1993)

Regional stratigraphy has been defined by the Consejo de Recursos Minerales and provides a starting point for definition of the stratigraphy in the Minitas District.

Cuesta del Cura and Indidura Formations (Undivided)

Strata of the Cuesta del Cura formation are the oldest rocks exposed in the district and appear to be equivalent to the Baluarte formation, 90km north of the project area. The Cuesta del Cura formation is a marine Lower Cretaceous unit and consists principally of grey to black (carbonaceous), fine grained, thin to medium bedded limestone with thin, undulatory, intercalated dark chert beds.

The typical chert-bearing strata of the Cuesta Del Cura formation on the property grade upwards into a mixed carbonate-siliclastic sequence that contains inceasing amounts of thin to medium bedded shales and sandstones upwards. Those strata are equivalent, but not typical, of the lower part of the Indidura Formation in the region. The stratigraphic sequence on the property is too poorly defined to allow separation of these units and they have been mapped as Cuesta Del Cura and Indidura formations undivided.

Where affected by contact metamorphism, the limestone beds are typically recrystallized and bleached and are the preferred hosts for both contact metasomatic and manto-style mineralization. Closest to the intrusive contact, the chert beds are converted to a quartz-scapolite-albite assemblage and limestones are typically marbleized. Some of the more siliceous units are hornfelsed and their mineralogic compositions are as yet undetermined. Higher in the section, limestones containing a quartz sand component have been metamorphosed to garnet (predominantly grossularite) – wollastonite - epidote aggregates. Some of the more siliceous units are hornfelsed and their mineralogic composition is yet to be determined. At the intrusive contact, small amounts of hedenbergite and diopside have been identified, but only rarely. Metamorphism of the calcareous sediments typically only reaches the grade properly described as skarnoid, which is typical of zinc skarns.

Intrusive Rocks

The intrusive rocks at Cerro Las Minitas have not been studied or mapped in detail, but it is known that the central intrusive complex is composed of at least two principal phases. Both hornblende diorite porphyry and quartz monzonite porphyry phases are seen as major components of the intrusive complex. Xenoliths of diorite are present in the quartz-monzonite intrusive. The quartz monzonite is tan to light grey in color, medium to coarse grained, with a porphyritic texture containing phenocrysts of feldspars, quartz, amphiboles, and biotite. The diorite porphyry is similar in gross aspect, but contains very little K-feldspar, no quartz and little biotite.

Peripheral to the central intrusive complex, numerous dikes transect the folded and metamorphosed sediments of the Cerro Las Minitas Dome. Mapping has not been in enough detail to identify or define the dikes in outcrop, but many have been seen in drill core from the property. Dikes that have been seen vary in composition from andesite to rhyolite, although most are quartz monzonite porphyry and diorite porphyry.

Rhyolite (Upper Volcanic Group)

Unconformably overlying the Cuesta del Cura and Indidura formations and intrusives of Cerro Las Minitas are an undetermined thickness of rhyolites of the Upper Volcanic Group of the Sierra Madre Occidental. The unit outcrops in the north and northwest part of the property and consists predominantly of porphyritic crystal-lithic-vitric rhyolite flows. The presence of jasperoids has been reported in the La Papa area, just NW of Cerro Las Minitas and have been interpreted as evidence of high-level hydrothermal alteration on that area.

Occasionally, thin deposits of continental clastic sediments are seen at the base of the rhyolitic volcanics. Mapping has not been completed in sufficient detail to differentiate these and they are presently grouped with the rhyolites of the Upper Volcanic Group on the property.

Alluvium

The alluvium is composed principally of red soil overlying caliche deposits that conceal underlying rocks in the areas of lower relief on the property. The alluvium contains gravel to boulder sized clasts of weathered rock. In some areas the clasts seem to be derived from underlying rocks and in other areas they appear to be alluvium derived from upslope. Mapping on the property is of insufficient detail to distinguish those areas.

Structure

Detailed mapping of the Cerro Las Minitas property has not been done. Existing mapping was done by CRM in 1980 and modified by Noranda geologists in 1999 and consultants to Silver Dragon Mining de Mexico, S.A. de C.V. in 2006. However, the current detail of mapping is insufficient to define structural relationships or other possible ore controls on the property. Detailed mapping of the Cerro Las Minitas dome will be necessary for effective exploration of the property.

Accordingly to CRM (1993), the Minitas district, like the neighboring districts Avino, La Preciosa and San Sebastian, lie in a graben formed by the NW-trending Rodeo fault to the west and the NW-trending San Lorenzo fault to the east. Faults were formed by post-Laramide extensional stress that affected the western margin, and in some cases, the central part of Mexico.

Locally, Upper Cretaceous strata of the Cuesta del Cura, Indidura and Caracol Formations were folded about northwest trending axes when they were emplaced as a regional allocthon during Laramide compression. Injection of the Tertiary(?) intrusive complex that forms the core of Cerro Las Minitas further deformed the rocks locally into an elliptical, NW-SE trending dome. As the invading intrusives shouldered aside the sediments, substantial radial and low-angle faulting as well as intense folding of the sediments occurred. Map data from underground workings shows that the faulting at Cerro Las Minitas occurred before, during and after the mineralizing events. Although faults of almost every orientation occur on the property, the dominant trends are northwest and northeast, reflecting the prominent regional structures. The northeast trending faults appear to be most closely associated with mineralization.

Alteration

Three distinct alteration assemblages have been recognized at Cerro Las Minitas.

1.     Skarnoid. The skarnoid alteration assemblage is a contact metasomatic phenomenon that is of lower metamorphic grade than is seen in true skarn development. At Cerro Las Minitas, high-grade skarn minerals are very rarely seen and then in only very small quantities. The most prominent assemblage seen in field and underground exposures is a conversion of carbonate rocks to a garnet-wollastonite-epidote assemblage, with minor accessory minerals. In many places it is evident that the garnetized rocks contained a primary quartz-sand component, but in others it appears that silica was introduced during metasomatism.

Accompanying the garnetization of the rocks is a widespread recrystallization of carbonaceous carbonate rocks (marmorization), generally accompanied by moderate to intense bleaching. In many drill intersections, the original carbon content of the rocks is seen to have migrated, at least in part, into abundant stylolites. The intensity of garnetization and marmorization of the carbonate rocks decreases with distance from the contact with the central intrusive complex as well as away from the contacts of some larger dikes. Although the first phase of skarnoid mineralization was Fe-rich, the garnet exposed at Cerro Las Minitas is almost entirely grossularite, suggesting that the main phase of garnetization preceded the mineralizing events, before abundant Fe became available for metasomatic reactions. Mineralization within the skarnoid zone is predominantly replacement of calcite that survived the garnetization event or open space filling and calcite replacement in pipe-like breccia bodies.

2.     Marmorization. It is clear that much recrystallization of carbonate rocks occurred during the intrusion of the central intrusive complex at Cerro Las Minitas. However, there are numerous field exposures of recrystallized carbonate rocks at considerable distance from intrusive contacts and it is not clear that the recrystallization seen there is associated with the primary metasomatic event. Marmorization has therefore been recognized as a distinct form of alteration at Cerro Las Minitas. Two types of marmorization have been recognized.

a.     Non-selective marmorization. This is seen as a widespread recrystallization of carbonate rocks which shows little or no preference for individual strata. It is a bulk recrystallization most closely associated with the primary metasomatic event.

b.     Selective marmorization. This is a visually distinct form of marmorization that is commonly seen to be very bed-selective. Even though it may be confined to thin beds within carbonate rocks that have been only very weakly recrystallized, it is a very strong form of recrystallization that may produce very large grain sizes. When this form of marmorization is well-advanced, a central core of dark brown recrystallized calcite is often seen in the middle of the affected bed. This form of marmorization has now been recognized to be present lateral to Ag-Pb-Zn manto mineralization discovered on the property. The photo below shows an example of selective marmorization.

Marmorization is an important exploration guide at Cerro Las Minitas as the preponderance of mineralization that has been seen there is a replacement of recrystallized carbonate rocks.

3.     Late Stage Alteration. This is a form of alteration that is as yet poorly defined at Cerro Las Minitas. It has been seen only in few drill intersections and in poor field exposures. It has been distinguished from other forms of alteration there because it features strong silicification, sericitization of feldspars and pyritization. Little study of late-stage alteration has been made yet, but it appears to represent a later stage of alteration that occurred in a very near-surface environment. It is currently unknown if this form of alteration is associated with mineralization of interest.

Geologic Summary

The contact metasomatic and massive sulfide chimney Ag, Zn, Pb, Cu deposits of Cerro Las Minitas occur in garnetized calcareous sediments surrounding the central intrusive complex of the Cerro Las Minitas dome. There has been insufficient exploration on the property to determine the distribution of these deposits, but two small areas of such deposits mined to date are estimated (Enriquez, 2005) to have produced about 1.2 million metric tons of Ag, Zn, Pb, Cu ores. Geologic observations within the Dome suggest that additional skarnoid and chimney deposits remain to be discovered in the skarnoid zone at Cerro Las Minitas.

Ag-rich, Pb-Zn manto mineralization was discovered at Cerro Las Minitas by drilling in 2006. This style of mineralization was previously unrecognized at Cerro Las Minitas. It was found to lie in areas distal to the central intrusive contact with essentially no previous exploration. That discovery reveals a new potential at Cerro Las Minitas and the prospect for discovery of additional tonnages of Ag-rich, Pb-Zn mantos there.

Exploration of the Cerro Las Minitas dome is in its early stages. Little exploration systematic has been done previously and past activities in the district have been largely restricted to artisanal mining of outcropping deposits. Continued exploration can be expected to reveal new deposits.

DEPOSIT TYPES

Mineralization seen at Cerro Las Minitas to date has been classified into four types based on surface and underground field observations and examination of drill core. Although production records from the area are very fragmentary, enough sampling of dumps, underground exposures and drill core has been completed to estimate typical grades in each of the four deposit types.

1.     Skarnoid. Contact metasomatic Au, Ag, Zn, Pb, Cu mineralization formed at the contact of the sediments with the central intrusive complex or larger dikes. These deposits are characterized by substantial pyrite content, higher copper content, Zn > Pb, and sphalerite with a high Fe content. The deposits have been exploited principally for Ag, Zn, Pb and Cu by artisanal miners at Cerro Las Minitas, especially in the Santo Niño-Puro Corazón area. The deposits occur as massive replacements of remnant carbonate bodies and disseminated calcite present in the garnet-wollastonite-epidote skarnoid assemblage. The bodies mined were very erratic in form and distribution. Typical grades in the skarnoid mineralization were 80 – 300 g/ton Ag, 2 – 8% Zn, 2 – 4% Pb and 0.5 – 2% Cu. Characteristics of this style of mineralization suggest that it is properly classified as zinc skarn (Megaw, 1998)

2.     Chimney. Pipe-like bodies of massive to semi-massive Zn, Cu and Pb sulfides, often with high Ag values, that have been found in and near faults that cross-cut the skarnoid zone. These produced the richer ores in the Santo Niño-Puro Corazón area. Mineralogically, these deposits show characteristics of both the skarnoid and manto styles of mineralization and are believed to have been formed by multiple mineralizing events. The ores consisted principally of massive to semi-massive aggregates of pyrite, sphalerite, galena, chalcopyrite and bornite replacing recrystallized calcite or filling open spaces. Typical grades in the chimneys were 200 – 400g/ton Ag, 2-10% Zn, 2-6% Pb and 0.5 – 1.5% Cu.

3.     Manto. Manto-style Ag, Pb, Zn, (Cu) deposits as replacements of carbonate strata peripheral to or outside the skarnoid aureole. The deposits are typically restricted to selected carbonate strata ("favorable beds") that have been replaced by massive to semi-massive Pb and Zn sulfides with accessory pyrite, + minor copper sulfides. Recent de-watering and inspection of underground workings has shown that the La Bocona deposit is a manto deposit. Peripheral Ag-Pb-Zn mantos are commonly associated with zinc skarns. Typical grades in the mantos have yet to be determined, but recent drill intersections suggest that they may be in the range of 300 – 800 g/ton Ag, 4 – 12% Zn, 4 – 15% Pb with negligible Cu.

4.     Dike Margin. Replacement mineralization alongside dikes of various compositions outside the skarnoid aureole of the central intrusive complex. Massive to disseminated sulphides of Pb, Zn and Cu are seen replacing carbonate and carbonate bearing rocks, with or without associated skarnoid alteration. This type of deposit is only known from drilling in the district and has yet to be defined in detail. There is insufficient data available to project grades for the dike margin mineralization, but generally it appears to be similar to that of the skarnoid zone.

Of these four deposit types, the skarnoid and chimney deposits have been reported to have produced the bulk of ore exploited in the district. Recent underground exploration has shown that the La Bocona deposit, which produced the bulk of the ore produced in the Mina Piña – La Bocona area, is a manto deposit.

Exploration during 2006 revealed that Ag-Pb-Zn manto deposits may be a major resource in the Minitas District, although they were not previously recognized. The very small amount of exploration that has been done in the district, and the results of drilling done in 2006, suggest that further exploration for deposits of all four types is definitely warranted at Cerro Las Minitas.

MINERALIZATION

Data collected to date reveal that the mineral system at Cerro Las Minitas is properly classified as a zinc skarn (Meinert, 1992, 1997; Megaw, 1998; Megaw et al., 1998). In some references, these deposits are known as Pb-Zn skarns (Ray, 1995). Zinc skarns are well known and mineral deposit models are well developed for them. Recognition of the Cerro Las Minitas system as a zinc skarn by Silver Dragon geologists in 2006 led to a search for evidence of distal Ag-Pb-Zn mantos there. Although Ag-Pb-Zn mantos had not been previously recognized in the district, several have now been found there using the zinc skarn model as a guide to exploration. The deposit model suggests that there are more to be found.

As predicted by the zinc skarn model, high-Fe skarn deposits with Zn > Pb > Cu are found in the skarnoid (contact) zone at Cerro Las Minitas. The model also predicts that zinc deposits with a decreasing skarn-mineral, Fe and Cu components should be found at increasing distance from the intrusive contact. These have now also been found and it has been further discovered that these generally have higher silver contents than the deposits in the contact zone. These more distal zones have had very little previous exploration attention. The potential to discover additional Ag-Pb-Zn deposits there is high.

Farther out from the intrusive contact, the model predicts that Ag-Pb-Zn mantos should occur. Directed exploration has now confirmed that these deposits also occur at Cerro Las Minitas. The La Bocona deposit, now identified as a Ag-Pb-Zn manto by underground exploration and sampling, was the single largest deposit that has yet been mined at Cerro Las Minitas and is estimated to have produced as much as 400,000 metric tons of ore. Drilling west of the Puro Corazón mine in 2006 revealed that a number of Ag-Pb-Zn mantos occur in that previously unexplored area.

Of great interest, the newly discovered manto deposits appear to have the highest Ag contents, with a number of drill intercepts returning assays in excess of 1 kg/ton Ag. Areas distal to the intrusive contact, where the mantos are found to occur, have had no exploration previous to 2006. The fact that evidence of manto mineralization was cut in five of seven holes drilled west of the Puro Corazón mine suggests that the potential for discovery of significant tonnages of high Ag manto mineralization there is very high. Based on past experience in Mexican Ag-Pb-Zn camps, the manto deposits can be expected to be the largest and most continuous deposits to be discovered at Cerro Las Minitas.

Among the distinctive characteristics of zinc skarns is their generally high Mn content (Meinert, 1992). Samples of ore minerals from underground and from drill intercepts confirm that this is the case at Cerro Las Minitas. The oxidized surface expressions of known deposits typically feature prominent Mn staining. Reconnaissance exploration has revealed that areas of prominent Mn staining in outcrop are widespread within the Cerro Las Minitas dome. Furthermore, it has been observed that there are some areas of strikingly Mn-enriched soils in some of the covered areas peripheral to the outcropping portions of the dome.

Historic operations at Cerro Las Minitas were hampered by water problems. The inability of artisanal miners to deal with water inflow problems is believed to be the reason that mineralization was not pursued down-dip, rather then the absence of mineable mineralization. Intercepts of down-dip extensions of mineralization at the Puro Corazón mine during 2006 lend credence to that argument.

Artisanal miners in the Minitas district appear to have avoided exploitation of the near surface oxide ores in favor of the deeper sulfide ores. A number of near-surface, oxide deposits are now known in the district, but require drilling to define. Drilling and underground sampling shows that the oxidized deposits have been enriched by supergene processes and that Ag grades within them are considerably elevated above that found in proto-ores below. If metallurgical testing shows that metals may be extracted profitably from these deposits, they offer the opportunity for rapid development and exploitation as several are already accessed by, or are very near, existing underground access. The potential for discovery of additional unexploited, near-surface oxide deposits appears high.

Individual Ag-Pb-Zn manto deposits in the one million ton range are not uncommon in other Ag-Pb-Zn replacement districts in the Parral terrane in north-central Mexico. In light of data collected from the property to date, it is not unreasonable to anticipate that the potential for such discoveries exists at Cerro Las Minitas as well. Drilling by Silver Dragon in 2006 cut a number of previously unknown manto deposits in the district and further exploration is planned to evaluate the significance of those discoveries. Discovery and exploitation of only one large manto deposit can significantly enhance overall project potential.

EXPLORATION

Little systematic exploration has been done in the development of the Minitas District and the principal activities there were artisanal mining of deposits that were discovered in outcrop. Additional deposits were discovered below in short exploratory drifts driven by the miners, but relatively little underground exploration was done. Some mine maps and assay results from that work have been recovered, but were only a fragmentary record of what was done. Silver Dragon has begun a program of de-watering, rehabilitation, mapping and sampling of those workings and has found them to be more extensive than records indicated. That work is still in progress.

In 1981, CRM continued its support of the development of the district, completing 77m of shaft and 80m of crosscut to cut the upper, oxidized portion of the La Bocona deposit. Following that work, Sr. Jaime Muguiro deepened the Mina Piña shaft another 59 meters to reach the 210 level. A 140 meter crosscut was driven, encountering a number of thin mineralized horizons and the Huisache mineralized chimney. Sr. Muguiro then suspended operations due to water problems. Only fragmentary records of that work remain and Silver Dragon geologists are mapping and sampling underground workings in the Mina Piña - La Bocona area to determine if resources remain in the area accessed by the workings and what potential may exist nearby. The Huisache chimney, discovered by the work of Sr. Maguiro, appears to have had little development and it appears that oxide resources remain there.

In 1995, Minas de Bacis completed a 30-day evaluation of Cerro Las Minitas which consisted of analysis of previous data, inspection of accessible workings and analysis of surface geology. Based on that work, Minas de Bacis recognized an inferred resource of 1,296,000 metric tons grading 0.12 gr/ton gold, 102 gr/ton silver, 2.86% lead, 10.36% zinc and 0.15% copper (Table 13.2). The data upon which that estimate was based have not been found and it can only be reported as an historical estimate. Based on their analysis, Minas de Bacis began negotiations to acquire the concessions in the district. Those negotiations were unsuccessful and Minas de Bacis withdrew. A summary report of Minas de Bacis findings has been located, but much of the data used as the basis for the conclusions in the report has not.

From 1999 to 2000, Minerales Noranda, SA de CV (Noranda) optioned the properties and completed an exploration program including 861 soil and rock samples, an aeromagnetic survey covering the entire district, and seven diamond drill holes, for 3,886 meters, within the Cerro Las Minitas Dome. Results were encouraging but not up to Noranda's expectations and they abandoned the property. Unfortunately, the original Noranda data has not been found and all that has been located is summary data presented in a report by Proyectos Minerales y Topografia, S.A. de C.V. (2001).

Minera Real Victoria (MRV) acquired leases on concessions in the Puro Corazón - Santo Niño area in 2005 and began a program of exploration and development in the area. In May 2005, MRV began driving a 2.5m X 2.5m decline into the Puro Corazón - Santo Niño workings to develop resources believed to be present there. MRV drove 170 meters of workings to connect with level 2 of the Puro Corazon workings and to make a preliminary exploration of the near surface portion of the La Chiva mineralized zone. That work was halted in November, 2005 when MRV entered negotiations with Silver Dragon Resources, Inc to acquire the property. The sampling and resource assessment started by MRV was not completed, but some underground geologic maps and sample data from that work have been recovered.

DRILLING

The Consejo de Recursos Minerales (CRM) has offered some support to district miners since 1977. In 1979 and 1980, the CRM drilled seven diamond drill holes for 834.5 meters in the Mina Piña - La Bocona area, which was then controlled by Sr. Santiago Valdez. Drill logs and assay data, as well as some geologic sketch maps, were presented to Sr. Valdez without interpretation. No records of interpretation or follow up of the intercepts of mineralization made in that drilling have been found to date. Silver Dragon geologists are currently compiling and analyzing that data.

A summary of the results of the CRM drilling is presented in Table 13.1 and the locations of the drill holes are shown in Figure 13.1. The results of CRM drilling have not been verified because the original drilling samples are not available, and thus the samples cannot be retested for verification. The length of drill hole intercepts is reported as down-hole length only. True thicknesses of intercepts have not been calculated. True thicknesses of intercepts have not been calculated because the original drill logs are not available for analysis.

CLASS*	TYPE OF ORE	MINE	TONNES	GRADES Au (g/t)	Ag (g/t)	Pb (%)	Zn (%)	Cu (%)
Inferred	Oxide	La Bocona	612,000	0.12	22	1.21	16.4	0.11
Inferred	Oxide	Puro Corazón	420,000	0.14	152	3.7	5.4	0.21
		Subtotal	**1,032,000**	**0.13**	**75**	**2.22**	**3.17**	**0.15**
Inferred	Sulfides	La Bocona	144,000	0.04	260	5.63	4.81	0.15
Inferred	Sulfides	Puro Corazón	120,000	0.16	144	4.99	3.55	0.14
		Subtotal	**264,000**	**0.07**	**207**	**5.34**	**4.23**	**0.14**
		Grand Total	**1,296,000**	**0.12**	**102**	**2.86**	**10.36**	**0.15**
	Total La Bocona		**756,000**	**0.10**	**67**	**2.05**	**14.19**	**0.12**
	Total Puro Corazón		**540,000**	**0.14**	**150**	**3.99**	**4.99**	**0.19**

Table 13.2. Minas de Bacis Historic Resources Estimates* for the Puro Corazón-Santo Niño and La Bocona-Mina Piña mines.

*Bacis did the estimation of resources based on the CRM's drill holes in 1979 and underground data from the Puro Corazón-Santo Niño and La Bocona-Mina Piña mines. They reported thier estimate as inferred resources, but the much of the data they based the estimate on has not been found. That estimate is not current, has not been validated by the writer or any other company, and should not be relied upon.

588000 E
588500 E
2,711500 N
2,711000 N
CRM
Drill Holes
N
S
E
W
DDH GV-79-7
DDH GV-79-1
DDH GV-79-6
DDH GV-79-3
DDH GV-79-4
DDH GV-79-2
DDH GV-79-5
EL HUIZACHE
MINA PIÑA SHAFT
LA BOCONA ADIT
TRES ESTRELLAS SHAFT
LA MURALLA AREA
LA MURALLA SHAFT
2200
2175
2150
2125
Alluvium
Garnet Skarn & Marble
Marble
Qtz-Monzonite Porphyry & Diorite Porphyry
Cuesta del Cura & Indidura Formations (Undivided)
Tabular Mineralized Structure Showing Dip
Fault
Strike and Dip of Bed
DDH'S CRM
Local Access Road
Trenches and Small Mine Workings
GRAPHIC SCALE
0 25 75 125 250
METERS
SILVER DRAGON MINING DE MEXICO S.A DE C.V.
GUADALUPE VICTORIA, DURANGO, MEXICO
CERRO LAS MINITAS
Location Map
CRM Drill Holes

Figure 13.1 Location Map – CRM Drill Holes

From 1999 to 2000, Minerales Noranda, SA de CV (Noranda) optioned the properties and completed a drilling program consisting of seven widely-spaced diamond drill holes, for 3,886 meters, within the Cerro Las Minitas Dome. Results were encouraging but not up to Noranda's expectations and they abandoned the property. Unfortunately, the original Noranda data has not been found and all that has been located is summary data presented in a report by Proyectos Minerales y Topografia, S.A. de C.V. (2001).

Most of the core from Noranda's drilling has been located and a partial re-examination of that core has been made to confirm data used in estimating the inferred mineral resource reported herein. Continued re-examination of that core is ongoing, as Noranda's drill logs have not been recovered. A summary of the results of Noranda's drilling are presented in Table 13.3 and the location of Noranda's drill holes is shown in Figure 13.2. The results of Minerales Noranda drilling have not been verified because the original drilling samples are not available, and thus the samples cannot be retested for verification. The length of drill hole intercepts is reported as down-hole length only. True thicknesses of intercepts have not been calculated because the original drill logs are not available for analysis.

Silver Dragon Mining de Mexico, S.A. de C.V. began an exploratory drilling program at Cerro Las Minitas in May 2006, shortly after acquiring rights to the property. Concurrently, geologists began compiling and analyzing existing data for the property. Examination of that data showed that it was inadequate to guide further exploration operations and a program of rehabilitation, mapping and sampling existing workings on the property began. That program is still in progress, but much of the work in the Puro Corazón - Santo Niño workings is near completion.

A summary of Silver Dragon's drill results is presented in Table 13.4 and the location of those drill holes is shown in Figure 13.2. The results of selected portions of Silver Dragon's drilling has been verified, and is discussed in Item16 Data Verification. The length of drill hole intercepts is reported as down-hole length only. True thicknesses of intercepts have not been calculated. Nine of the eleven holes drilled have been logged, sampled and assayed. Analysis of the two remaining holes is pending availability of qualified geotechnical personnel. On the basis of interpretation of data in hand, the Company has planned an aggressive exploration and development program for 2007.

CERRO LAS MINITAS, Durango , Mexico
SILVER DRAGON MINING de MEXICO DRILL HOLE SUMMARY

UTM Coordinates NAD27 (Mexico) Zone 13											Average Grade			
DDH-ID	UTM COORDINATES		ELEV.	AZIMUTH	INCL	TOTAL	INTERCEPT (m)			True Thickness	Ag	Pb	Zn	Cu
	E	N	(m)	(°)	(°)	DEPTH (m)	FROM	TO	LENGTH		g/t	%	%	%
SDLM-01	*587384*	*2710734*	*2125*	*90*	*-65°*	*405.40*	261.2	264	2.80	Undetermined	*185*	*6.58*	*8.21*	*1.23*
						Mineralized Interval 2	290.55	291	0.45	Undetermined	*275*	*11.20*	*9.60*	*2.23*
						Mineralized Interval 3	308	308.55	0.55	Undetermined	*147*	*3.91*	*5.30*	*0.18*
						Mineralized Interval 4	311.1	313.7	2.60	Undetermined	*133*	*5.48*	*13.54*	*0.06*
						Mineralized Interval 5	327.6	329.45	1.85	Undetermined	*121*	*3.54*	*3.62*	*0.04*
						Mineralized Interval 6	361.1	364.8	3.70	Undetermined	*179*	*3.48*	*12.28*	*2.35*
						Mineralized Interval 7	366.5	368.8	2.30	Undetermined	*117*	*0.04*	*4.65*	*0.07*
SDLM-02	*587384*	*2710754*	*2127*	*90*	*-63°*	*421.40*	158.8	162.35	3.55	Undetermined	*271*	*9.15*	*8.00*	*0.59*
						Mineralized Interval 2	168.90	170.05	1.15	Undetermined	*224*	*7.83*	*6.01*	*0.83*
						Mineralized Interval 3	274.00	275.90	1.89	Undetermined	*408*	*12.40*	*9.83*	*0.10*
						Mineralized Interval 4	333.25	334.70	1.45	Undetermined	*617*	*17.50*	*16.07*	*0.57*
						Mineralized Interval 5	338.50	339.80	1.30	Undetermined	*442*	*12.01*	*9.63*	*0.11*
SDLM-03	*587433*	*2710714*	*2129*	*90*	*-70°*	*396.60*	238.75	239.90	1.15	Undetermined	*862*	*17.07*	*18.97*	*0.10*
						Mineralized Interval 2	298.15	299.65	1.50	Undetermined	*1318*	*25.11*	*17.27*	*0.30*
						Mineralized Interval 3	350.35	350.8	0.45	Undetermined	*212*	*0.43*	*8.06*	*0.82*
						Mineralized Interval 4	368.2	368.75	0.55	Undetermined	*123*	*0.05*	*11.95*	*0.41*
						Mineralized Interval 5	370.9	371.45	0.55	Undetermined	*330*	*0.63*	*0.58*	*0.78*
						Mineralized Interval 6	390.1	391	0.90	Undetermined	*333*	*0.71*	*3.60*	*0.01*
SDLM-04	*587445*	*2710774*	*2131*	*90*	*-68°*	*571.00*	378	378.9	0.90	Undetermined	*1220*	*5.84*	*0.27*	*0.06*
						Mineralized Interval 2	378.9	379.9	1.00	Undetermined	*297*	*1.17*	*0.18*	*0.02*
SDLM-05	*587689*	*2710563*	*2146*	*28*	*-55°*	*128.25*	72.35	73.40	1.05	Undetermined	*128*	*0.93*	*0.8*	*0.21*
						Mineralized Interval 2	77.15	79.45	2.30	Undetermined	*569*	*4.53*	*0.62*	*0.89*
						Mineralized Interval 3	99.15	100.4	1.25	Undetermined	*110*	*2.01*	*0.19*	*0.09*
SDLM-06	*587689*	*2710563*	*2146*	*28*	*-75°*	*151.50*	2.00	4.90	2.90	Undetermined	*2896*	*0.04*	*0.12*	*0.38*
						Mineralized Interval 2	102.85	105.10	2.25	Undetermined	*378*	*7.75*	*6.57*	*0.26*
SDLM-07	*587645*	*2710615*	*2147*	*60*	*-50°*	*113.10*	14.30	15.60	1.30	Undetermined	*91*	*0.36*	*0.46*	*0.08*
						Mineralized Interval 2	63.55	64.30	0.75	Undetermined	*218*	*1.50*	*0.23*	*0.02*
						Mineralized Interval 3	74.55	78.50	3.95	Undetermined	*157*	*1.27*	*0.19*	*0.15*
						Mineralized Interval 4	87.35	90.55	3.20	Undetermined	*169*	*1.66*	*0.28*	*0.36*
SDLM-08	*588519*	*2710706*	*2084*	*270*	*-60°*	*169.25*	57.50	58.40	0.90	Undetermined	*78*	*2.96*	*1.35*	*0.72*
SDLM-09	*588560*	*2710628*	*2095*	*270*	*-60°*	*210.15*	107.60	108.55	0.95	Undetermined	*113*	*1.49*	*1.44*	*0.03*
						Mineralized Interval 2	111.90	112.65	0.75	Undetermined	*97*	*1.29*	*2.28*	*0.01*
						Mineralized Interval 3	112.65	113.35	1.90	Undetermined	*223*	*0.59*	*1.10*	*0.01*
						Mineralized Interval 4	113.35	113.85	0.50	Undetermined	*82*	*0.72*	*1.11*	*0.01*
SDLM-10	*588500*	*2710845*	*2108*	*270*	*-60°*	*198.55*	No Data Available							
SDLM-11	*588490*	*2710987*	*2114*	*245*	*-70°*	*150.00*	No Data Available							
					TOTAL	*834.55*								

Table 13.4 Summary of Assay Results from Silver Dragon Mining de Mexico diamond drill holes drilled at Cerro Las Minitas, Durango, Mexico

SAMPLING METHOD AND APPROACH

Sampling Overview: All surface sampling, underground sampling, and drill hole sampling is presumed to have been conducted by previous workers in conformance with the professional standards of the mining industry. No data are available that describe sampling methods and approach. Verification sampling has been conducted by Vector for the purpose of this report and is described in Item 16.

Vector collected 10 representative mineralized rock samples from various locations on the Cerro Las Minitas property as indicated below:

  Pura Corazon                2 samples

  Guadalupe Ramp          2 samples

  La Pina Ore                    4 samples

  Bocona                          2 samples

Random hand samples were collected from the specific areas and placed in standard tight-woven cloth sample bags, sealed, and marked with an identification number.

SAMPLE PREPARATION, ANALYSES AND SECURITY

Past Sampling and Drilling Programs: No description is available for past sample preparation, analyses and security.

Verification Samples

Lab Accreditation: Vector's 10 verification samples were delivered to ALS Chemex Laboratories in Vancouver, B.C., Canada which is ISO 9002 and ISO 9001:2000 certified. The coarse rejects from Chemex Vancouver were submitted to American Assay Laboratories in Reno, Nevada which is under the direction of a Certified Arizona Assayer. A set of 13 pulps from previous drill sample analysis was delivered to Vector and submitted to Florin Analytical Services in Reno, Nevada, which is a Nevada accredited laboratory.

Sample Preparation: Initial sample preparation was conducted by ALS Chemex Laboratories. Chemex returned the coarse rejects to Vector, which were then submitted to American Assay Laboratories in Sparks, Nevada for verification testing. No aspect of sample preparation was conducted by an employee, officer, director or associate of Silver Dragon. Samples were logged in by the lab, assigned a bar code for tracking, dried, crushed, and pulverized for analysis. Samples were crushed using a jaw and/or roll crusher and then split with a riffle splitter to provide a homogeneous sub-sample, fully representative of the original field sample. The split was then pulverized to -200 mesh.

Multi-Element Analyses: ALS Chemex conducted 34-element analysis (Lab code ME-ICP41) on the 10 Vector samples by aqua-regia acid digestion and ICP-AES analysis (plasma mass spectrometry). Silver, lead, and zinc analysis was conducted on all samples by atomic absorption using Lab code AA46. American Assay conducted 69-element analysis (Lab code ICP-2A) on the ALS Chemex coarse rejects from the 10 Vector samples by aqua-regia acid digestion and ICP analysis. Results for selected elements are presented in this report.

Quality Control: Barren wash material is used to ensure that no contaminants are present between sample preparation batches. All batches routinely contain reference material (standards), duplicate samples, and blanks for analysis. Subsequent analytical data are monitored and audited by the laboratory for internal control and to ensure precision and accuracy. No independent standards or blanks were submitted by Vector.

Security: All 10 verification samples were collected by Vector and assigned an individual sample number (1001 through 1010), and the individual sample bags were tied secure. The samples were then transported by vehicle in Vector's presence to Guadalupe Victoria, where they were shipped directly to ALS Chemex in Guadalajara and then to ALS Chemex in Vancouver, B.C., Canada. No security seals were compromised in the presence of Vector.

Statement of Adequacy: It is Vector's opinion that the sampling, sample preparation, analytical procedures, and security of the 10 samples collected by Craig L. Parkinson, P.Geo are acceptable and of professional quality.

DATA VERIFICATION

Conditions & Limitations: Vector spent two days inspecting relevant data in the office of Silver Dragon in Guadalupe Victoria and conducting a site inspection of the Cerro Las Minitas property. Geologic maps, land maps, and sampling data were provided to Vector by Douglas R. Wood, P.Geo and Silver Dragon personnel. Vector spent two days inspecting and sampling the property, and access to all mineralized areas was by foot and vehicle. No underground sampling was conducted owing to safety considerations.

Verification Summary:

  Literature review

  Inspection and discussion of data with Silver Dragon representatives (2 days)

  Site Visit (2 days)

  Sampling of Pura Corazon

  Sampling of Guadalupe Ramp

  Sampling of La Pina Ore

  Sampling of Bocona

  Discussions with Mexican geologists on site and in the office

  Analysis of samples by ALS Chemex in Vancouver, Canada

  Analysis of samples by American Assay in Sparks, Nevada

  Analysis of drill pulps by Florin Analytical Services in Reno Nevada

  Compilation of assay data

  Review of all data

Verification Sampling: Craig L. Parkinson, P.Geo personally collected all verification rock grab samples during the site visits on September 26 and 27, 2006. Sampling focused on mineralized exposures at Pura Corazon, Guadalupe Ramp, La Pina, and Bocona. Mr. Parkinson was accompanied by Mr. Wood, who provided geologic input on the location of existing anomalous mineralization. The grab samples were collected by picking up various-sized rock by hand and placing them in a clean new cloth sample bag. Sample security, analytical quality control and assurance are presented in Item 15.

In addition to the 10 rock samples collected by Vector, the authors selected 13 sample pulps from previous drilling and sample analysis. Mineralized pulp samples were selected from drill hole numbers LM-01, LM-02, and LM-03, and the pulps were delivered to Vector and subsequently submitted for verification analysis.

Verification Sample Results: Tables 16.1 and 16.2 summarize the sample results. All areas reported as containing significant silver, lead, zinc, and copper mineralization were verified by Vector. Select sample results are summarized below.

Sample Numbers	Location

Samples 1001 and 1002	Pura Corazon

Samples 1003 and 1004	Guadalupe Ramp

Samples 1005 thru 1008	La Pina Ore

Samples 1009 and 1010	Bocona

	ALS Chemex				American Assay

Sample	Ag	Pb	Zn	Cu	Ag	Pb	Zn	Cu
Number	ppm	%	%	ppm	ppm	ppm	ppm	ppm

1001	145	4.4	9.91	2250	133	19900	94700	1620

1002	205	7.2	5.85	4910	228	18100	69200	5040

1003	238	4.1	19.65	6970	248	17100	166000	5760

1004	139	4.4	9.93	1180	100	20600	82600	767

1005	1170	27.7	11.75	888	299	20100	10100	675

1006	1305	>30.0	1.96	324	271	21100	21500	324

1007	956	25.3	17.6	1420	312	17400	170000	1180

1008	1000	25.7	17.4	2620	212	15600	144000	1750

1009	150	1.97	11.2	6080	186	18300	135000	5570

1010	57.76		4.1	1340	34	4440	30400	742

Note: 10,000 ppm = 1%

Table 16.1: Summary of Vector verification results of rock grab sampling and analysis.

	Florin Analytical				Original Assay

Sample	Ag	Pb	Zn	Cu	Ag	Pb	Zn	Cu
Number	ppm	%	%	%	ppm	%	%	ppm

16050	276	12.70	9.94	2.16	275	11.2	9.6	22300

16080	146	0.43	3.42	2.62	142	0.3	3.4	27200

16081	432	0.88	31.40	6.98	402	0.7	>30	77100

16082	206	0.42	10.78	2.38	205	0.3	10.6	24400

16128	Insufficient sample amount				482	14.7	14.4	1495

16129	144	3.75	9.52	0.02	141	3.7	0.8	160

16130	490	16.14	3.66	0.04	539	17.1	4.2	527

16145	212	10.08	9.18	1.01	201	9.3	9.2	10400

16146	714	23.80	19.52	0.35	804	21.2	19.2	3640

16152	684	19.48	14.94	0.16	751	21.2	16.2	1861

16153	146	2.92	2.82	0.04	134	2.8	3.1	441

16219	592	11.66	4.36	0.13	683	12.6	4.9	1720

16220	916	18.30	26.60	0.08	977	19.9	28.0	954

Note: 10,000 ppm = 1%

Table 16.2: Summary of Vector verification results from previous drill pulps.

The above results are similar to the assay results from previous drilling provided in Tables 13.1, 13.3, and 13.4. The verification sampling and assay results conducted by Vector are indicators of significant mineralization at Cerro Las Minitas.

Verification Statement: It is the author's opinion that the basic data package on the Cerro Las Minitas property is reliable and represents professional-level work. The presence of significant silver, lead, zinc, and copper mineralization of economic interest is confirmed.

ADJACENT PROPERTIES

There are small mines and prospects located in the low hills one kilometer to the northwest of Cerro Las Minitas. Those workings are located on concessions held by Industrias Peñoles. Brief field inspection by Mr. Wood revealed that the workings explore Ag-Pb-Zn-Cu replacement deposits associated with quartz-monzonite dikes like those seen at Cerro Las Minitas. No other information has been collected about those occurrences.

All mineral ground surrounding the Cerro Las Minitas concessions of Silver Dragon Mining de Mexico, S.A. de C.V. is held under concessions of Industrias Peñoles, as verified by Mr. Wood during a standard mining title search for the property and surrounding area. Mr. Parkinson and Mr. Wood have been unable to verify the information and the information is not necessarily indicative of the mineralization on the Cerro Las Minitas Property.

MINERAL PROCESSING AND METALLURGICAL TESTING

Although artisanal miners have been producing ore from Cerro Las Minitas since the early 1960's, no reliable records of either production or mineral processing data have yet been found. Enriquez (2005) reported that historical recoveries from sulfide ores treated by flotation are on the order of 85% for silver, 75% for gold, 65% for lead, and 75% for zinc. Enriquez did not present any supporting data for the recovery data.

Minas de Bacis completed a 30-day review of data available at Cerro Las Minitas in 1995. They reported metal recovery data for sulfides from the La Bocona Mine, sulfides from the Puro Corazón Mine and oxides from the Puro Corazón Mine. It is uncertain how they obtained this data, but local operators say that it was obtained from the artisanal mills that were treating the ore in the Velardeña district. These data are not considered reliable and are reported as historical data (Table 18.1).

MARKET FOR COMMON STOCK

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "SDRG." The following table shows the quarterly high and low trade prices on the Over-the-Counter Bulletin Board. The prices reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

The first trades of our shares on the Over-The-Counter Bulletin Board started January 1, 2001, and trading has been very limited since then; there can be no assurance that a viable and active trading market will develop. There can be no assurance that even if a market were developed for our shares, there will be a sufficient market so that holders of common stock will be able to sell their shares, or with respect to any price at which holders may be able to sell their shares. Future trading prices of our common stock will depend on many factors, including, among others, our operating results and the market for similar securities.

The following sets forth information relating to the trading of our common stock on the Over-The-Counter Bulletin Board.

	Sales Prices on the Over-The-Counter Bulletin Board ($)
	High	Low
Fiscal Year Ended December 31, 2004
First Quarter	$0.12	$0.025
Second Quarter	$0.07	$0.015
Third Quarter	$0.09	$0.016
Fourth Quarter	$0.075	$0.022

Fiscal Year Ended December 31, 2005
First Quarter	$0.38	$0.04
Second Quarter	$0.38	$0.10
Third Quarter	$0.18	$0.085
Fourth Quarter	$0.51	$0.09

Fiscal Year Ending December 31, 2006
First Quarter	$1.94	$0.43
Second Quarter	$1.35	$0.83
Third Quarter	$1.79	$0.70
Fourth Quarter	$2.46	$1.10

On January 24, 3007, the closing trade price of our common stock as reported on the Bulletin Board was $2.12 per share. On that date, there were approximately 141 shareholders of record of our common stock.

DIVIDEND POLICY

We have never paid and do not intend to pay any cash dividends on our common stock for the foreseeable future. We currently intend to retain any future earnings for reinvestment in our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other relevant factors.

MANAGEMENT

Directors, Executive Officers and Significant Employees

The following sets forth information concerning our current directors, executive officers and significant employees. Each director has been elected to serve until our next annual meeting of shareholders and until his successor has been elected and qualified. Each executive officer serves at the discretion of our board of directors

Name	Age	Position
Marc Hazout	42	Chief Executive Officer, President and Director

Marc M. Hazout has been our President, Chief Executive Officer and a director since June 1, 2002. From 1985 to 1987, Mr. Hazout was the Canadian licensee and franchisee for a multinational clothing manufacturer and retailer. From 1987 to 1991, Mr. Hazout established a private label apparel manufacturing and retailing company. From 1991 to 1998, Mr. Hazout developed, owned and operated entertainment complexes in Toronto. Mr. Hazout attended The Canadian Securities Institute from 1998-2000 and in 1999 worked as an equity trader for Swift Trade Securities Inc. in Toronto. Mr. Hazout studied International Relations and Economics at York University in Toronto from 1983 to 1985. Mr. Hazout completed the Real Estate Licensing Course at Humber College in Toronto in 1984.

Since 1998, Mr. Hazout has been President and Chief Executive Officer of Travellers International Inc., an investment and merchant banking firm headquartered in Toronto. Mr. Hazout has served as sole director of Travellers International, Inc. since June 25, 1998. As of November 20, 2006, Mr. Hazout beneficially owned 100% of the shares of the capital stock of Travellers International, Inc.

No director or officer has been involved in legal proceedings.

Code of Ethics

Currently, we have only limited business operations and only one director and one officer and, therefore, we believe a code of ethics would have limited utility. We intend to adopt a code of ethics as our business operations expand and we have more directors, officers and employees.

Audit Committee Financial Expert

We have only one director and therefore do not have an audit committee financial expert.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation for services in all capacities for the fiscal years ended December 31, 2005, 2004 and 2003 of those persons who were, at December 21, 2006 the chief executive officer (the "named officer").

		Annual Compensation			Long Term Compensation			All Other

					Awards		Payouts	Compensation

Name and	Year	Salary ($)	Bonus	Other	Restricted	Securities	LTIP
Principal			($)	Annual	Stock	Underlying	Payouts
Position				Compensation ($)	Awards ($)	Options/SARs(#)	($)

Marc	2005	$288,000	None	None	1,000,000	None	None	None
Hazout,
Director,
President	2004	$252,000	None	$17,010	None	None	None	None
and Chief
Executive
Officer	2003	$252,000	None	None	None	None	None	None

We awarded no stock purchase options, or any other rights to any of our directors or officers in fiscal years ended December 31, 2005 and December 31, 2004. We do not have a Long-Term Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 about our compensation plans under which shares of stock have been authorized:

	Number of securities to be	Weighted-average	Number of
	issued upon exercise of	exercise price of	securities remaining
	outstanding options,	outstanding options,	available for future
Plan Category	warrants and rights (a)	warrants and rights (b)	issuance (c)

Equity compensation plans approved by security
holders:

None	--	--	--

Equity compensation plans not approved by security
holders:

2002 Employee, Consultant and Advisor	0	0	440,420
Stock Compensation Plan

2002 Stock Option Plan(1)	0	0	0

Total	0	0	0

(1) The 2002 Stock Option Plan was discontinued because we did not seek a shareholder approval of the continuance of the plan.

Compensation of Directors

Directors are reimbursed for any reasonable expenses incurred in the connection with attendance at board or committee meetings or any expenses generated in connection with the performance of services on the behalf of the us. We currently have one director who is also our president and chief executive officer.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On April 8 and November 5, 2004, we issued to Travellers International, Inc. ("Travellers") 375,000 shares of the common stock and 200,000 shares of the common stock, respectively, in settlement of payables of $25,000 due to Mr. Hazout. Mr. Hazout is the President and the Chief Executive Officer of Travellers, an investment and merchant banking firm headquartered in Toronto, since June 25, 1998. Mr. Hazout has served as sole director of Travellers since June 25, 1998. As of November 20, 2006, Mr. Hazout beneficially owned 100% of the shares of the capital stock of Travellers.

Marc Hazout has served as our Chief Executive Officer and President of since June 1, 2002. Mr. Hazout has served as a director for us since June 1, 2002, and has served as our sole director since September 21, 2002. As of January 26, 2007, Mr. Hazout beneficially owned 30% of the shares our common stock.

On March 31, 2005, we issued Travellers 3,254,018 shares of the common stock in settlement of accrued and outstanding salary and expenses of $813,504.54 ($864,000 minus short swing profits owing to us in the sum of $50,495.46) due to Mr. Hazout pursuant to his Employment Agreement dated July 10, 2002.

On January 10, 2006 we issued Travellers 1,000,000 shares of common stock pursuant to the terms of the Employment Agreement dated November 15, 2005 with Marc Hazout.

On March 1, 2006 we issued Travellers 1,000,000 restricted common shares in consideration for its assistance to the Company in the acquisition of the mining rights in Cerro las Minitas, Mexico.

On May 15, 2006, we entered into a trust arrangement with Travellers for the deposit by us of $1,000,000 for the purposes of investing on behalf of us. We had received proceeds of an equity financing to be used towards our obligations in Mexico and China over the next several months. As at September 30, 2006, we realized losses of $492,043 on the sale of these marketable securities.

As part of the investment, Mr. Hazout directed Travellers to purchase a total of 200,000 shares of our common stock using $234,917 as described below:

(i) 50,000 shares of common stock on August 8, 2006 at an aggregate purchase price of $50,190;

(ii) 50,000 shares of common stock on August 17, 2006 at an aggregate purchase price of $63,403;

(iii) 45,000 shares of common stock on September 15, 2006 at an aggregate purchase price of $55,654;

(iv) 20,000 shares of common stock on September 20, 2006 at an aggregate purchase price of $24,270; and

(v) 35,000 shares of common stock on September 21, 2006 at an aggregate purchase price of $41,400.

The first of the three foregoing purchases on Form 4s were filed for Mr. Hazout with the Securities and Exchange Commission ("SEC") on August 10, 2006, August 21, 2006 and September 19, 2006, respectively. Mr. Hazout reported the last two of the foregoing purchases on a Form 4 filed with the SEC on September 22, 2006.

In course of working on our Form 10-QSB for the third quarter, SF Partnership, LLP, our independent auditors, notified us on November 8, 2006 that the above-mentioned transactions may be determined to be in violation of the Sarbanes-Oxley Act of 2002, namely, Section 402 of this Act.

On November 20, 2006, Mr. Hazout directed Travellers to order a stock certificate for the 200,000 shares of our common stock. This stock certificate has been delivered to us and we have subsequently cancelled the stock certificate and returned it to treasury.

Of the $1,000,000 which Travellers had been provided in trust, approximately $185,000, the approximate balance in Travellers' account, has been requisitioned from Travellers International, Inc.'s brokerage and has been returned to us. Neither Mr. Hazout nor Travellers received any fees or commissions as a result of Travellers' trusteeship.

We are taking actions to prevent the recurrence of events of this nature in the future, including taking steps to hire a Chief Financial Officer to oversee our financial operations, as well as to appoint additional members to the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the common stock beneficially owned by (1) our directors and named executive officers, (2) persons known by us to beneficially own, individually, or as a group, more than 5% of our outstanding common stock as of January 26, 2007 and (3) all of our current directors and executive officers as a group. For the purposes of the information provided below, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and, for each person, includes shares that person has the right to acquire within 60 days following January 26, 2007 subject to options, warrants, or similar instruments. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares	% Shares (1)
Marc Hazout (2)
Suite 803
1121 Steeles Avenue West
Toronto, Ontario, M2R 3W7	17,221,751	30.29%

Officers and Directors as a group	17,221,751	30.29%

(1) Based on 58,473,533 shares issued and outstanding as of January 26, 2007 ..

(2) Owned by Travellers International, Inc. solely owned by Mr. Hazout. Mr. Hazout is the President and CEO of Travellers.

SELLING SHAREHOLDERS

The securities covered by this prospectus are shares of our common stock that have been issued and shares of our common stock that may be issued upon the exercise of warrants to purchase shares of our common stock. Because the selling shareholders may sell all or a portion of their shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of common stock that each selling security holder may retain upon the completion of the Offering. The number of shares of common stock that may be actually sold by the selling shareholders will be determined by these shareholders. We are registering for the selling shareholders named herein an aggregate of 2,535,000 shares of common stock. The shares of common stock to which this prospectus relates consist of the following:

  750,000 shares of common stock which are currently issued and outstanding;

  392,500 shares of common stock, issuable upon exercise of class A common stock purchase warrants at $2.00 per share;

  392,500 shares of common stock, issuable upon exercise of class B common stock purchase warrants at $5.00 per share; and

  1,000,000 shares of common stock, issuable upon the exercise of class C common stock purchase warrants at $1.00 per share.

None of the selling shareholders has, or within the past three years has had, any material relationship, position or office with us or our predecessors or affiliates.

The following table sets forth, as of January 26, 2007, (1) the name of each selling security holder, (2) the number of shares of our common stock beneficially owned by each selling security holder, including the number of shares purchasable upon exercise of warrants, and (3) the maximum number of shares of common stock which the selling shareholders can sell pursuant to this prospectus. Because all of the selling shareholders are registering all of the shares held by them, they would own no shares of common stock if they sold all of the shares registered by this prospectus.

Except as otherwise noted below, the number of shares of our common stock registered for sale hereunder for a selling security holder consists of shares of our common stock either beneficially owned or issuable upon exercise of the warrants described above.

Except as otherwise noted below, to our knowledge, none of the selling shareholders is a holder of 10% or more of our shares, or a broker-dealer or an affiliate of a broker-dealer. We believe that the selling shareholders have sole voting and investment powers over their ordinarily shares. The information provided below with respect to each selling shareholder has been obtained from such selling shareholder.

Shares Subscribed Pursuant to the Subscription Agreements dated March 23, 2006

Name	Number of Shares	Percentage of	Number of	Percentage of
	Beneficially Owned	Shares Owned	Shares Offered	Shares owned
	Before Offering (1)	Before Offering (1)	At Offering (2)	After Offering
(3)

HELLER CAPITAL INVESTMENTS LLC (4)	500,000	*	500,000	0%
700 E. Palisade Avenue
Englewood Cliffs, New Jersey 07632

Shares Subscribed Pursuant to the Subscription Agreements dated November 9, 2006

Name	Number of Shares	Percentage of	Number of	Percentage of
	Beneficially Owned	Shares Owned	Shares Offered	Shares owned
	Before Offering (1)	Before Offering (1)	At Offering (2)	After Offering
				(3)

ALPHA CAPITAL ANSTALT (5)	2,000,000	3.42%	2,000,000	0%
Pradafant 7
9490 Furstentums
Vaduz, Lichtenstein

DRAGONFLY CAPITAL PARTNERS LLC (6)	35,000	*	35,000	0%
The Graybar Building, 420 Lexington Avenue, Suite
2620, New York, NY 10170

* Designates a percentage of ownership of less than 1%.

(1) All percentages are based on 58,473,533 shares of common stock issued and outstanding on January 26, 2007 . Beneficial ownership is calculated by the number of shares of common stock that each selling security holder owns or controls or has the right to acquire within 60 days of January 26, 2007 .

(2) This table assumes that each shareholder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling shareholders are not required to sell their shares.

(3) Assumes that all shares registered for resale by this prospectus have been issued and sold.

(4) Includes 250,000 shares of common stock and 125,000 shares of common stock issuable upon exercise of Class A common stock purchase warrants and 125,000 shares of common stock issuable upon exercise of Class B common stock purchase warrants. There are no particular person who owns more than 10% of the shares of Heller Capital Investments LLC ("Heller"). Ronald I. Heller may be deemed to have voting control and investment discretion over the common shares beneficially held by Heller.

(5) Includes 500,000 shares of common stock and 250,000 shares of common stock issuable upon exercise of Class A common stock purchase warrants and 250,000 shares of common stock issuable upon exercise of Class B common stock purchase warrants and 1,000,000 shares of common stock issuable upon exercise of Class C common stock purchase warrants. Konrad Ackerman may be deemed to have voting control and investment discretion over the common shares beneficially held by Alpha Capital Anstalt.

(6) Includes 17,500 shares of common stock issuable upon exercise of Class A common stock purchase warrants and 17,500 shares of common stock issuable upon exercise of Class B common stock purchase warrants. Dragonfly Capital Partners LLC is a registered broker-dealer and received the warrants as compensation for its underwriting activities in connection with the private placement closed on November 9, 2006. Don Millen may be deemed to have voting control and investment discretion over the common shares beneficially held by Dragonfly Capital Partners LLC.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock offered in this prospectus, other than the exercise price to be received upon exercise, if any, of the warrants. We do not know if or when any or how many of the warrants options may be exercised. We will pay substantially all of the expenses related to the registration of the securities.

PLAN OF DISTRIBUTION

The selling shareholders and their successors, which includes their donees, pledges, transferees and successors-in-interest, may sell the shares of common stock offered by this prospectus from time to time in one or more transactions. We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may sell the shares at fixed prices that may change, market prices at the time of sale, prices related to market prices at the time of sale, or negotiated prices. The selling shareholders may sell the shares in one or more transactions:

  in the open market;

  on the Over-The-Counter Bulletin Board, or such other market or exchange on which the shares of common stock are then traded;

  in privately negotiated transactions;

  in an underwritten offering; or

  by combination of such methods or any other legally available means.

The selling shareholders may sell the shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved. Any broker-dealer may act as a broker-dealer on behalf of a selling shareholder in connection with the offering of the shares.

There can be no assurance that any selling shareholder will sell any or all of the securities pursuant to this prospectus. Further, we cannot assure you that any selling shareholder will not transfer, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act of 1933, as amended, (the "Securities Act") may be sold under Rule 144 or Rule 144A rather than under this prospectus. The securities may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the securities by selling shareholders and any discounts or commissions received by any broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are "underwriters" within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling shareholders were deemed to be underwriters, the selling shareholders may be subject to statutory liabilities of the Securities Act, and the Securities and Exchange Act of 1934, as amended. If the securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions.

In connection with the sales of the securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions that in turn may engage in short sales of the securities in the course of hedging their positions, sell the securities short and deliver the securities to close out short positions, loan or pledge securities to broker-dealers or other financial institutions that in turn may sell the securities, enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the securities, which the broker-dealer or other financial institution may resell pursuant to the prospectus, or enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in these sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

The selling security shareholders and any other person participating in the sale of securities will be subject to the Securities and Exchange Act of 1934, as amended. The rules under the Securities and Exchange Act of 1934, as amended, include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the sale of the securities by the selling shareholders. Upon being notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares, through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, under Rule 424(b) of the Act, disclosing:

- the name of each selling shareholder(s) and of the participating broker-dealer(s);

- the number of shares involved;

- the price at which the shares were sold;

- the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

- that the broker-dealer(s) did not conduct any investigation to verify information set out or incorporated by reference in this prospectus; and

- other facts material to the transaction.

We will pay substantially all of the expenses incident to this registration of securities other than commissions and discounts of underwriters, brokers, dealers or agents. The selling shareholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the securities against some liabilities, including liabilities arising under the Securities Act.

LEGAL PROCEEDINGS

As of January 26, 2007, management is not aware of any legal proceedings in which we are a party, as plaintiff or defendant, or which involve any of our properties.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.0001 per share, of which there are 58,473,533 shares issued and outstanding at January 26, 2007 and 20,000,000 shares of preferred stock, par value $.0001 per share. At January 26, 2007 , there were no shares of preferred stock issued and outstanding.

Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock do not have cumulative voting rights. All of the outstanding shares of common stock are fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock, $.0001 par value, which may be issued in one or more series with such rights and designations as may be determined by the action of the board of directors without any further vote or action by the shareholders.

Warrants

Each warrant will entitle the holder to purchase a share of our common stock over a period of time at various exercise prices as provided in the chart above.

On May 30, 2006, we issued class A common stock purchase warrants and class B common stock purchase warrants to Heller Capital Investment LLC as part of a private placement. Class A and class B common stock purchase warrants will each entitle the holder to purchase 125,000 common shares at any time over a period of two years from March 23, 2006 at exercise prices of $2.00 and $5.00 per share, respectively.

On November 9, 2006, we also issued class A common stock purchase warrants, class B common stock purchase warrants and class C common stock purchase warrants to Alpha Capital Anstalt as part of a private placement. Class A and class B common stock purchase warrants will each entitle the holder to purchase 250,000 common shares at any time over a period of five years from November 9, 2006 at exercise prices of $2.00 and $5.00 per share, respectively. Class C common stock purchase warrants will entitle the holders to purchase 1,000,000 shares of our common stock at any time over a period of one year after November 9, 2006 at an exercise price of $1.00. With respect to class C warrants, if certain conditions are met, we may force the holder to exercise the warrants in full or in part at the exercise price of $1.00 per share. If the holder fails to timely pay the exercise price, we may cancel a corresponding amount of class C warrants held by such holder.

In connection with the private placement closed on November 9, 2006, we paid our broker, Dragonfly Capital Partners LLC, a cash fee in the amount of $35,000 and issued class A common stock purchase warrants and class B common stock purchase warrants. The class A and class B common stock purchase warrants will each entitle the holder to purchase 17,500 common shares at any time for a period of five years from the date of the closing at an exercise price of $2.00 and $5.00 per share, respectively.

Class A, B and C warrants issued on November 9, 2006 provide that if we fail to deliver the Certificates representing shares of common stock on exercise in a timely manner, we will be liable for buy-ins imposed on the holder. Class A, B and C warrants issued on November 9, 2006 give cashless exercise options to the holders where the registration statement is not available during the time that such registration statement is required to be effective, commencing one year after the issue date of the warrants.

SEC'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

To the fullest extent that limitations on the liability of directors and officers are permitted by the Delaware General Corporation Law, no director or officer of us shall have any liability to us or our stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of us whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

We shall indemnify and advance expenses to our currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Delaware General Corporation Law. We shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may, through a by-law, resolution or agreement, make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the issuance of the common stock being offered hereby will be passed upon by Dorsey & Whitney LLP.

EXPERTS

Our financial statements at December 31, 2005 and for the year then ended December 31, 2005 appearing in this registration statement and prospectus have been audited by SF Partnership LLP, chartered accountants, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 2 to the financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Our financial statements at December 31, 2004 and for the year then ended appearing in this registration statement and prospectus have been audited by Moore Stephens Cooper Molyneux LLP, chartered accountants, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN ACCOUNTANTS

Termination of Prior Independent Accountants

By resolution adopted on January 24, 2006, our board of directors elected to change independent accountants. The independent accounting firm of Moore Stephens Cooper Molyneux LLP notified us on January 24, 2006 that they were terminating their registration with the Public Company Accounting Oversight Board and therefore, were resigning as our accountants. The independent auditors report on the consolidated financial statements for the two years ended December 31, 2003 and December 31, 2004, and the subsequent periods preceding December 31, 2005 contained no adverse opinion, no disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles, except that each report issued by Moore Stephens Cooper Molyneux LLP for the years ended December 31, 2004 and 2003, and the interim periods ended March 31, 2005, June 30, 2005 and September 30, 2005 respectively raised substantial doubt about our ability to continue as a going concern. In connection with the audits of our consolidated financial statements for each of the two years ended December 31, 2003 and December 31, 2004, and during any subsequent interim periods preceding December 31, 2005, as well as the period up to and including January 24, 2006, there have been no disagreements with Moore Stephens Cooper Molyneux LLP on any matters of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which if not resolved to the satisfaction of Moore Stephens Cooper Molyneux LLP would have caused Moore Stephens Cooper Molyneux LLP to make reference to the subject matter of the disagreements in connection with their reports.

Engagement of New Independent Accountants

On January 24, 2006, our board of directors engaged SF Partnership LLP, 4950 Yonge Street, Suite 400 Toronto, Ontario, M2N 6K1 as our new independent auditors (the "new" accounting firm) to audit our financial statements. We, during the two most recent fiscal years and the subsequent interim periods prior to the engagement of the new accounting firm, did not consult with the new accounting firm with regard to any of the matters listed in Regulation S-B items 304 (a) (2) (i) or (ii).

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the Securities and Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the Securities and Exchange Commission. The reports and other information that we will file can be read and copied at the public reference facilities maintained by the Commission at One Station Place, 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for information on the operation of the public reference rooms. Copies of this material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, Northwest, Washington, DC 20549. The Commission maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that Web site is http://www.sec.gov. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and, in each instance, reference is made to the copy of the particular contract or other document filed as an exhibit to this registration statement, each statement being qualified in all respects by this reference.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

INDEX TO FINANCIAL STATEMENTS

The following consolidated financial statements of us listed below are included with this prospectus. These financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

Audited Financial Statements for the Years Ended December 31, 2005 and 2004:	Page

Report of Independent Registered Public Accounting Firm	F-2

Report of Independent Auditors	F-3

Consolidated Balance Sheets as at December 31, 2005 and 2004	F-4

Consolidated Statements of Operations for the Years Ended December 31, 2005
and 2004, and for the Period from June 15, 1996 Through to December 31, 2005	F-5

Consolidated Statements of Stockholders' Deficit for the Periods from
June 15, 1996 Through to December 31, 2005	F-6

Consolidated Statements of Cash Flows for the Years Ended December 31, 2005
and 2004, Through to December 31, 2005	F-8

Notes to Consolidated Financial Statements	F-9

Unaudited Financial Statements for the Nine Month Periods Ended September 30, 2006 and 2005:

Interim Consolidated Balance Sheet as at September 30, 2006	F-23

Interim Consolidated Statements of Operations for the Nine Month Periods
Ended September 30, 2006, and 2005 and for the Period from June 15, 1996 Through
to September 30, 2006	F-24

Interim Consolidated Statements of Cash Flows For the Nine Month Periods
Ended September 30, 2006, and 2005, and For the Period from June 15, 1996 Through
September 30, 2006	F-26

Notes to Interim Consolidated Financial Statements September 30, 2006	F-28

57

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2005 and 2004

CONTENTS
Report of Independent Registered Public Accounting Firm - 2005	F-2

Report of Independent Auditor - 2004	F-3

Consolidated Balance Sheets as at December 31, 2005 and 2004	F-4

Consolidated Statements of Operations for the Years Ended
December 31, 2005, and 2004, and for the Period from June 15,
1996, [Date of Inception] Through to December 31, 2005	F-5

Consolidated Statements of Stockholders' Deficit for the Periods
from June 15, 1996 [Date of Inception] Through to December 31,
2005	F-6

Consolidated Statements of Cash Flows for the Years Ended
December 31, 2005, and 2004, and for the Period June 15, 1996,
[Date of Inception] Through to December 31, 2005	F-8

Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders' of
Silver Dragon Resources Inc., and Subsidiaries
(Formerly American Entertainment and Animation Corporation)

We have audited the accompanying consolidated balance sheet of Silver Dragon Resources Inc., and Subsidiaries (a Delaware corporation in the exploration stage) as of December 31, 2005, and the consolidated statements of stockholders' operations, deficit and cash flows for the year then ended December 31, 2005, and cumulative from inception (June 15, 1996) through December 31, 2005, except as explained as follows: We did not audit the cumulative data from June 15, 1996 to December 31, 2004. The cumulative data was audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts in the cumulative data through December 31, 2004, is based solely on the report of other auditors. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silver Dragon Resources Inc., and Subsidiaries as of December 31, 2005, and the results of their operations and comprehensive loss, and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 2 to the consolidated financial statements, the Company has experienced operating losses since inception, has raised minimal capital, and has no long term contracts related to its business plans. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

"SF PARTNERSHIP, LLP"

Toronto, Canada	CHARTERED ACCOUNTANTS
March 27, 2006, except as to Note 12
which is as of October 10, 2006

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of
Silver Dragon Resources, Inc. (formerly American Entertainment and Animation Corporation)

We have audited the accompanying consolidated balance sheet Silver Dragon Resources, Inc. and subsidiary (a development stage company) as at December 31, 2004, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year ended December 31, 2004 and for the period from June 15, 1996 [inception] to December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the cumulative data from June 15, 1996 to December 31, 2001. The cumulative data was audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts in the cumulative data through December 31, 2001, is based solely on the report of other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Silver Dragon Resources, Inc. (formerly American Entertainment and Animation Corporation) and subsidiary [a development stage company] as of December 31, 2004 and the results of their operations and their cash flows for the years then ended and for the period from June 15, 1996 (inception) to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses from operations and has a net capital deficiency. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Managements' plans are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Toronto, Canada	Moore Stephens Cooper Molyneux LLP
April 7, 2005	CHARTERED ACCOUNTANTS

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Consolidated Balance Sheets
December 31, 2005

	2005	2004
ASSETS
Current Assets
Cash in bank	$303	$-

Total Current Assets	303	-
Mineral Rights (note 4)	589,126	-

Total Assets	$589,429	$-

LIABILITIES
Current Liabilities
Bank indebtedness	$-	$9
Accounts payable and accrued liabilities	139,437	805,432
Advances from related party (note 5)	56,521	84,714

Total Current Liabilities	195,958	890,155

Total Liabilities	195,958	890,155

Commitments and Contingencies (note 10)

STOCKHOLDERS' DEFICIT
Capital Stock
Preferred stock, $0.0001 par value, 20,000,000 shares authorized, none issued and outstanding
Common stock, $0.0001 par value, 150,000,000 shares
authorized 35,670,533 shares issued and outstanding
(2004 - 23,441,515)	3,569	2,345
Additional Paid in Capital	3,479,837	1,645,026
Common Stock Subscriptions Receivable	(9,500)	-
Deficit Accumulated During the Exploration Stage	(3,080,435)	(2,537,526)

Stockholders' Deficit	393,471	(890,155)

Total Liabilities and Stockholders' Deficit	$589,429	$-

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Consolidated Statements of Operations
For the Years Ended December 31, 2005, and 2004, and
For the Period from June 15, 1996 [date of inception] Through to December 31, 2005

			For the period
			from June 15,
			1996 [date of
			inception]
			through to
	2005	2004	Dec. 31, 2005
			(unaudited)

Net Revenues	$-	$-	$64,888
Cost of Revenues	-	-	74,482

Gross Profit	-	-	(9,594)

Operating Expenses
Management and directors' fees	294,000	342,000	1,496,588
Advertising and promotion	152,373	-	202,759
Legal and accounting	79,530	38,565	569,111
Development expenses	-	-	60,000
Office and general	12,785	7,356	388,343
Consulting expense	5,000	-	173,738

	543,688	387,921	2,890,539

Other Income (Expenses)
Interest income - related parties	-	-	15,905
Interest expense - related parties	-	-	(8,422)
Settlement with Cyper Entertainment, Inc.	-	-	(80,000)
Loss on disposal of asset	-	-	(15,371)
Loss on investment	-	-	(61,240)
Other income (expense)	779	(11,106)	(31,174)

	779	(11,106)	(180,302)

Loss Before Income Taxes	(542,909)	(399,027)	(3,080,435)
Provision for income taxes	-	-	-

Net Loss	$(542,909)	$(399,027)	$(3,080,435)

Net Loss Per Common Share - Basic and
Diluted	$(0.02)	$(0.02)

Weighted Average Number of Common
Shares Outstanding - Basic and Diluted	31,091,548	23,441,515

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Consolidated Statementss of Stockholders' Deficit
For the Periods from June 15, 1996 Through December 31, 2005

	Common Stock
				Deficit
				Accumulated
			Additional	During the	Common stock	Total
	Number of		Paid in	Exploration	Subscriptions	Stockholders'
	Shares	Amount	Capital	Stage	Receivable	Deficit

Issuance of common stock to founders for services	55,000	$6	$159	$-	$-	$165
Issuance of stock to founder for cash	333,334	33	967	-	-	1,000
Issuance of stock for investment in CEHK	50,000	5	37,495	-	-	37,500
Issuance of stock to purchase subsidiary	350,000	35	70	(1,060)	-	(955)
Issuance of stock for cash	13,333	1	9,999	-	-	10,000
Net Loss, 1996	-	-	-	(14,198)	-	(14,198)

Balance, December 31, 1996 (unaudited)	801,667	80	48,690	(15,258)	-	33,512

Issuance of stock for vehicle	33,333	3	24,997	-	-	25,000
Issuance of stock for cash	37,333	4	28,896			28,900
Issuance of stock for services	46,333	5	34,745	-	-	34,750
Net Loss, 1997	-	-	-	(142,622)	-	(142,622)

Balance, December 31, 1997 (unaudited)	918,666	92	137,328	(157,880)	-	(20,460)

Issuance of stock for vehicle	10,667	1	7,999	-	-	8,000
Issuance of stock for cash	58,667	6	49,995	-	-	50,001
Net loss, 1998	-	-	-	(54,404)	-	(54,404)

Balance, December 31, 1998 (unaudited)	988,000	99	195,322	(212,284)	-	(16,863)

Issuance of stock for cash	151,918	15	56,759	-	(4,000)	52,774
Issuance of stock for debt	16,000	2	8,773	-	-	8,775
Issuance of stock for services	36,000	3	126,467	-	-	126,470
Forgiveness of debt of related party	-	-	23,000	-	-	23,000
Net loss, 1999	-	-	-	(181,898)	-	(181,898)

Balance, December 31, 1999 (unaudited)	1,191,918	119	410,321	(394,182)	(4,000)	12,258

Cancelled stock returned to company	(10,667)	(1)	(3,999)	-	4,000	-
Issuance of stock for cash	4,296,666	430	667,070	-	(278,539)	388,961
Cancelled shares for non-payment	(442,433)	(44)	(165,868)	-	153,791	(12,121)
Issuance of stock for services	653,667	65	28,365	-	-	28,430
Forgiveness of debt reclassification	-	-	(23,000)	-	-	(23,000)
Net loss, 2000	-	-	-	(419,296)	-	(419,296)

Balance, December 31, 2000 (unaudited)	5,689,151	569	912,889	(813,478)	(124,748)	(24,768)

Shares issued for services	879,415	88	59,814	-	-	59,902
Cash received for subscription receivable	-	-	-	-	124,748	124,748
Shares issued for consulting agreement	300,000	30	29,970	-	-	30,000
Other adjustment	-	-	-	1	-	1
Net loss, 2001	-	-	-	(339,546)	-	(339,546)

Balance, December 31, 2001 (unaudited)	6,868,566	$687	$1,002,673	$(1,153,023)	$-	$(149,663)

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Consolidated Statements of Stockholders' Deficit (Continued)
For the Periods from June 15, 1996 Through December 31, 2005

	Common Stock
				Deficit
				Accumulated
			Additional	During the	Common Stock	Total
	Number of		Paid in	Exploration	Subscriptions	Stockholders'
	Shares	Amount	Capital	Stage	Receivable	Deficit
Shares issued for private placement	400,000	$40	$17,960	$-	$-	$18,000
Shares issued for services - related party	1,100,833	110	32,390	-	-	32,500
Shares issued for the reverse acquisition of Cyper	20,000,000	2,000	-	-	-	2,000
Shares issued in relation to the reverse acquisition of
Cyper	4,000,000	400	119,600	-	-	120,000
Shares cancelled in lieu of issuance of warrants for past
services rendered	(1,912,748)	(191)	-	-	-	(191)
Stock warrants issued for services - related party	-	-	31,000	-	-	31,000
Stock warrants exercised by management	3,255,880	326	-	-	-	326
Shares issued for the settlement of related party
advances	116,118	12	23,212	-	-	23,224
Cancellation of shares issued in prior years	(65,467)	(7)	7	-	-	-
Shares issued for the settlement of related party
advances	370,000	37	66,619	-	-	66,656
Shares rescinded for the cancellation of related party
advances	2,233,333	223	46,777	-	-	47,000
Shares rescinded for the cancellation of the reverse
acquisition of Cyper	(20,000,000)	(2,000)	-	-	-	(2,000)
Issuance of stock for settlement of Cyper reverse
acquisition	250,000	25	17,475	-	-	17,500
Shares issued for the settlement of advances made to the
company for the Cyper settlement	1,388,889	139	62,361	-	-	62,500
Net loss, 2002	-	-	-	(570,874)	-	(570,874)

Balance, December 31, 2002 (unaudited)	18,005,404	1,801	1,420,074	(1,723,897)	-	(302,022)
Shares issued for the settlement of related party
advances	4,861,111	486	149,514	-	-	150,000
Shares issued for the settlement of accounts payable for
services performed	66,300	7	1,319	-	-	1,326
Shares returned as a result of clerical error in a prior
year	(66,300)	(7)	(1,319)	-	-	(1,326)
Net loss, 2003	-	-	-	(414,601)	-	(414,601)

Balance, December 31, 2003 (unaudited)	22,866,515	2,287	1,569,588	(2,138,498)	-	(566,623)
Shares issued for the settlement of related party
advances	575,000	58	24,942	-	-	25,000
Short swing profits of shareholder	-	-	50,496	-	-	50,496
Net loss, 2004	-	-	-	(399,028)	-	(399,028)

Balance, December 31, 2004 (unaudited)	23,441,515	2,345	1,645,026	(2,537,526)	-	(890,155)

Shares issued for cash	4,880,000	488	597,012	-	(9,500)	588,000
Shares issued for services	7,345,000	735	1,081,795	-	-	1,082,530
Shares issued for property acquisition	250,000	25	67,475	-	-	67,500
Shares issued for the settlement of accounts payable to
related party for services performed	3,254,018	326	813,179	-	-	813,505
Cancelled stock returned to the Company	(3,500,000)	(350)	(724,650)	-	-	(725,000)
Net loss, 2005	-	-	-	(542,909)	-	(542,909)

Balance, December 31, 2005	35,670,533	$3,569	$3,479,837	$(3,080,435)	$(9,500)	$393,471

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Consolidated Statements of Cash Flows
Years Ended December 31, 2005, and 2004, and
For the Periods from June 15, 1996 [date of inception] through December 31, 2005

			For the period from
			June 15, 1996
			[date of inception]
			through to
	2005	2004	Dec. 31, 05
			(unaudited)
Cash Flows from Operating Activities
Net loss	$(542,909)	$(399,028)	$(3,080,435)
Adjustments for:
Amortization	-	-	41,487
Impairment of investment	-	-	61,240
Writedown of assets	-	-	42,253
Writedown of inventory	-	-	19,169
Settlement of Cyper reverse acquisition	-	-	80,000
Settlement of debt, net	-	-	(19,052)
Stock issued for management and directors
fees to a related party	154,500	-	770,103
Changes in non-cash working capital
Inventories	-	-	(28,510)
Prepaid expenses	-	-	5,257
Other	-	-	135
Accounts payable and accrued liabilities	(6,990)	17,484	224,626
Accrued officer compensation	-	342,000	709,500

Net Cash Used in Operating Activities	(395,399)	(39,544)	(1,174,227)

Cash Flows from Investing Activities
Investment in subsidiary	-	-	(21,221)
Proceeds from sale of equipment	-	-	500
Acquisition of property and equipment	-	-	(45,730)
Investments in mineral rights	(164,096)	-	(164,096)

Net Cash Used in Investing Activities	(164,096)	-	(230,547)

Cash Flows from Financing Activities
Payment of notes payable	-	-	3,581
Advances receivable from related parties	(28,193)	-	(73,370)
Proceeds from issuance of notes payable	-	-	(21,507)
Advances payable related party	-	38,647	245,649
Cash overdraft	(9)	9	460
Proceeds from subscriptions receivable, net	-	-	124,748
Proceeds from issuance of common stock	588,000	-	1,125,516

Net Cash Provided by Financing Activities	559,798	38,656	1,405,077

Change in Cash	303	(888)	303

Cash - beginning of period	-	888	-

Cash - end of period	$303	$-	$303

The accompanying notes are an integral part of these consolidated financial statements.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

1.     The Company

Silver Dragon Resources, Inc. (formerly American Entertainment and Animation Corporation) ("SDR" or the "The Company") a Delaware corporation, was incorporated on May 9, 1996. The Company is headquartered in Ontario, Canada and operates primarily in the United States and Canada. On June 15, 1996, SDR acquired all of the outstanding stock of California Electric Automobile Co., Inc. ("CEAC"), a California corporation incorporated on November 14, 1995.

The Company is in the exploration stage as defined in Financial Accounting Standards Board Statement No.7. "Accounting and Reporting For Development Stage Companies." To date, the Company has generated minimal sales and has devoted its efforts primarily to developing its products, implementing its business strategy and raising working capital through equity financing or short-term borrowings.

The Company's mission is to acquire and develop a portfolio of silver properties in proven silver districts globally.

2.     Going Concern and Exploration Stage Activities

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business. The Company incurred a net loss of approximately $1,052,035 (2004 - $399,027) for the year and has accumulated losses since inception of approximately $3,589,561 (2004 - $2,537,526). In addition, the Company has a working capital deficiency of approximately $195,655 (2004 - $890,155) at December 31, 2005. The Company's continuation as a going concern is uncertain and dependant on successfully bringing its services to market, achieving future profitable operations and obtaining additional sources of financing to sustain its operations. In the event the Company cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel the further exploration of its products and services. Though the business plan indicates revenues from the operating mines it has acquired in the coming year, these revenues, if any, may not be sufficient to cover operating capital. The Company plans to pursue additional financing, however, there can be no assurance that the Company will be able to secure financing when needed or obtain financing on terms satisfactory to the Company, if at all.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.     Summary of Significant Accounting Policies

a)     Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, California Electric Automobile Co., Inc., and Silver Dragon Mining De Mexico. All significant inter-company balances and transactions have been eliminated on consolidation.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.     Summary of Significant Accounting Policies (cont'd)

b)     Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on management's best knowledge of current events and actions the Company may undertake in the future. Actual results may ultimately differ from those estimates. These estimates are reviewed periodically and as adjustments become necessary, they are reported in earnings in the period in which they become available.

c)     Cash and Cash Equivalents

For purposes of the cash flows statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. There were no cash equivalents at December 31, 2005.

d)     Mineral Rights

The Company records its interest in mineral rights at cost. Accordingly, all costs associated with acquisition, exploration and development of mineral reserves, including directly related overhead costs, are capitalized and are subject to ceiling tests to ensure the carrying value does not exceed the fair market value.

All capitalized costs of mineral properties subject to amortization and the estimated future costs to develop proved reserves, are amortized using the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major exploration and development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the capitalized cost of the property will be added to the costs to be amortized. The Company presently has no proven. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if carrying values can be recovered. If the carrying values exceed estimated recoverable values, then the costs are written-down to fair values with the write-down expensed in the period.

e)     Income Taxes

The Company accounts for income taxes pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recorded for differences between the financial statement and tax basis of the assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is recorded for the amount of income tax payable or refundable for the period, increased or decreased by the change in deferred tax assets and liabilities during the period.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.     Summary of Significant Accounting Policies (cont'd)

f)     Advertising Expense

Advertising costs are expensed as incurred.

g)     Loss per share of Common Stock

The Company accounts for earnings per share pursuant to SFAS No. 128, "Earnings per Share", which requires disclosure on the financial statements of "basic" and "diluted" earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the year. Diluted earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding plus potentially dilutive securities outstanding for each year.

h)     Impairment of Long Lived Assets

In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets", long lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long lived assets to be disposed of are reported at the lower of the carrying amount or the fair value of the asset less cost to sell.

i)     Stock-based Compensation

The Company uses the intrinsic value method to account for stock based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and, as permitted by SFAS No. 123, "Accounting for Stock Based Compensation", provides pro forma disclosures of net income and earnings per common share as if the fair value methods had been applied in measuring compensation expense. Under the intrinsic value method, compensation cost for employee stock awards is recognized as the excess, if any, of the deemed fair value for financial reporting purposes of the Company's common stock on the date of grant over the amount an employee must pay to acquire the stock. Compensation cost is amortized over the vesting period using an accelerated graded method in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans."

For all non-employee stock based compensation the Company uses the fair value method in accordance with SFAS No. 123 and EITF 96-18.

In management's opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option valuation models require the input of highly subjective assumptions, and changes in such subjective assumptions can materially affect the fair value estimate of employee stock options.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.     Summary of Significant Accounting Policies (cont'd)

In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment". This pronouncement amends SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123R requires that companies account for awards of equity instruments issued to employees under the fair value method of accounting and recognize such amounts in the statement of operations. The implementation of this statement will be effective beginning with the Company's first quarter of fiscal 2006, and will be adopted using the modified prospective method.

j)     Foreign Currency Translation

The Company accounts for foreign currency translation pursuant to SFAS No. 52, "Foreign Currency Translation". The Company's functional currency is Canadian Dollars. All assets and liabilities are translated into United States dollars using the current exchange rate. Revenues and expenses are translated using the average exchange rates prevailing throughout the year. Translation adjustments are included in other comprehensive income for the period. Foreign transaction gains and losses are immaterial.

k)     Fair Value of Financial Instruments

The carrying amounts reported in the accompanying financial statements for current assets and current liabilities approximates fair value because of the short term maturity of these financial instruments. The fair value of long-term convertible debt is indeterminable due to terms of the instrument and the absence of a market for such instruments.

l)     Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs, an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing" to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). SFAS No. 151 requires that those items be recognized as current-period charges. In addition, this statement requires that allocation of fixed production overheads to costs of conversion be based upon the normal capacity of the production facilities. The provisions of SFAS No. 151 are effective for inventory costs incurred in fiscal years beginning after June 15, 2005. The Company is currently evaluating the impact of SFAS No. 151 on its financial statements.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29." SFAS No. 153 replaces the exception from fair value measurement in APB Opinion No. 29 for non-monetary exchanges of similar productive assets with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is to be applied prospectively, and is effective for non-monetary asset exchanges occurring in fiscal periods after the December 2004 issuance of SFAS No. 153. The Company does not believe the impact of adoption of SFAS No. 153 will be significant to the overall results of operations or financial position.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.     Summary of Significant Accounting Policies (cont'd)

l)     Recent Accounting Pronouncements (cont'd)

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" ("SFAS No. 123R"). SFAS No. 123R requires the Company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost of the employee services is recognized as compensation cost over the period that an employee provides service in exchange for the award. SFAS No. 123R will be effective July 1, 2005 for the Company and may be adopted using a modified prospective method or a modified retrospective method.

In March 2005, the FASB issued FASB Staff Position ("FSP") No. 46(R) 5, "Implicit Variable Interests under FASB Interpretation No. ("FIN") 46 (revised December 2003), Consolidation of Variable Interest Entities" ("FSP FIN 46R 5"). FSP FIN 46R 5 provides guidance for a reporting enterprise on whether it holds an implicit variable interest in Variable Interest Entities ("VIEs") or potential VIEs when specific conditions exist. This FSP is effective in the first period beginning after March 3, 2005 in accordance with the transition provisions of FIN 46 (revised December 2003), "Consolidation of Variable Interest Entities an Interpretation of Accounting Research Bulletin No. 51" ("FIN 46R"). The adoption of FSP FIN 46R 5 in 2005 did not have an impact on the Company's results of operations and financial position.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments With Characteristics of Both Liabilities and Equity". SFAS No. 150 requires that issuers classify as liabilities the following three types of freestanding financial instruments: (1) mandatory redeemable financial instruments, (2) obligations to repurchase the issuer's equity shares by transferring assets; and (3) certain obligations to issue a variable number of shares. The Company adopted SFAS No. 150 for the year ended December 31, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial position or results of operations of the Company.

In March 2005, the FASB issued Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"), which will result in (1) more consistent recognition of liabilities relating to asset retirement obligations, (2) more information about expected future cash outflows associated with those obligations, and (3) more information about investments in long lived assets because additional asset retirement costs will be recognized as part of the carrying amounts of the assets. FIN 47 clarifies that the term "conditional asset retirement obligation" as used in SFAS No. 143, "Accounting for Asset Retirement Obligations", refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. Uncertainty about the timing and/or method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The adoption of FIN 47 in 2005 did not have a material impact on the financial position or results of operations of the Company.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

3.     Summary of Significant Accounting Policies (cont'd)

l)     Recent Accounting Pronouncements (cont'd)

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections", which replaces APB Opinion No. 20, "Accounting Changes", and SFAS No. 3, "Reporting Accounting Changes in Interim Financial Statements An Amendment of APB Opinion No. 28". SFAS No. 154 provides guidance on the accounting for and reporting of changes in accounting principles and error corrections. SFAS No. 154 requires retrospective application to prior period financial statements of voluntary changes in accounting principle and changes required by new accounting standards when the standard does not include specific transition provisions, unless it is impracticable to do so. SFAS No. 154 also requires certain disclosures for restatements due to correction of an error. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005, and is required to be adopted by the Company as of January 1, 2006. The impact that the adoption of SFAS No. 154 will have on the Company's results of operations and financial condition will depend on the nature of future accounting changes adopted by the Company and the nature of transitional guidance provided in future accounting pronouncements.

4.     Mineral Rights

		Accumulated	Net	Net
	Cost	Amortization	2005	2004

Mining properties

Sino Silver	$372,500	$-	$372,500	$-

Linear Gold	216,626	-	216,626	-

	$589,126	$-	$589,126	$-

Sino Silver

On April 24, 2005, the Company entered into a venture agreement with Sino Silver Corp. ("Sino Silver") whereby the Company acquired 50% of Sino Silver's interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration, evaluation and development of a property located in the Erbaohuo Silver District in Northern China. In consideration for this interest, the Company paid Sino Silver $150,000 on the closing date along with 250,000 restricted common stock of the Company. Pursuant to the Agreement, an additional $200,000 is payable to Sino Silver within 2 years of the closing date, along with the delivery of an additional 250,000 restricted common stock of the Company. Included in these costs are financing fees incurred through the issuance of 500,000 restricted common stock.

Linear Gold

On September 7, 2005, the Company entered into a joint venture agreement with Linear Gold Corp., Linear Gold Caribe, S.A. (Linear Gold Corp. and Linear Gold Caribe, S.A. are collectively referred to as "Linear Gold"), and Linear Gold Mexico, S.A. de C.V. ("Linear Mexico").

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

4.     Mineral Rights (cont'd)

Linear Mexico, which is wholly-owned by Linear Gold, owns an option to acquire the exploration and exploitation rights to the property known as the Tierra Blanca Property in Durango, Mexico (the "Mexico Property"). Under Linear Mexico's Option, Linear Mexico is entitled to acquire the exploration and exploitation rights to the Property by payment of $2,000,000. Prior to exercising Linear Mexico's Option, and to keep Linear Mexico's Option in force, Linear Mexico is required to pay the property owners $20,000 in year one, $35,000 by April 6, 2006, and $70,000 by April 6, 2007.

Under the agreement, the Company has the option to acquire a 55% interest in the Mexico Property. If the option is exercised, the property would be conveyed to a newly formed corporation, which the Company would own 55% of, with Linear Gold owning the remaining 45%. Upon execution of the agreement, the Company paid Linear Gold $45,000 and issued Linear Gold 100,000 shares of common stock.

5.     Related Parties

Related party loans receivable consists of an advance to a company controlled by an officer and shareholder of the Company. The advance does not have a stated maturity date or interest rate.

During the year, the following transactions involving related parties occurred:

In 2005 the Company issued 3,254,018 restricted common shares, valued at $813,505 in settlement of all amounts owing to an officer of the Company in accordance with the terms of his employment agreement.

In 2004, the Company issued 575,000 common shares, valued at approximately $25,000, for advances of $25,000 from a company whose officer and shareholder is a stockholder of the Company.

In 2003, the Company issued 4,861,111 common shares, valued at $150,000, for advances of $150,000 from a company whose officer and shareholder is an officer and stockholder of the Company.

During the year ended December 31, 2003 the Company issued approximately 66,300 shares of its common stock, valued at approximately $1,326, for services provided by a former officer and stockholders of the Company. The shares were returned to the Company as the result of an over issuance of shares in a prior year as a result of a clerical error.

The Company is party to a month-to-month lease for office space for approximately $2,800 per month with a company owned by an officer and stockholder of the Company. Rental expense under this lease for the year ended December 31, 2005 was Nil (2004 - Nil).

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

6.     Concentration of Credit Risk

SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk", requires disclosure of any significant off-balance sheet risk and credit risk concentration. The Company does not have significant off-balance sheet risk or credit concentration. The Company maintains cash and short-term investments with major financial institutions. From time to time the Company has funds on deposit with commercial banks that exceed federally insured limits. Management does not consider this to be a significant credit risk as these banks and financial institutions are well-known.

7.     Income Taxes

The Company's income tax provision (recovery) has been calculated as follows:

	2005	2004

Earnings before income taxes	$(542,909)	$(399,028)
Deferred: Expected income tax recovery at the
statutory rates of 34% (2004 - 32.6%)	(184,589)	(136,069)
Current year losses not recognized	-	-
Permanent differences	-	-
Other	(31,850)	32,069
Change in valuation allowance	389,542	104,000

Provision for income taxes	$173,103	$-

The following summarizes the principal temporary differences and related future tax effect:

	2005	2004
Property, plant and equipment	$-	$-
Exploration and development	-	-
Losses carried forward	1,131,192	741,650
Other	-	-

Subtotal – future income tax asset	1,131,192	741,650
Valuation allowance	(1,131,192)	(741,650)

Net deferred income tax asset recorded	$-	$-

Management determined that the deferred tax assets do not satisfy the recognition criteria of SFAS No. 109 and, more likely than not the losses will not be utilized. Accordingly, a full valuation allowance has been recorded for this amount.

The Company has accumulated approximately $3,327,035 of taxable losses, which can be used to offset future federal taxable income. The utilization of the losses expires in years 2015 to 2025.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

7.     Income Taxes (cont'd)

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change", as defined by the Internal Revenue Code. Federal and State net operating losses are subject to limitations as a result of these restrictions. Under such circumstances, the Company's ability to utilize its net operating losses against future income may be reduced.

8.     Statement of Cash Flows Supplemental Disclosures

During the year ended December 31, 2005, the Company issued 3,254,018 shares of its common stock in lieu of $813,505 cash in settlement of amounts owing to an officer of the Company in accordance with the terms of his employment agreement.

During the year ended December 31, 2005, the Company issued 7,345,000 shares of its common stock in settlement of $1,082,530 in payables due for services performed.

During the year ended December 31, 2005, the Company issued 250,000 shares of its common stock in settlement of $67,500 as part of acquisition of properties and mineral rights.

During the year ended December 31, 2005, 3,500,000 shares were cancelled and returned to treasury which were initially issued for consulting services as part of an acquisition that did not consummate.

During the year ended December 31, 2004, the Company issued 575,000 shares of its common stock in lieu of $25,000 cash in settlement of related party advances.

During the year ended December 31, 2003, the Company issued 4,861,111 shares of its common stock in lieu of approximately $150,000 cash in settlement of related party advances.

During the year ended December 31, 2003, the Company issued 66,300 shares of its common stock for the settlement of approximately $1,326 of payables due to a former director and current shareholder for services performed.

For the year ended December 31, 2005 and 2004, there were no cash payments for income taxes and no cash was paid for accrued interest.

9.     Litigation

In the normal course of its operations, the Company has been or, from time to time, may be named in legal actions seeking monetary damages. While the outcome of these matters cannot be estimated with certainty, management does not expect, based upon consultation with legal counsel, that they will have a material effect on the Company's business or financial condition or results of operations.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

10.  Commitments and Contingencies

In July 2002, the Company entered into an employment agreement with an officer of the Company. During the years ended December 31, 2005 and 2004, $154,500 and $342,000 respectively is included in the statement of operations in management and director fees. The term of the employment agreement is for three years and carries an option for renewal upon mutual agreement between the officer and the Company. On March 31, 2005, the Company issued 3,254,018 restricted common shares, valued to $813,505 in settlement of all amounts owing to the officer of the Company in accordance with the terms of his employment agreement.

On November 15, 2005, the Company entered into an employment agreement with an officer of the Company. The term of the agreement is five years and carries an option for renewal upon mutual agreement between the officer and the Company. The agreement includes a base salary of $288,000 per year, a signing bonus of 1,000,000 shares of common stock of the company and a benefits package.

On December 8, 2005 the Company entered into a twelve month agreement Uptick Capital for financing and strategic advice for fees totaling $27,000 and 1.5 million restricted common shares.

On January 10, 2006 the Company entered into a three month contract with Small Cap Voice.Com Inc for investor relations services for fees totaling $15,000 and 100,000 restricted common shares.

On January 10, 2006 the Company entered into a three month contract with Torrey Hills Capital for strategic planning services for fees of $32,500 and 300,000 restricted common shares.

On March 1, 2006 the Company entered into a twenty-four month contract with an individual for administrative services for $4,000 per month and 1,000,000 restricted common shares.

On March 21, 2006, the Company entered into an Asset Purchase Agreement with Sino Silver and Sanhe Sino-Top Resources and Technologies Ltd. to purchase the assets of Sino Silver. The total purchase price is US$650,000 plus 4,000,000 restricted common shares of the Company payable as follows: US$150,000 was paid on the closing;US$100,000 payable on May 20, 2006; US$400,000 payable and the 4,000,000 restricted common shares of the Company deliverable upon receipt of the requested government approvals in China. The Company has also committed to invest approximately US$1,300,000 into Sino-Top in 2006 .

On March 15, 2006 the Company entered into a three month contract with Empire Relations Group for investor relations services for fees of $15,000 and 40,000 restricted common shares.

11.  Subsequent Events

On January 10, 2006 the Company entered into a two month contract with Small Cap Voice.Com, Inc., who will provide the Company with investor relations services in return for cash fees and 100,000 restricted shares.

On January 10, 2006 the Company entered into a three month consulting contract with Torrey Hills Capital, who will provide the Company with strategic planning services in return for cash fees and 300,000 shares of its restricted common stock.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

11.   Subsequent Events (cont'd)

On January 10, 2006 the Company issued Travellers International Inc. 1,000,000 shares of common stock pursuant to the terms of the Employment Agreement dated November 15, 2005 with Marc Hazout.

On January 19, 2006 the Company entered into a contract with an individual who will provide strategic planning services in return for 300,000 restricted shares.

On January 25, 2006 the Company issued 2,500,000 restricted common shares valued at $250,000 under a private placement.

On February 17, 2006, the Company completed the sale of 1,000,000 Units, at a price of $1.00 per Unit, for total gross proceeds of $1,000,000. Each Unit consists of one share of the Company's common stock and 2 one-half of one (1/2) common stock purchase warrants ("Warrant"). The first half warrant is exercisable in whole warrants at $2.00 per common share and the second half warrant in whole warrants at $5.00 per common share.

On March 1, 2006 the Company entered into a twenty-four month contract with an individual for administrative services for fees and 1,000,000 restricted common shares.

On March 1, 2006 the Company entered into a contract with an individual for investor relations services in The Peoples Republic of China for 1,000,000 restricted common shares.

On March 1, 2006 the Company issued Travellers International Inc. 1,000,000 shares of the common stock in consideration for its assistance to the Company in the acquisition of the mining rights in Cerro Las Minitas, Mexico.

On March 2, 2006, the Company's wholly-owned subsidiary, Silver Dragon Mining De Mexico entered into an agreement for the mining and exploitation rights to 10 mining concessions, which include an operating mine, totaling approximately 1354 hectares in Guadalupe, Durango, Mexico in consideration for the payment of US$799,000.

On March 2, 2006, Silver Dragon Mexico entered into an agreement for the assignment of the mining and exploitation rights to 5 mining concessions, which include an operating mine, totaling approximately 31 hectares in Guadalupe, Durango, Mexico in consideration for the payment of US$245,000 plus applicable V.A.T. which was paid on closing, along with 110,000 restricted common shares of the Company. Silver Dragon Mexico has also entered into an Asset Purchase Agreement with the same party for the purchase of certain mining equipment for the sum of US$5,000 plus V.A.T.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

11.  Subsequent Events (cont'd)

On March 8, 2006, Silver Dragon Mexico entered into an agreement for the assignment of the mining and exploitation rights to 1 mining concession known as "Puro Corazon" which includes an operating mine, totaling approximately 9 hectares, in Guadalupe, Durango, Mexico in consideration for the payment of US$400,000 and 2 Million restricted common shares of the Company.

On March 9, 2006, Silver Dragon Mexico entered into an agreement for the assignment of the mining and exploitation rights of Puro Corazon in consideration for the sum of US$50,000. In addition, the exploitation agreement of Puro Corazon which was assigned to Silver Dragon Mexico was modified to include minimum monthly fees of $3,500 based on production and extraction. Silver Dragon Mexico has also been granted the option to purchase the Concession.

On March 15, 2006 the Company entered into a four month contract with Empire Relations Group who will provide investor relations services in return for cash fees and 40,000 restricted shares.

On March 21, 2006, the Company entered into an Asset Purchase Agreement with Sino Silver and Sanhe Sino-Top Resources and Technologies, Ltd. ("Sino-Top") wherein Sino Silver agreed to sell its 60% interest in Sino-Top to the Company. Sino-Top holds the exploration and mining rights to 9 properties in the Erbaohuo Silver District in Inner Mongolia, China. The total purchase price is US$650,000 plus 4,000,000 restricted common shares of the Company. The Company has also committed to invest approximately US$1,300,000 into Sino-Top in 2006 towards exploration and property maintenance on the nine properties in the portfolio. This agreement supersedes the Venture Agreement dated April 24, 2005 between the Company and Sino Silver, and is subject to receipt of the requested government approvals in China.

12.  Restatement

The previously issued financial statements have been restated as follows:

1.     The report of the independent registered public accounting firm has been amended to be consistent with the first paragraph which excludes opining on the period from inception (June 15, 1996) through December 31, 2004 and excludes opining on the cumulative period from inception (June 15, 1996) through December 31, 2005. Accordingly all cumulative columns presented in the financial statements have been labeled as unaudited.

2.     The description of the Company as a "Development Stage Enterprise" has been restated to identify the Company as an "Exploration Stage Company".

3.     The disclosures surrounding management's plan on the Company's ability to continue as a going concern has been improved to accurately reflect management's plans for dealing with its adverse conditions.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Consolidated Financial Statements
December 31, 2005 and 2004

12.  Restatement (cont'd)

4.     The cash flow statement was corrected to reflect the settlement of debt in the amount of $425,030 as a reduction to investing activities instead of originally stated as an add back to net loss under operating activities. Also, the cash flow statement subtotal within the cash flows from operating activities was removed.

5.     The consolidated statement of stockholders' deficit has been restated to separately disclose the shares issued for services and property acquisition.

The results of the above restatements have no effect on any per-share amounts, net assets or accumulated deficit as previously disclosed.

SILVER DRAGON RESOURCES INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE COMPANY)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)

CONSOLIDATED FINANCIAL STATEMENTS (RESTATED)

FOR THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2006 AND 2005

CONTENTS

Unaudited Financial Statements for the Nine Month Periods Ended September 30, 2006 and 2005:

Interim Consolidated Balance Sheet as at September 30, 2006	F-23

Interim Consolidated Statements of Operations for the Nine Month Periods
Ended September 30, 2006, and 2005 and for the Period from June 15, 1996 Through
to September 30, 2006	F-24

Interim Consolidated Statements of Cash Flows For the Nine Month Periods
Ended September 30, 2006, and 2005, and For the Period from June 15, 1996 Through
September 30, 2006	F-26

Notes to Interim Consolidated Financial Statements September 30, 2006	F-28

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES (AN EXPLORATION STAGE ENTERPRISE) (FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Interim Consolidated Balance Sheet
(restated note 13)	September 30, 2006
(unaudited)
ASSETS
Current Assets
Cash in bank	$300,626
Marketable securities	221,957
Accounts receivable	283,734
Current portion of prepaid and deferred expenses	1,012,353

Total Current Assets	1,818,670

Related Party Prepaids (note 4)	84,638
Prepaid and Deferred Expenses	584,375
Equipment, net (note 5)	62,036
Mineral Rights (note 6)	8,730,093

Total Assets	$11,279,812

LIABILITIES
Current Liabilities
Accounts payable	$381,184
Accrued liabilities	21,000
Investors' deposits (note 7)	2,160,000

Total Current Liabilities	2,562,184
Total Liabilities	2,562,184

Commitments & Contingencies (note 10)

STOCKHOLDERS' EQUITY
Capital Stock (note 8)
Preferred stock, $0.0001 par value
20,000,000 shares authorized, none issued and outstanding
Common stock, $0.0001 par value,
150,000,000 shares authorized, 55,460,533 issued and outstanding	5,546
Additional Paid-in Capital	19,596,097
Deficit Accumulated During the Exploration Stage	(11,396,041)
Warrants (note 8)	706,555
Accumulated Other Comprehensive Income	(47,765)
Treasury Stock (note 8)	(233,952)

Stockholders' Equity	8,717,628

Total Liabilities and Stockholders' Equity	$11,279,812

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)

Interim Consolidated Statements of Operations (Unaudited)
For the nine month periods ended September 30, 2006, and 2005, and
For the period from June 15, 1996 [date of inception] through to September 30, 2006
(Restated note 13)

	For the 3 month period		For the 9 month period		For the period from
	ended,		ended,		June 15, 1996
	September 30		September 30		(Inception) to
					September 30,
	2006	2005	2006	2005	2006
REVENUES	$-	$-	$-	$-	$64,888

COST OF REVENUES	-	-	-	-	74,482

GROSS MARGIN	-	-	-	-	(9,594)

OPERATING EXPENSES
General and administrative	862,244	31,020	5,427,304	342,022	8,257,841
Exploration expense	744,226		2,087,879		2,104,504
Development expense (non mining)	-	-	-	-	60,000
TOTAL OPERATING
EXPENSES	1,606,470	31,020	7,515,183	342,022	10,422,345

LOSS FROM CONTINUING
OPERATIONS	(1,606,470)	(31,020)	(7,515,183)	(342,022)	(10,431,939)

OTHER INCOME (EXPENSES)
Interest income - related parties	-	-	-	-	15,906
Interest expense - related parties	-	-	-	-	(8,422)
Settlement with
Cyper Entertainment, Inc.	-	-	-	-	(80,000)
Loss on disposal of asset	-	-	-	-	(15,371)
Loss on investment	-	-	-	-	(61,240)
Loss on sale of marketable securities	(492,043)	-	(492,043)	-	(492,043)
Other income (expense)	-	(1,648)	-	779	(31,175)
TOTAL OTHER INCOME	(492,043)	(1,648)	(492,043)	779	(672,347)
(EXPENSES)

NET LOSS FROM CONTINUING
OPERATIONS	$(2,098,513)	$(32,668)	$(8,007,226)	$(341,243)	$(11,104,286)

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE )
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Interim Consolidated Statements of Operations (Unaudited) (cont'd)
For the nine month periods ended September 30, 2006, and 2005, and
For the period from June 15, 1996 [date of inception] through to September 30, 2006
(Restated note 13)

	For the 3 month period ended September 30		For the 9 month period ended September 30		For the period from June 15, 1996 (Inception) to September 30,
	2006	2005	2006	2005	2006
PROVISION FOR INCOME TAXES
Current	-	-	-	-	-
Future	-	-	-	-	-
NET LOSS FROM CONTINUING
OPERATIONS – AFTER TAX	$(2,098,513)	$(32,668)	$(8,007,226)	$(341,243)	$(11,104,286)

NET LOSS FROM DISCONTINUED

OPERATIONS (note 6)
Loss from discontinued operations	(235,755)	(56,000)	(235,755)	(56,000)	(291,755)
Tax benefit	-	-	-	-	-

NET LOSS FROM DISCONTINUED OPERATIONS	(235,755)	(56,000)	(235,755)	(56,000)	(291,755)

NET LOSS	$(2,334,270)	$(88,668)	$(8,242,981)	$(397,243)	$(11,396,041)

Net loss per common share - basic and diluted	$(0.04)	$(0.00)	$(0.17)	$(0.01)

Net loss per common share - basic and diluted on discontinued operations	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average number common shares outstanding	52,825,750	36,989,011	47,123,830	32,090,271

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Interim Consolidated Statements of Cash Flows (Unaudited)
For the nine month periods ended September 30, 2006, and 2005, and
For the period from June 15, 1996 [date of inception] through to September 30, 2006
(Restated note 13)
			For the period
	For the 9 month		from June 15,
	period ended		1996 (Inception)
	September 30		to September 30,
	2006	2005	2006

Cash Flows From Operating Activities
Net Loss	$(8,242,981)	$(397,243)	$(11,396,041)
Adjustments for:
Amortization	5,641	-	47,128
Impairment of investments	-	-	61,240
Writedown of assets	-	-	42,253
Writedown of inventory	-	-	19,169
Loss on sale of marketable securities	492,043	-	492,043
Settlement of Cyper reverse acquisition	-	-	80,000
Settlement of debt, net	-	-	405,978
Stock issued for advertising and promotion
expenses	710,742	-	710,742
Stock issued for consulting fees	1,025,200	-	1,025,200
Stock issued for management and director's fees
to a related party	1,855,000	1,082,500	2,625,103
Net loss from discontinued operation	235,755	56,000	291,755
Changes in non-cash working capital:
Accounts receivable	(286,283)	-	(286,283)
Marketable securities	(1,000,000)	-	(1,000,000)
Inventories	-	-	(28,510)
Prepaid and deferred expenses	(77,464)	-	(72,207)
Due from related party	(81,303)	-	(81,303)
Accounts payable	244,549	(23,699)	469,175
Accrued professional fees	21,000	-	21,000
Accrued management fees	-	221,998	-
Accrued officer compensation	-	-	709,500

Net Cash Provided by (Used by)
Operating Activities	(5,098,101)	939,556	(5,864,058)

 The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Interim Consolidated Statements of Cash Flows (Unaudited)
For the nine month periods ended September 30, 2006, and 2005, and
For the period from June 15, 1996 [date of inception] through to September 30, 2006
(Restated note 13)
			For the period
	For the 9 month		from June 15,
	period ended		1996 (Inception)
	September 30,		to September 30
	2006	2005	2006

Cash Flows From Investing Activities
Investment in subsidiaries	-	-	(21,221)
Proceeds from sale of equipment	-	-	500
Proceeds from marketable securities(net)	52,048	-	52,048
Treasury shares	233,952	-	233,952
Acquisition of non producing mineral properties	(852,197)	(1,297,500)	(1,424,563)
Acquisition of equipment	(68,263)	-	(113,993)

Net Cash Used by Investing Activities	(634,460)	(1,297,500)	(1,273,277)

Cash Flows From Financing Activities
Payments on notes payable	-	-	3,581
Payments on related party prepaids	(56,521)	-	(56,521)
Proceeds from investors' deposits	2,160,000	-	2,138,493
Accounts payable - related parties	-	(84,714)	245,649
Advances receivable - related parties	-	(139,800)	(73,370)
Cash overdraft	-	(9)	460
Proceeds from subscriptions receivable	-	-	124,748
Proceeds from issuance of common stock - net	3,929,405	588,000	5,054,921

Net Cash Provided by Financing Activities	6,032,884	363,477	7,437,961

Net increase in cash	300,323	5,533	300,626

Cash, beginning of period	303	-	-

Cash, end of period	$300,626	$5,533	$300,626

The accompanying notes are an integral part of these unaudited interim consolidated financial statements.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

1.     Basis of Presentation

The accompanying unaudited interim consolidated financial statements of Silver Dragon Resources, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the requirements of item 310 (b) of Regulation S-B. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The unaudited interim consolidated financial statements include the accounts of the Company and its wholly owned and controlled subsidiaries, Silver Dragon Mexico, S.A. De C.V ("Silver Dragon Mexico") and California Electric Automobile Co., Inc. ("CEAC"). Intercompany accounts and transactions have been eliminated on consolidation. These consolidated unaudited interim financial statements reflect all adjustments (consisting only of normal recurring adjustments), which, in the opinion of management, are necessary for a fair presentation of the results for the periods presented. Except for the adoption of new accounting policies as disclosed in note 2, there have been no significant changes of accounting policy since December 31, 2005. The results from operations for the period are not necessarily indicative of the results expected for the full fiscal year or any future period. These unaudited interim consolidated financial statements should be read in conjunction with the annual consolidated financial statements and notes for the year ended December 31, 2005

2.     Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 155, "Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140" ("SFAS 155"). This Statement permits fair value of remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities"; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amended SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired, issued, or subject to a remeasurement (new basis) event occurring after the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position.

In March 2006, FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets", which amends SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 156"). In a significant change to current guidance, SFAS No. 156 permits an entity to choose either of the following subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities: (1) Amortization Method or (2) Fair Value Measurement Method. SFAS No. 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. The Company is currently reviewing the effect, if any, the proposed guidance will have on its financial position.

In July 2006 FASB issued Financial Accounting Standards Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprises' financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes". FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently reviewing the effect, if any, FIN48 will have on its financial position.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

2.     Recent Accounting Pronouncements (cont'd)

In September 2006, the Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin No. 108 ("SAB 108"), "Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements." SAB 108 was issued to provide consistency in how registrants quantify financial statement misstatements. The Company is required to and will initially apply SAB 108 in connection with the preparation of its annual financial statements for the year ending December 31, 2006. The Company does not expect the application of SAB 108 to have a material effect on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", which is effective for calendar year companies on January 1, 2008. The Statement defines fair value, establishes a framework for measuring fair value in accordance with Generally Accepted Accounting Principles, and expands disclosures about fair value measurements. The Statement codifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The Company is currently assessing the potential impacts of implementing this standard.

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106 and 132 (R)" ("SFAS 158"). SFAS 158 requires an employer to recognize the funded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The funded status of a benefit plan is defined as the difference between the fair value of the plan assets and the plans benefit obligation. For a pension plan the benefit obligation is the projected benefit obligation and for any other postretirement benefit plan, such as a retiree health care plan, the benefit obligation is the accumulated postretirement benefit obligation. SFAS 158 requires an employer to recognize as a component of other comprehensive income, net of tax, the gains and losses and prior service costs or credits that arise during the period but that are not recognized as components of net periodic benefit costs pursuant to SFAS 87 "Employers' Accounting for Pensions". SFAS 158 also requires an employer to measure the funded status of a plan as of the date of its year-end. Additional footnote disclosure is also required about certain effects on net periodic benefit cost for the next year that arise from the delayed recognition of gains or losses, prior service costs or credits, and transition asset or obligation. Except for the year-end measurement requirement, SFAS 158 is effective for the year ending December 31, 2006. The Company does not anticipate that the adoption of this Statement will have a material effect on its financial condition or operations.

3.     Going Concern and Exploration Stage Activities

The Company's unaudited interim consolidated financial statements for the nine months ended September 30, 2006 have been prepared in accordance with accounting principles generally accepted in the United States of America with the assumption that the Company will be able to realize its assets and

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

3.     Going Concern and Exploration Stage Activities (cont'd)

discharge its liabilities in the normal course of business. The Company has incurred a net loss of $8,007,226, for the nine months ended September 30, 2006, and has accumulated losses since inception of $11,104,286. The Company's continuation as a going concern is uncertain and dependant on successfully bringing its services to market, achieving future profitable operations and obtaining additional sources of financing to sustain its operations. In the event the Company cannot obtain the necessary funds, it will be necessary to delay, curtail or cancel further acquisitions and exploration and development activities. The Company plans to pursue additional financing; however there can be no assurance that the Company will be able to secure financing when needed or obtain such on terms satisfactory to the Company, if at all.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

4.     Related Parties Balance and Transactions

Related party prepaids consist of amounts paid to a company controlled by an officer and shareholder of the Company. During the nine month period ended September 30, 2006, the Company prepaid $430,000 for management fees and ongoing services for the period June 15 to December 31, 2006. This amount is being amortized over the period in which it applies. The balance as at September 30, 2006 is $84,638.

Related party transactions are in the normal course of business and are measured at exchange amount, which is the fair value agreed between management and the related party.

During the nine months ended September 30, 2006, the following transactions involving related parties occurred:

The Company paid $124,000 and issued 2,000,000 restricted common shares valued at $1,855,000 as payment of management and director's fees.

The Company provided the amount of $1,000,000 in trust to a company controlled by an officer and shareholder of the Company for the purpose of buying marketable securities on the Company's behalf , see note 10. As at September 30, 2006 the Company realized losses of $171,801 on the sale of these marketable securities.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

5.     Equipment , net

		Accumulated	September 30, 2006
	Cost	amortization	Book value
Computer Hardware	$15,075	$1,696	$13,379
Vehicles	8,827	662	8,165
Furniture and Equipment	9,899	742	9,157
Mine equipment	33,875	2,540	31,335
	$67,676	$5,640	$62,036

6.     Mineral Rights (Restated Note 13)
			Cerro Las
Mining Properties	Sino Silver,	Linear Gold,	Minitas,	Total
	China	Mexico	Mexico
	$	$	$	$
Balance at
December 31, 2005	516,500	56,000	-0-	572,500
Jan. to Sep. 2006
Expenditures	4,242,850	235,755	3,970,743	8,449,348
Write-off of
Discontinued Operations	-0-	(291,755)	-0-	(291,755)
Balance at
September 30, 2006	$4,759,350	$-0-	$3,970,743	$8,730,093

Sino Silver

On April 24, 2005, the Company entered into a venture agreement with Sino Silver Corp. ("Sino Silver") whereby the Company acquired 50% of Sino Silver's interest in the net proceeds from the sale of minerals or the sale of mining rights as a result of the exploration, evaluation and development of a property located in the Erbaohuo Silver District in Northern China. In consideration for this interest, the Company paid Sino Silver US$150,000 on the closing date along with 250,000 restricted common stock of the Company. Pursuant to the Agreement, an additional US$200,000 was payable to Sino Silver within 2 years of the closing date, along with the delivery of an additional 250,000 restricted common stock of the Company. Included in these closing costs are financing fees incurred through the issuance of 500,000 restricted common stock.

On March 21, 2006, the Company entered into an Asset Purchase Agreement with Sino Silver and Sanhe Sino-Top Resources and Technologies, Ltd. ("Sino-Top") wherein Sino Silver agreed to sell its 60% interest in Sino-Top to the Company. Sino-Top holds the exploration and mining rights to nine properties in the Erbaohuo Silver District. The total purchase price was US$650,000 plus 4,000,000 restricted common stock of the Company paid as follows:

i) US$150,000 was paid on the closing;

ii) US$100,000 was paid May 20, 2006;

iii) US$400,000 was paid on November 7, 2006 and;

iv) 4,000,000 restricted common stock of the Company that were held in escrow since August 2006 were released on November 7, 2006.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

6.     Mineral Rights (cont'd)

The Company has also committed to invest approximately US$1,300,000 into Sino-Top in 2006 towards exploration and property maintenance on the nine properties in the portfolio, with the intention of bringing the Erbahuo mine into production in 2007 and conducting advanced stage exploration on two properties (Zuanxinhu and Saihanaobao). As of September 30, 2006, the Company paid $786,180 of this amount to Sino-Top. This agreement supersedes the Venture Agreement dated April 24, 2005 between the Company and Sino Silver.

To date, all mineral property acquisition costs are capitalized and all exploration and development costs are expensed.

Linear Gold

On September 7, 2005, the Company entered into a joint venture agreement with Linear Gold Corp, Linear Gold Caribe, S.A. (Linear Gold Corp. and Linear Gold Caribe, S.A. are collectively referred to as "Linear Gold"), and Linear Gold Mexico, S.A. de C.V. ("Linear Mexico").

Linear Mexico, which is wholly-owned by Linear Gold, owns an option to acquire the exploration and exploitation rights to the property known as the Tierra Blanca Property in Durango, Mexico (the "Mexico Property").

Under the agreement, the Company had the option to acquire a 55% interest in the Mexico Property. Following a detailed exploration and evaluation of the property the Company's geologists recommended that the pursuit of the joint venture with Linear Gold Corp. be terminated. On August 4, 2006, the Company provided notice to Linear Gold Corp. that it would be discontinuing its exploration of the Mexico Property, thereby terminating the Company's obligations to Linear Gold. The investment of $291,755 in the joint venture was written off as discontinued operations.

Cerro Las Minitas, Mexico

1. On March 2, 2006, the Company's wholly-owned subsidiary, Silver Dragon Mexico entered into an agreement with Jaime Muguiro Pena wherein Mr. Pena assigned to Silver Dragon Mexico the mining and exploitation rights to 10 mining concessions, which include an operating mine, totaling approximately 1354 hectares in Guadalupe, Durango, Mexico in consideration for the payment to Mr. Pena of US$450,000 and 450,000 restricted common stock issued on August 21, 2006. Silver Dragon Mexico also purchased certain mining equipment for the sum of US $1,000 plus Value Added Tax ("V.A.T.")

2. On March 2, 2006, Silver Dragon Mexico entered into an agreement with Ramon Tomas Davila Flores wherein Mr. Flores assigned to Silver Dragon Mexico the mining and exploitation rights to five mining concessions, which include an operating mine, totaling approximately 31 hectares in Guadalupe, Durango, Mexico in consideration for the payment to Mr. Flores of US$245,000 plus applicable V.A.T. which was paid on closing, along with 110,000 restricted common stock of the Company.

Silver Dragon Mexico has also entered into an Asset Purchase Agreement with Mr. Flores for the purchase of certain mining equipment for the sum of US$5,000 plus V.A.T.

3. On March 8, 2006, Silver Dragon Mexico entered into an agreement with Minera Real Victoria, S.A. De C.V. ("Minera") wherein Minera assigned to Silver Dragon Mexico the mining and exploitation rights to a mining concession known as "Puro Corazon" which includes an operating mine, totaling approximately nine hectares, in Guadalupe, Durango, Mexico in consideration for the payment to Minera of US$400,000 plus applicable V.A.T., along with 2,000,000 restricted common stock of the Company. The purchase price is payable as follows:

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

6.     Mineral Rights (cont'd)

i) US$100,000 was paid on the closing;

ii) US$100,000 was paid on September 11, 2006;

iii) US$100,000 is payable twelve months from the closing date;

iv) US$100,000 is payable twenty-four months from the closing date, and;

v) 2,000,000 restricted common stock of the Company issued on June 12, 2006.

All payments are subject to V.A.T.

4. On March 9, 2006, Silver Dragon Mexico entered into an agreement with Silvia Villasenor Haro, the owner of Puro Corazon, wherein, in consideration for the sum of US$50,000 plus V.A.T., she has consented to the assignment of the mining and exploitation rights of Puro Corazon to Silver Dragon Mexico. In addition, she has agreed to modify the exploitation agreement of Minera which was assigned to Silver Dragon Mexico as follows:

i) The consideration to be paid to Ms. Haro due to the exploitation of the mining concession will be in the amount of USD$1.50 per ton of economic ore that is extracted from the mine, to be paid monthly, within the following 30 days as of the date in which Silver Dragon Mexico receives the corresponding invoices.

Regardless of the above, in the event that Silver Dragon Mexico does not initiate production over the lot regarding the Concession Title within six months of the date of execution of the Agreement, Silver Dragon Mexico must pay to Ms. Haro the monthly amount of US$3,500 plus VAT. Such payment will be made for the period or periods of time during which no ore is extracted, and paid within the first eight days of the corresponding month.

In the event that Silver Dragon Mexico pays Ms. Haro the above mentioned monthly consideration, such must be discounted from any future payment made by Silver Dragon Mexico to Ms. Haro as a result of the production and extraction of ore, subject to the condition that the payments due to Ms. Haro by the production and extraction of ore are maintained at least in the minimum monthly amount of US$3,500. If Silver Dragon Mexico decides not to produce nor extract ore, any monthly payments that are made to Ms. Haro will remain to her benefit.

ii) Option to Purchase. Silver Dragon Mexico has been granted the option to purchase the Concession, which can be exercised by Silver Dragon Mexico by providing written notice to Ms. Haro within a 30 day period in advance to the following events:

a) The Option to Purchase the Concession can be exercised by Silver Dragon Mexico within 3 years of the date of execution of the Agreement upon payment of the amount of US$2,000,000 plus the applicable V.A.T.; or alternatively,

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

6.     Mineral Rights (cont'd)

b) The Option to Purchase the Concession can be exercised by Silver Dragon Mexico within 5 years of the execution of this Agreement upon payment of the amount of US$3,000,000 plus the applicable V.A.T..

7.     Investors' Deposits

During the months of August and September 2006 the Company received proceeds totaling $2,160,000 from a private placement that closed on October 13, 2006. As the private placement closed after the current reporting period, the Company for accounting purposes, recorded these funds as investors' deposits. Each unit was priced at $1.00 and consists of one common share of the Company and one one-half $2.00 purchase warrant and one one-half $5.00 purchase warrants. One whole warrant will entitle the holder to purchase an additional common share of the Company at any time over a period of two years from the date of closing of the private placement. at the above noted exercise prices.

8.     Capital Stock

In the first nine months of 2006 the Company completed four private sales totaling 7,500,000 shares of its common stock:

The first private sale was in January 25, 2006 for 2,500,000 shares of its common stock and was at $0.10 per share, for total gross proceeds of $250,000.

The second was on Feb 17, 2006 for 1,000,000 units at $1.00 per share for gross proceeds of $1,000,000. Each unit was priced at $1.00 and consists of one common share of the Company and one one-half $2.00 purchase warrant and one one-half $5.00 purchase warrants. One whole warrant will entitle the holder to purchase an additional common share of the Company at any time over a period of two years from the date of closing of the private placement at the above noted exercise prices. Pursuant to the Subscription Agreement, the Company agreed to file a Registration Statement on form SB-2 within 45 days of the closing in order to register shares of common stock issued in this offering and the shares of common stock issuable upon exercise of Warrants. If the Registration Statement is not filed as mentioned or declared effective within 180 days following the closing, then cash delay payments equal to 0.5% of the subscription amount per month shall apply for the first 3 months and 1% per month thereafter.

The third was on May 30, 2006 for 1,000,000 units at $1.00 per share for gross proceeds of $1,000,000. Each unit was priced at $1.00 and consists of one common share of the Company and one one-half $2.00 purchase warrant and one one-half $5.00 purchase warrants. One whole warrant will entitle the holder to purchase an additional common share of the Company at any time over a period of two years from the date of closing of the private placement at the above noted exercise prices. Pursuant to the Subscription Agreement for 250,000 of these shares, the Company agreed to file a Registration Statement on form SB-2 within 45 days of the closing in order to register shares of common stock issued in this offering and the shares of common stock issuable upon exercise of Warrants. If the Registration Statement is not filed as mentioned or declared effective within 180 days following the closing, then cash delay payments equal to 0.5% of the subscription amount per month shall apply for the first 3 months and 1% per month thereafter.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

8.     Capital Stock (cont'd)

The fourth was on June 12, 2006 for 3,000,000 units. Each unit was priced at $1.00 and consists of one common share of the Company and one one-half $2.00 purchase warrant and one one-half $5.00 purchase warrants. One whole warrant will entitle the holder to purchase an additional common share of the Company at any time over a period of two years from the date of closing of the private placement at the above noted exercise prices.

No underwriting discounts or commissions were paid in connection with the sale. The sale of the shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated there under, and/or Regulation S promulgated there under. All of the purchasers of the shares were sophisticated and/or accredited investors with information comparable to what would be required in a registration statement. The shares were issued with above restrictive legend.

The funds received from the above-mentioned private placements were used to meet the financial requirements for the Sino Silver Corp. transaction, to finance exploration operations at Cerro Las Minitas and to pay legal, accounting and administrative expenses.

Treasury shares

The Company acquired through a related company 200,000 common shares of the Company during the period July 1, 2006 to September 30, 2006 at a value as at September 30, 2006 of $1.43 per common share, for a total of $286,000.

Warrants

As at September 30, 2006, the following warrants were outstanding: Restated (Note 13)

		Number of Warrants			Value
			Issued,			Issued,
Expiry	Exercise		(Exercised),			(Exercised),
Date	Price	Opening	and (Expired)	Closing	Opening	and (Expired)	Closing
	$				$	$	$
17-Feb-08	2.00	-	500,000	500,000	-	45,122	45,122
17-Feb-08	5.00	-	500,000	500,000	-	10,577	10,577
30-May-08	2.00	-	500,000	500,000	-	64,730	64,730
30-May-08	5.00	-	500,000	500,000	-	16,947	16,947
12-Jun-08	2.00	-	1,500,000	1,500,000	-	145,117	145,117
12-Jun-08	5.00	-	1,500,000	1,500,000	-	34,690	34,690
30-Sep-08	2.00	-	1,080,000	1,080,000	-	231,175	231,175
30-Sep-08	5.00	-	1,080,000	1,080,000	-	71,029	71,029
11-Aug-11	0.80	-	200,000	200,000	-	174,376	174,376
			7,360,000	7,360,000		793,743	793,743

A value of $954,360 has been attributed to the warrants issued during the year. Warrants were valued using the Black-Scholes model, using key assumptions of volatility of 69%, a risk-free interest rate of 4.5%, a term equivalent to the life of the warrant, and reinvestment of all dividends in the Company.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

8.     Capital Stock (cont'd)

On August 11, 2006 the Company entered into a one year contract with an individual for management consulting services for 50,000 restricted warrants. Each warrant will entitle the holder to purchase a common share of the Company, after a two year hold period, at any time thereafter over a period of five years from the date of issuance.

On August 11, 2006 the Company awarded an individual under contract for geological consulting services 150,000 restricted warrants. Each warrant will entitle the holder to purchase a common share of the Company, after a two year hold period, at any time thereafter over a period of five years from the date of issuance.

During the nine month period ended September 30, 2006, warrants were valued using the Black-Scholes model based, using key assumptions of volatility of 69%, a risk-free interest rate of 4.5%, a term equivalent to the life of the warrant and reinvestment of all dividends in the Company.

9.     Statements of Cash Flows Supplemental Disclosures

During the nine months ended September 30, 2006, the Company issued 2,000,000 restricted common shares valued at $1,855,000 as payment of management and director's fees to a related party.

During the nine months ended September 30, 2006, the Company issued the following restricted shares 4,000,000 restricted common shares in connection with the acquisition of its interest in Sino-Top, 2,000,000 restricted common shares in connection with the acquisition of the mining concession known as "Puro Corazon" in the Cerro Las Minitas area, 450,000 restricted common shares in connection with the assignment of rights to 10 mining concessions, which include an operating mine in the Cerro Las

Minitas area. and 110,000 restricted common shares in connection with the acquisition of five mining concessions, which include an operating mine in the Cerro Las Minitas area. A total of 6,560,000 restricted common shares valued at $6,883,350 for properties.

During the nine months ended September 30, 2006, the Company issued 500,000 restricted common shares for exploration services on the Mexican properties amounting to $462,750.

During the nine months ended September 30, 2006, the Company issued 940,000 restricted common shares valued at $929,900 in connection with investor relations services.

During the nine months ended September 30, 2006, the Company issued 700,000 restricted common shares valued at $643,000 in connection with consulting fees.

During the nine months ended September 30, 2006, the Company issued 1,000,000 restricted common shares valued at $935,000 in connection with a twenty-four month contract that commenced in March 2006 for investor relations services. The amount is being amortized over the period of the contract.

During the nine months ended September 30, 2006, the Company issued 1,000,000 restricted common shares valued at $935,000 in connection with a twenty-four month contract that commenced in July 2006 for administrative services. The amount is being amortized over the period of the contract.

For the nine months ended September 30, 2006, there were no cash payments for income taxes or interest expense by the Company.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

10.   Commitments and Contingencies

On November 15, 2005, the Company entered into an employment agreement with an officer and shareholder of the Company. The term of the agreement is five years and carries an option for renewal upon mutual agreement between the officer and the Company. The agreement includes a base salary of $288,000 per year, a signing bonus of 1,000,000 shares of common stock of the company and a benefits package.

On February 17, 2006, the Company completed the sale of 1,000,000 units, at a price of $1.00 per unit, for total gross proceeds of $1,000,000. Pursuant to the Subscription Agreement, the Company agreed to file a Registration Statement on form SB-2 within 45 days of the closing in order to register shares of common stock issued in this offering and the shares of common stock issuable upon exercise of Warrants. If the Registration Statement is not filed as mentioned or declared effective within 180 days following the closing, then cash delay payments equal to 0.5% of the subscription amount per month shall apply for the first 3 months and 1% per month thereafter.

On May 30, 2006 the Company completed the sale of 1,000,000 units, at a price of $1.00 per unit, for total gross proceeds of $1,000,000. Pursuant to the Subscription Agreement for 250,000 of these shares, the Company agreed to file a Registration Statement on form SB-2 within 45 days of the closing in order to register shares of common stock issued in this offering and the shares of common stock issuable upon exercise of Warrants. If the Registration Statement is not filed as mentioned or declared effective within 180 days following the closing, then cash delay payments equal to 0.5% of the subscription amount per month shall apply for the first 3 months and 1% per month thereafter.

On May 15, 2006, the Company entered into a trust arrangement with Travellers International Inc., an investment and merchant banking firm ("TII"), for the deposit by the Company of $1 Million (the "Funds") for the purpose of investing the Funds on behalf of the Company. The trust arrangement was evidenced by a Declaration of Trust dated August 16, 2006. The Company had received proceeds of an equity financing to be used towards the Company's obligations in Mexico and China over the next several months. In the meantime, the Company decided to invest a portion of the financing proceeds for the purpose of obtaining a return on the proceeds invested.

Marc Hazout has served as Chief Executive Officer and President of the Company since June 1, 2002. Mr. Hazout has served as a director of the Company since June 1, 2002, and has served as the sole director of the Company since September 21, 2002. As of November 20, 2006, Mr. Hazout beneficially owned 29% of the shares of the common stock of the Company ("Company Shares").

Mr. Hazout has served as the Chief Executive Officer and President of TII since June 25, 1998. Mr. Hazout has served as sole director of TII since June 25, 1998. As of November 20, 2006, Mr. Hazout beneficially owned 100% of the shares of the capital stock of TII.

For purposes of convenience, Mr. Hazout directed the investment by TII of the Funds, thru TII's brokerage account at Union Securities Ltd..

Between May 2006 and September 30, 2006, Mr. Hazout directed TII to

i. Purchase 45,000 shares of Qualcomm for an aggregate purchase price $2,013,028 and sell 22,500 shares of Qualcomm at an aggregate sale price of $829,970, to hold 22,500 shares of Qualcomm as at September 30, 2006.

ii. Purchase 2,500 ETF shares at an aggregate purchase price of $303,635 and sell 2,500 ETF shares at an aggregate sale price of $308,379, to hold nil ETF shares as at September 30, 2006

iii. Purchase 200,000 of the Company shares at an aggregate purchase price of $233,952 with a fair market value of $286,000 as at September 30, 2006

Of the $1 Million which TII had been provided in trust, approximately $185,000, the approximate balance in TII's account has been requisitioned from TII's brokerage for return to the Company. Neither Mr. Hazout, nor TII received any fees or commissions as a result of TII's trusteeship as described herein.

SILVER DRAGON RESOURCES, INC. AND SUBSIDIARIES
(AN EXPLORATION STAGE ENTERPRISE)
(FORMERLY AMERICAN ENTERTAINMENT AND ANIMATION CORPORATION)
Notes to Unaudited Interim Consolidated Financial Statements
September 30, 2006

10.   Commitments and Contingencies (cont'd)

On August 16, 2006 the Company signed a Letter of Intent with Hubei Silver Mine Co., Ltd. ("Hubei Silver") and Cistex Global Investment Inc., ("Cistex") relating to the acquisition by Silver Dragon of a 60% equity interest in Hubei Silver which holds the exploration and mining rights to the Hubei Silver Mine located in Zhushan County, Shiyan City, Hubei Province, China. The purchase price, subject to confirmation of the value of Hubei Silver's assets, is approximately US$2.4 Million in cash along with shares of restricted common stock of Silver Dragon valued at US$1.6 million on closing.

11.   Subsequent Events

During the months of August and September 2006 the Company received proceeds totaling $2,160,000 from a private placement that closed on October 13, 2006. As the private placement closed after the current reporting period, the Company for accounting purposes recorded these funds as investors' deposits. On October 13, 2006 the private placement closed, and restricted common stock and warrants were issued to the purchasers.

On November 7, 2006 the Company received requisite approvals to the transfer by the local Provincial Department of Commerce in China and paid US$400,000 and released 4,000,000 restricted common stock of the Company which were issued in August 2006 and held escrow (see note 6).

On November 9, 2006 the Company announced that it closed a financing consisting of 500,000 units and Class A, B, and C Warrants. Each Unit was priced at $1.00 and consists of one common share of the Company and share purchase warrants. One Class A Warrant was issued for each two shares and will entitle the holder to purchase an additional common share of the Company at any time over a period of five years from the date of closing of the private placement at an exercise price of $2.00. One Class B Warrant was issued for each two shares and will entitle the holder to purchase an additional common share of the Company at any time over a period of five years from the date of closing at an exercise price of $5.00. Two Class C Warrants were issued for each share issued on closing. The per Warrant Share exercise price to acquire a Class C Warrant Share shall be $1.00 and shall be exercisable until one year from the date of closing. With respect to class C Warrants, if certain conditions are met we may force the holder to exercise the Warrants in full or in part at the exercise price of $1.00 per Share within one year of the closing date. If the holder fails to timely pay the exercise price, we may cancel a corresponding amount of class C Warrants held by such holder.

On November 20, 2006, Mr. Hazout directed TII to liquidate all the remaining shares in the account, in order to return the proceeds in TII's account, which constituted all of the proceeds of disposition in the Company's account with TII less the margin amount and interest, to the Company. In addition, Mr. Hazout directed TII to order a stock certificate for the 200,000 Company Shares. Upon receipt of this stock certificate, Mr. Hazout will immediately effectuate its transfer to the Company, which will then return the 200,000 Company Shares to treasury and cancel this stock certificate.

12.   Comparative Information

Certain figures for the nine month periods ended September 30, 2006 and September 30, 2005 have been reclassified to conform with the current period's financial statement presentation. These changes had no impact on the previously reported financial position or the results of operations.

13.   Restatement of Previously Issued Interim Consolidated Financial Statements

In 2006, the Company became aware of certain accounting issues affecting accounts in the previously issued interim consolidated financial statements. The Company conducted an inquiry into these accounting issues. As a result, the Company is restating its previously issued interim consolidated financial statements for the period ended September 30, 2006 due to accounting errors.

The effect on the interim consolidated statement of operations and the consolidated balance sheet for the period ended September 30, 2006 is as follows:

	As Previously
	Reported	Change	Restated
Interim Consolidated Statement of Operations:
Exploration expense for the 3 months ended September 30, 2006 (a)	$0	$744,226	$744,226
Net Loss for the 3 months ended September 30, 2006	(1,590,042)	(744,228)	(2,334,270)
Net Loss per weighted average number of common shares - basic and diluted for the 3 months ended September 30, 2006	(0.03)	(0.01)	(0.04)
Exploration expense for the 9 months ended September 30, 2006 (a)	0	2,087,879	2,087,879
Net Loss for the 9 months ended September 30, 2006	(6,155,100)	(2,087,881)	(8,242,981)
Net Loss per weighted average number of common shares - basic and diluted for the 9 months ended September 30, 2006	(0.13)	(0.04)	(0.17)
Exploration expense for the cumulative period ended September 30, 2006 (a)	0	2,104,504	2,104,504
Net Loss for the cumulative period ended September 30, 2006	(9,291,537)	(2,104,504)	(11,396,041)
Consolidated Balance Sheet:
Mineral rights (a)	10,834,597	2,104,504	8,730,093
Additional paid-in capital (b)	19,687,480	(91,383)	19,596,097
Warrants (b)	702,360	91,383	793,743
Deficit accumulated during the exploration stage	(9,291,537)	(2,104,504)	(11,396,041)

a)     Exploration Expense

The Company determined that it had capitalized all costs association with the exploration and development of mineral rights, however, did not complete a feasibility study to support the establishment of proven and probable reserves, and accordingly was determined that it was inappropriate for the Company to capitalize exploration and development costs. The interim consolidated financial statements have been restated to expense the costs and the policy footnote was amended accordingly for the error.

b)     Warrants

The Company determined that upon it had not valued warrants attached to share issued pursuant to a private placement which occurred on February 17, 2006. Accordingly the interim consolidated financial statements have been restated to present the valuation of the warrant which were overlooked in error.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation provides for indemnification of Directors as follows:

"SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such directors as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment."

See "SEC's Position on Indemnification for Securities Act Liabilities" above, which is incorporated herein by reference.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses in connection with the issuance and distribution of the securities being registered hereunder, other than underwriting commissions and expenses, are estimated to be as follows:

Registration Fee	$561.47
Accounting Fees and Expenses	$25,000	*
Legal Fees and Expenses	$35,000	*
Miscellaneous Expenses	$5,000	*
Total	$65,561.47	*
*Estimates

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have issued the following unregistered securities.

The sales of shares listed below were exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder, and/or Regulation S promulgated thereunder. All of the purchasers of the shares were sophisticated and/or accredited investors, and were provided with information comparable to what would be required in a registration statement. The shares were issued with a restrictive legend. Except as otherwise noted below, no underwriting discounts or commissions were paid in connection with the sales of shares.

In January 2005, we issued 1,500,000 restricted common shares valued at $30,000. Included in subscriptions receivable was $15,000 relating to proceeds of the private placement received after the end of the period.

In March 2005, we issued 3,254,018 restricted common shares, valued at $813,505, to satisfy outstanding obligations to Marc Hazout under his employment agreement.

In April 2005, we issued 250,000 restricted common shares, valued at $67,500, in connection with our Joint Venture Agreement with Sino Silver to acquire an interest in the net proceeds from the sale of minerals or the sale of mining rights of the Aobaotugonao property, located in the Erbaohuo Silver District in Northern China. Also, in connection with the transaction, 4,500,000 common shares, valued at $1,035,000 were issued to two parties that assisted in the completion of the transaction. Subsequent to the end of the period, 3,500,000 of these shares were cancelled and returned to us.

In April 2005, we issued 3,025,000 restricted common shares at a price of $0.10 per share for a total of $302,500.

In April 2005, we issued 250,000 restricted common shares in exchange for investor relations services valued at $47,500.

In May 2005, we issued 50,000 restricted common shares at a price of $0.10 per share for a total of $5,000.

In September 2005, we issued of 2,600,000 shares of our common stock at $0.10 per share, for total gross proceeds of $260,000.

On December 8, 2005 we entered into a twelve-month agreement with Uptick Capital for financing and strategic advice for cash fees and 1,500,000 restricted common shares.

On January 10, 2006, we entered into a two-month contract with Small Cap Voice.Com, Inc., which will provide us with investor relations services in return for cash fees and 100,000 of our restricted shares.

On January 10, 2006, we entered into a three-month consulting contract with Torrey Hills Capital to provide us with strategic planning services in return for which we will pay cash fees and 300,000 shares of our restricted common stock.

On January 10, 2006, we issued Travellers 1,000,000 shares of common stock pursuant to the terms of the Employment Agreement dated November 15, 2005 with Marc Hazout.

On January 19, 2006, we entered into a contract with an individual who will provide strategic planning services in return for 300,000 of our restricted shares.

On January 25, 2006, we issued 2,500,000 restricted common shares valued at $250,000.

On February 17, 2006, we completed the sale of 1,000,000 units, at a price of $1.00 per unit, for total gross proceeds of $1,000,000. Each unit consists of one share of our common stock and 2 one half of one (1/2) common stock purchase warrants. The first half warrant is exercisable in whole warrants at $2.00 per common share and the second half warrant in whole warrants at $5.00 per common share.

On March 1, 2006, we entered into a twenty-four month contract with an individual for administrative services for cash fees and 1,000,000 of our restricted common shares.

On March 1, 2006, we entered into a contract with an individual to provide us with investor relations services in The Peoples Republic of China for 1,000,000 of our restricted common shares.

On March 1, 2006, we issued to Travellers 1,000,000 restricted common shares in consideration for its assistance to us in the acquisition of the mining rights in Cerro las Minitas, Mexico.

On March 2, 2006, Silver Dragon Mexico entered into an agreement for the assignment of the mining and exploitation rights to five mining concessions in consideration for cash fees along with 450,000 of our restricted common shares.

On March 8, 2006, Silver Dragon Mexico entered into agreements with Ramon Tomas Davila Flores and Minera Real Victoria S.A. de C.V.  for the assignment of the mining and exploitation rights to a mining concession known as "Puro Corazon" in consideration for cash fees and 2,110,000 of our restricted common shares.

On March 15, 2006, we entered into a three month contract with Empire Relations Group for investor relations services for cash fees and 40,000 of our restricted common shares.

On May 30, 2006, we completed the sale of 1,000,000 units, at a price of $1.00 per unit, for total gross proceeds of $1,000,000. Each unit consists of one share of our common stock and two one-half of one (1/2) common stock purchase warrants. Each whole warrant is exercisable at $2.00 per common share and $5.00 per common share.

On June 12, 2006, we completed a private placement totaling 3,000,000 units at $1.00 per unit for gross proceeds of $3,000,000. Each unit consists of one share of our common stock and two one-half of one (1/2) common stock purchase warrants. Each whole warrant is exercisable at $2.00 per common share and $5.00 per common share.

On August 16, 2006, we signed a Letter of Intent with Hubei Silver and Cistex relating to the acquisition by Silver Dragon of a 60% equity interest in Hubei Silver which holds the exploration and mining rights to the Hubei Silver Mine located in Zhushan County, Shiyan City, Hubei Province, China. The purchase price, subject to confirmation of the value of Hubei Silver's assets, is approximately $2.5 million in cash along with shares of restricted common stock of Silver Dragon valued at $1.6 million on closing.

On October 13, 2006, we closed a private placement totaling 2,160,000 units at $1.00 per unit for gross proceeds of $2,160,000. Each unit consists of one share of our common stock and one one-half $2.00 purchase warrant and one one-half $5.00 purchase warrants. One whole warrant will entitle the holder to purchase an additional share of our common stock at any time over a period of two years from the date of the closing of the private placement.

On November 9, 2006, we entered into a private placement totaling 500,000 units at $1.00 per unit for gross proceeds of $500,000. Each unit consists of one share of our common stock and share purchase warrants. One class A warrant was issued for each two shares and will entitle the holder to purchase an additional share of our common stock at any time over a period of five years from November 9, 2006 at an exercise price of $2.00 per shares. One class B warrant was issued for each two shares and will entitle the holder to purchase an additional share of our common stock at any time over a period of five years from November 9, 2006 at an exercise price of $5.00. Two class C warrants were issued for each share issued on closing. The per warrant share exercise price to acquire a share of our common stock shall be $1.00 and shall be exercisable until one year from November 9, 2006. In connection with the private placement closed on November 9, 2006, we paid our broker, Dragonfly Capital Partners LLC, a cash fee in the amount of $35,000 and issued class A and B common stock purchase warrants. The class A and class B common stock purchase warrants will each entitle the holder to purchase 17,500 common shares at any time for a period of five years from the date of the closing at an exercise price of $2.00 and $5.00 per share, respectively.

On December 29, 2006, we closed a private placement totaling 2,095,000 units at $1.00 per unit for gross proceeds of $2,095,000. Each unit consists of one share of our common stock and one one-half $2.00 purchase warrant and one one-half $5.00 purchase warrants. One whole warrant will entitle the holder to purchase an additional share of our common stock at any time over a period of two years from the date of the closing of the private placement.

EXHIBITS

Exhibit
Number	Description

3.1	Articles of Incorporation (1)

3.2	Amendment to Articles of Incorporation (2)

3.3	Bylaws (1)

4.1	Form of Subscription Agreement dated March 23, 2006 between Silver Dragon Resources Inc. and Heller Capital Investments LLC (3)

4.2	Form of Class A Common Stock Purchase Warrant issued to Heller Capital Investments LLC

4.3	Form of Class B Common Stock Purchase Warrant issued to Heller Capital Investments LLC

4.4	Subscription Agreement dated November 9, 2006 between Silver Dragon Resources, Inc. and Alpha Capital Anstalt (4)

4.5	Form of Class A Common Stock Purchase Warrant issued to Alpha Capital Anstalt (4)

4.6	Form of Class B Common Stock Purchase Warrant issued to Alpha Capital Anstalt (4)

4.7	Form of Class C Common Stock Purchase Warrant issued to Alpha Capital Anstalt (4)

5.1	Legal Opinion*

10.1	Assignment of Rights of Mining Concessions Agreement between Silver Dragon Mining De Mexico, S.A. de C.V. and Jamie Mugurio Pena (5)

10.2	Assets Bailment Agreement dated March 2, 2006 by and between Silver Dragon Mining De Mexico, S.A. de C.V. and Jaime Mugurio Pena (5)

10.3	Assets Purchase Agreement dated March 2, 2006 by and between Silver Dragon Mining De Mexico, S.A. de C.V. and Ramon Tomas Davila Flores (5)

10.4	Asset Purchase Agreement between Silver Dragon Mining De Mexico, S.A., de C.V. and Ramon Tomas Davila (5)

10.5	Assignment of Rights of Mining Concessions Agreement dated March 8, 2006 by and between Silver Dragon Mining De Mexico, S.A. de C.V. and Minera Real Victoria S.A. de C.V.(5)

10.6	Addendum to the Mining Exploration and Exploitation Agreement dated March 9, 2006 by and between Silver Dragon Mining de Mexico , S.A. de C.V. and Silvia Villasenor Haro (5)

10.7	Asset Purchase Agreement dated as of March 16, 2006 among Silver Dragon Resources, Inc., Sino Silver Corp. and Sanhe Sino-Top Resources and Technologies, Ltd. (6)

10.8	Strategic Cooperation Agreement dated July 26, 2006, between Silver Dragon Resources, Inc. and Tianjin North China Exploration Bureau

10.9	Employment Agreement dated November 15, 2005 between Silver Dragon Resources, Inc. and Marc Hazout

10.10	Declaration of Trust dated August 16, 2006 between Silver Dragon Resources, Inc. and Travellers International Inc.

11	Statement re: computation of per share earnings (7)

16.1	Letters from Moore Stephens Cooper Modyneux LLP on change in certifying accountants (8)

23.1	Consent of SF Partnership, LLP, Chartered Accountants

23.2	Consent of Moore Stephens Cooper Modyneux LLP

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1 herein)*

23.4	Consent of Craig L. Parkinson, P. Geo

23.5	Consent of Douglas R. Wood II, P. Geo

(1) Incorporated by reference to Form 10-SB filed on February 23, 2000.

(2) Incorporated by reference to Form 10-SB/A filed on July 17, 2003.

(3) Incorporated by reference to Form 8-K/A filed December 14, 2006.

(4) Incorporated by reference to Form 8-K filed December 5, 2006.

(5) Incorporated by reference to Form 8-K filed on March 20, 2006.

(6) Incorporated by reference to Form 8-K filed March 24, 2006.

(7) Included within financial statements attached hereto as Exhibit A.

(8) Incorporated by reference to Form 8-K filed January 27, 2006.

* To be filed by amendment.

UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectuses filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or changed material information on the plan of distribution;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) that, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of this registration statement relating to the offering, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorizes this Registration Statement to be signed on its behalf by the undersigned, in the City of Toronto, Province of Ontario, Canada, on January 29, 2007.

SILVER DRAGON RESOURCES, INC.

By:	/s/ Marc Hazout
Name: Marc Hazout
Title: President and Chief Executive Officer
(Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities on the dates stated:

SIGNATURE	TITLE	DATE

/s/ Marc Hazout	President, Chief Executive Officer and	January 29, 2007
Director